Exhibit 10.4

CREDIT AGREEMENT

by and among

INDUSTRIAL SERVICES OF AMERICA, INC. and ISA INDIANA, INC.

as Borrowers,

FIFTH THIRD BANK
as Agent and LC Issuer,

and

THE LENDERS PARTY HERETO

dated as of
July 30, 2010

SCHEDULES

Schedule 1.1	Commitments
Schedule 1.2	Borrower’s Facilities
Schedule 5.1(a)	Jurisdictions Where Qualified to do Business
Schedule 5.1(b)	Ownership of Capital Stock of Borrower
Schedule 5.1(c)	Ownership of Capital Stock of Subsidiaries
Schedule 5.1(d)	Non-Subsidiary Investments
Schedule 5.1(e)	Officers, Directors, General Partners, Members
Schedule 5.2	Consents
Schedule 5.7	Material Leases
Schedule 5.8	Patents, Copyrights and Trademarks
Schedule 5.10	Pending or Threatened Litigation
Schedule 5.11	Material Agreements
Schedule 5.12	Tax Matters
Schedule 5.13	Affiliate Contracts
Schedule 5.14	Employee Benefit Plans
Schedule 5.17	Certain Disclosures
Schedule 5.19	Environmental Matters
Schedule 5.21	Filing Offices
Schedule 5.22	Owned Real Property
Schedule 5.23	Bank and Investment Accounts
Schedule 5.25	Non-Compete Agreements
Schedule 6.2(b)	Insurance Coverages
Schedule 8.8(e)	Existing Liens
Schedule 8.11	Existing BB&T LOC

EXHIBITS

Exhibit A	Form of Advance Request and Borrowing Notice
Exhibit B	Form of Borrowing Base Certificate
Exhibit C-1	Form of Borrower Security Agreement
Exhibit C-2	Form of Guarantor Security Agreement
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Pledge Agreement
Exhibit F	Form of Revolving Loan Note
Exhibit G	Form of Term Loan Note
Exhibit H	Form of Guaranty
Exhibit I	Form of Agreement Regarding Insurance
Exhibit J	Form of Assignment and Assumption Agreement

CREDIT AGREEMENT

          This CREDIT AGREEMENT (this “Agreement”) dated as of July 30, 2010 is by and among INDUSTRIAL SERVICES OF AMERICA, INC., a Florida corporation (“ISA”), ISA INDIANA, INC., an Indiana corporation (“ISA Indiana”), and each of the other Persons, if any, that become a Borrower hereunder after the Closing Date, the Lenders party hereto, and FIFTH THIRD BANK, an Ohio banking corporation (“Fifth Third”), in its capacity as Agent for Lenders and LC Issuer under this Agreement (“Agent”) and as LC Issuer.

          The parties hereto agree as follows, intending to be legally bound:

ARTICLE 1
DEFINITIONS

          Section 1.1 Provisions Pertaining to Definitions. For all purposes of this Agreement, unless otherwise expressly specified:

                    (a) The expression “this Agreement” means this Credit Agreement (including all of the Schedules and Exhibits hereto);

                     (b) Unless the context clearly indicates the contrary, words importing the singular only shall include the plural and vice versa, and all references to dollars shall be United States Dollars;

                     (c) Accounting terms not otherwise defined herein shall have the meanings customarily given in accordance with GAAP;

                     (d) All of the uncapitalized terms contained in this Agreement which are defined under the UCC will, unless defined in the Loan Documents or the context clearly indicates otherwise, have the meanings provided for in the UCC;

                     (e) The term “including” is used by way of illustration and not by way of limitation;

                     (f) The definition of any document, agreement or instrument includes all schedules, attachments and exhibits thereto and all renewals, extensions, supplements, modifications, restatements and amendments thereof, but only to the extent such renewals, extensions, supplements, modifications, restatements or amendments thereof are not prohibited by the terms of any Loan Document. All references to statutes include: (i) all regulations promulgated thereunder, (ii) any amendments of such statutes or regulations promulgated thereunder, and (iii) any successor statutes and regulations, including any comparable provision of the applicable statute, ordinance, code, regulation or other law as amended or superseded after the date of this Agreement;

                     (g) “Hereunder,” “herein,” “hereto,” “this Agreement” and words of similar import refer to this entire document;

                     (h) The term “good faith” means honesty in fact in the conduct or transaction concerned;

                     (i) The existence of references to a Subsidiary of a Borrower throughout this Agreement is for a matter of convenience only. Any references to Subsidiaries of a Borrower set forth herein shall not in any way be construed as consent by Lenders to the establishment, maintenance or acquisition of any Subsidiary; and

                     (j) Whenever the sense of this Agreement or any of the other Loan Documents so require, the masculine or feminine gender will be substituted for, or be deemed to include, the neuter, the feminine gender will be substituted for the masculine, or the masculine will be deemed to include the feminine, and the neuter gender will be substituted for, or be deemed to include, the masculine or, as applicable, feminine gender.

          Section 1.2 Definitions. In addition to terms defined elsewhere in this Agreement, the following terms shall have the following meanings (whether or not underscored):

          “Accountants” means Mountjoy Chilton Medley, LLP or such other firm of certified public accountants selected by ISA and acceptable to Agent and Requisite Lenders in the exercise of their discretion in good faith.

          “Advance Rate” means a percentage, subject to change by Agent from time to time in accordance with Section 2.13, which is applied to Eligible Receivables (the “Receivables Advance Rate”) and to Eligible Inventory (the “Inventory Advance Rate”) for purposes of determining the Borrowing Base. The initial advance rates are as follows: the Receivables Advance Rate is 80%, and the Inventory Advance Rate is 60%. The Receivables Advance Rate will never exceed 80%, and the Inventory Advance Rate will never exceed 60%. Agent may establish, in its discretion exercised in good faith, from time to time in accordance with Section 2.13 one or more additional Inventory Advance Rates which may be applied severally against specific categories or types of Eligible Inventory.

          “Affected Lender” has the meaning given in Section 2.6(a)(iv).

          “Affiliate” means, in relation to any Person (in this definition called the “Subject Person”), any other Person (a) which (directly or indirectly) controls or is controlled by or is under common control with the Subject Person; (b) which (directly or indirectly) owns or holds ten percent (10%) or more of any voting Capital Securities or other Equity Interest in the Subject Person; or (c) ten percent (10%) or more of whose voting Capital Securities or other Equity Interest is directly or indirectly owned or held by the Subject Person. For the purposes of this definition and the Loan Documents: (i) the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession (directly or indirectly) of the power to direct or to cause the direction of the management or the policies of such Person, whether through the ownership of shares of any class in the capital stock or any other voting Capital Securities of such Person or by contract or otherwise and (ii) each of the following will be deemed an Affiliate of Borrowers for purposes of this Agreement: all of each Credit Party’s officers, managers (within the meaning of any applicable limited liability company law) in the case of a limited liability company, and members of a corporate Credit Party’s Board of Directors.

          “Agent” means Fifth Third acting in the capacity as Agent for Lenders and LC Issuer under the Loan Documents and includes (where the context so admits) any other Person or Persons succeeding to the functions of Agent on, and subject to, the terms of this Agreement.

          “Agent Advances” has the meaning in Section 10.4(f).

          “Agent email Address” has the meaning given in Section 12.2(c).

          “Agent’s Liens”, “Liens in favor of Agent”, “Liens granted to Agent”, “security interest of Agent” or words of similar import mean the Liens granted to Agent, for the benefit: of Agent, LC Issuer and Lenders pursuant to this Agreement and the other Loan Documents.

          “Agent Materials” has the meaning given in Section 10.2(e).

          “Agreement Regarding Insurance” means each Agreement Regarding Insurance between ISA and Agent, substantially in the form of Exhibit I hereto.

          “Anti-Terrorism Laws” means any law, rule or regulation relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the laws, rules and regulations compromising or implementing the Bank Secrecy Act and the laws, rules and regulations administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing may be amended).

          “Applicable Daily LIBOR Rate Margin” means, as of any date, two and three-fourths percent (2.75%) for Revolving Loans and three percent (3.0%) for the Term Loan.

          “Applicable LIBOR Tranche Rate Margin” means, as of any date, two and one-half percent (2.50%) for Revolving Loans and two and three-fourths percent (2.75%) for the Term Loans.

          “Applicable Prime Rate Margin” means, as of any date, one-half of one percent (0.50)%.

          “Asset Dispositions” has the meaning given in Section 8.5.

          “Assignment and Assumption Agreement” has the meaning given in Section 12.7(b).

          “Attorneys’ Fees” means the reasonable fees, costs and expenses of all attorneys (and all paralegals and other staff employed by such attorneys) retained by Agent, LC Issuer or Lenders from time to time in connection with, or arising out of, the matters encompassed by the reference to the capitalized term Attorneys’ Fees in the applicable provisions of the applicable agreement, instrument or other document.

          “Authorized Representative” means any of (a) the Chief Executive Officer, (b) the President, (c) the Chief Financial Officer, (d) the Chief Operating Officer, (e) the Chief Administrative Officer or (f) any other employee, officer or director of a Borrower which has been so designated by a Borrower in writing and delivered to Agent.

          “Bank Product Obligations” means all Indebtedness of each Borrower and its Subsidiaries, whether absolute or contingent and howsoever and whensoever created, modified, evidenced or acquired for any of the following products or services provided by Agent, a Lender or any of their Affiliates: (a) commercial (multi) credit cards and (b) treasury, investment and cash management services (including controlled disbursement, automated clearinghouse transactions, returned items, overdrafts, depositary and other cash management services and other services relating to deposit, securities and other accounts).

          “BB&T” means, collectively, Branch Banking and Trust Company, a North Carolina banking corporation together with its Affiliates.

          “BB&T Rate Management Agreement” means that certain ISDA Master Agreement dated as of December 22, 2006, by and between BB&T and ISA.

          “Blocked Person” means any Person: (a) that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (b) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (c) with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (d) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; (e) that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or (f) who is affiliated or associated with a Person listed above.

          “Borrower” means each of ISA and ISA Indiana, and “Borrowers” means, collectively, ISA and ISA Indiana. To the extent a term or provision of this Agreement or any of the other Loan Documents is applicable to a “Borrower”, it is applicable to each Borrower unless the context expressly indicates otherwise.

          “Borrower Security Agreement” means a Security Agreement between Borrowers and Agent, substantially in the form of Exhibit C-1 hereto.

          “Borrower’s Facilities” means, collectively, those facilities described on Schedule 1.2 which are owned or leased by a Borrower. “Borrower’s Facility” means each of the foregoing facilities.

          “Borrowing Base” means, as of any time, an amount in Dollars equal to:

                    (a) the Receivables Advance Rate applied to the then Net Amount of Eligible Receivables then outstanding;

          plus (b) the least of (i) $15,000,000 (subject to adjustment as provided in Section 2.13), (ii) the applicable Inventory Advance Rate applied, with respect to the applicable categories of Eligible Inventory, to the then Eligible Inventory and (iii) 80% of the Net Orderly Liquidation Value Percentage (such product expressed as a percentage) applied, with respect to the applicable categories of Eligible Inventory, to the then Eligible Inventory; and

          less (c) the then Reserve Amount.

          “Borrowing Base Certificate” means a certificate substantially in the form of Exhibit B, or such other form as Agent may from time to time direct, setting forth the calculation of the Borrowing Base which has been signed by an Authorized Representative.

          “Borrowing Base Deficiency” means the failure, as of any time, of the Revolving Loan Availability to be greater than or equal to zero Dollars.

          “Borrowing Base Reserve Implementation” has the meaning given in Section 2.13(c).

          “Borrowing Date” means a date on which a Loan is made hereunder.

          “Business Day” means (a) with respect to any borrowing, payment or rate selection of a LIBOR Rate Loan, a day (other than a Saturday or Sunday) on which (i) banks generally are open in Cincinnati, Ohio for the conduct of substantially all of their commercial lending activities, (ii) interbank wire transfers can be made on the Fedwire system, and (iii) dealings in Dollars are carried on in the London interbank market and (b) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Cincinnati, Ohio for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

          “Buy-Out Notice” has the meaning given in Section 12.4(c).

          “Capital Expenditure” means any amount paid or incurred in connection with the purchase of real Property, plant, machinery, fixed assets, equipment or other similar expenditure (including all renewals, substitutions, improvements and replacements thereto, and all obligations under any lease of any of the foregoing) which has been or is required to be capitalized on Borrowers’ and their Subsidiaries’ balance sheet determined on a Consolidated basis.

          “Capital Lease” means any lease of Property which has been or is required to be capitalized on Borrowers’ and their Subsidiaries’ balance sheet determined on a Consolidated basis.

          “Capital Securities” means all capital stock, shares, interests, participations, general or limited partnership interests, or limited liability company interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or other entity, whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the Rules and Regulations promulgated by the SEC (17 C.F.R. § 240.3a11-1) under the Exchange Act).

          “Capitalized Lease Obligations” means all rental obligations of Borrowers and their Subsidiaries which, on a Consolidated basis under GAAP, are or will be required to be capitalized on Borrowers’ Consolidated books, in each case taken at the amount thereof accounted for as Indebtedness in accordance with such principles.

          “Cash Collateral Account” has the meaning given in Section 3.4(b).

          “Cash Equivalents” means: (a) marketable direct obligations issued or unconditionally guaranteed or insured by the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within three (3) months from the date of acquisition thereof; (b) investments in certificates of deposit or bankers’ acceptances maturing within three (3) months from the date of acquisition issued by any Lender or any other commercial bank organized under the laws of the United States or any state thereof that is a member of the Federal Reserve System having capital surplus and undivided profits aggregating at least Two Hundred Fifty Million Dollars ($250,000,000); (c) investments in commercial paper of any Lender or of any other Person (other than an Affiliate of any Borrower) which, at the time of issuance, have a rating of at least A-1 from

Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc. (or any successor rating organization) or at least P-1 from Moody’s Investors Service, Inc. (or any successor rating organization) and maturing not more than six (6) months from the date of acquisition thereof; (d) obligations of the type described in (a), (b) or (c) above purchased pursuant to a repurchase agreement obligating the counterparty to repurchase such obligations not later than thirty (30) days after the purchase thereof, secured by a fully perfected security interest in any such obligation, and having a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of the issuing bank; (e) time deposits or Eurodollar time deposits maturing no more than thirty (30) days from the date of creation with commercial banks having membership in the Federal Deposit Insurance Corporation in amounts not exceeding the lesser of $100,000 or the maximum insurance applicable to the aggregate amount of such Person’s deposits in such institution; and (f) investments in money market funds, substantially all of whose Property are comprised of securities described in clauses (a) through (e) above.

          “Casualty Loss” means any occurrence or event pursuant to which any Property owned or used by a Person is (a) stolen, vandalized, damaged, destroyed, or suffers any other loss (whether insured or uninsured) or (b) condemned, confiscated or otherwise taken, in whole or in part, or the use thereof is otherwise diminished so as to render impracticable or unreasonable the use of such Property for the purposes to which such Property were used immediately prior to such condemnation, confiscation or taking, by exercise of the powers of condemnation or eminent domain or otherwise.

          “CERCLA” has the meaning given in the definition of Environmental Laws.

          “Change of Control” means any of the following (or any combination of the following) whether arising from any single transaction or event or any series of transactions or events (whether as the most recent transaction in a series of transactions or otherwise) which, individually or in the aggregate, results in:

                    (a) any Person or group, but excluding Harry Kletter, any Affiliate of Harry Kletter and his immediate family, either (a) becoming the beneficial owner, directly or indirectly, of Capital Stock representing more than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of ISA or (b) otherwise having the ability, directly or indirectly, to elect a majority of the Board of Directors of ISA;

                    (b) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board of Directors of ISA (together with any new or replacement directors whose election to the Board of Directors, or whose nomination for election by the stockholders, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for reelection was previously so approved) ceasing for any reason to constitute a majority of the directors then in office;

                    (c) any Person or group possessing the power to direct or cause the direction of the management or policies of ISA, whether through the ability to exercise voting power, by contract or otherwise, that is not in possession of such power as of the Closing Date;

                    (d) a change in the ownership of ISA Indiana or any Guarantor such that ISA, subject Section 8.3(a), fails to: (i) own legally and beneficially, free and clear of any Liens (except the Liens in favor of Agent and the other Permitted Liens as defined in the Pledge Agreement), 100%, on a Fully Diluted Basis, of the issued and outstanding voting and non-voting Capital Securities of each of ISA Indiana and each Guarantor or (ii) have the power to direct or cause the direction of the management and policies of ISA Indiana or any Guarantor; or

                    (e) Mr. Brian Donaghy or an Approved Successor (as defined below) ceases, for any reason, to serve as the President of ISA actively involved in each Borrower’s management. For purposes of the foregoing, an “Approved Successor” is the President of ISA elected by the Board of Directors of ISA not more than 90 days after Mr. Donaghy or any Approved Successor ceases to serve as the President of ISA and who is acceptable to Agent in its judgment exercised in good faith.

For purposes of this definition, the terms “group” and “beneficial owner” shall have the respective meanings ascribed to them pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules of the

Securities Exchange Commission promulgated thereunder, except that a Person or group shall be deemed to “beneficially own” or be the “beneficial owner” of all securities that such Person or group has the right to acquire, whether such right is exercisable immediately or after a passage of time.

          “CIP Regulations” has the meaning given in Section 10.11.

          “Closing Date” means July 30, 2010 or such later date on which the initial Loans are made hereunder.

          “Code” means the United States Internal Revenue Code of 1986, as amended.

          “Collateral” means the “Collateral” as defined in each of the Borrower Security Agreement and the Guarantor Security Agreement.

          “Collateral Assignments” means those certain assignments and agreements from a Borrower (or any Subsidiary of a Borrower) to Agent, on behalf of Lenders, both now existing and arising from time to time.

          “Commitments” means the Revolving Loan Commitment and the Term Loan Commitments.

          “Compliance Certificate” means a certificate, substantially in the form of Exhibit D, evidencing the compliance by Borrowers with the covenants of this Agreement as of the immediately preceding Computation Date and signed by an Authorized Representative.

          “Computation Date” means the last day of each Fiscal Quarter of the Credit Parties.

          “Consolidated” means, for any Person, with respect to any accounting matter or amount, such matter or amount computed on a consolidated basis for such Person and its Subsidiaries in accordance with GAAP.

          “Consolidated Adjusted EBITDA” means, for any applicable period, the total (without duplication), in Dollars (all as determined on a Consolidated basis in accordance with GAAP) of the sum of the Credit Parties’ and their Subsidiaries’: (a) Consolidated EBITDA for the applicable period; plus (b) to the extent deducted in the determination of Net Income which was used to determine such Consolidated EBITDA, the sum of: (i) any non-cash compensation expenses arising from the issuance of any Equity Interests and Capital Securities appreciation rights, each granted to the management of the Credit Parties during the applicable period, (ii) any non-cash extraordinary or non-recurring non-cash charges or non-cash losses during the applicable period, and (iii) any non-cash charges related to changes in the exposure under Rate Management Agreements during the applicable period; minus (c) to the extent included in the determination of Net Income which was used to determine such Consolidated EBITDA for the applicable period, the sum of: (i) any non-cash extraordinary or non-cash non-recurring income or gains during the applicable period, (ii) any gain arising from the sale of capital Property during the applicable period, and (iii) any gain arising from the write-up of any Property during the applicable period.

          “Consolidated EBITDA” means, for any applicable period, the total (without duplication), in Dollars (all as determined on a Consolidated basis in accordance with GAAP) of: Net Income plus, to the extent deducted in determining Net Income for such period, (a) Interest Expense, (b) any income, franchise, commercial activity Tax or equivalent income-type Tax expenses, and (c) amortization and depreciation expenses, all determined for such period for the Credit Parties and their Subsidiaries on a Consolidated basis without duplication in accordance with GAAP.

          “Consolidated Fixed Charges” means, for any applicable period, the total (without duplication), in Dollars (all as determined on a Consolidated basis in accordance with GAAP) of: (a) the aggregate cash payments of Interest Expense; plus (b) scheduled payments of principal with respect to all Indebtedness for Borrowed Money of the Credit Parties and their Subsidiaries, including the principal component of any Capital Lease, all determined for such period for the Credit Parties and their Subsidiaries on a Consolidated basis without duplication in accordance with GAAP.

          “Consolidated Senior Funded Debt” means, as of any date of determination, the sum of (without duplication), in Dollars of the principal portion of all Indebtedness for Borrowed Money of the Credit Parties and their Subsidiaries on a Consolidated basis.

          “Contested Claim” has the meaning given in Section 6.5(a).

          “Contingent Obligation” means any direct or indirect liability, contingent or otherwise, with respect to any Indebtedness, lease, dividend, letter of credit, banker’s acceptance or other obligation of another if the primary purpose or intent thereof, as determined by Agent, in incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof. Contingent Obligations shall include (a) the direct or indirect guaranty, indorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (b) Indebtedness of another secured by a Lien on Property owned by a Borrower or any of its Subsidiaries, even though a Borrower or its Subsidiaries has not assumed or become liable for the payment therefor; and (c) any liability for the obligations of another through any agreement (contingent or otherwise): (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), (ii) to maintain the solvency of any balance sheet item, level of income or financial condition of another, or (iii) to make take-or-pay, pay-or-play or similar payments if required regardless of nonperformance by any other party or parties to an agreement, if in the case of any agreement described under sub clauses (i), (ii) or (iii) of this sentence the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise incurred or supported, as determined by Agent.

          “Controlled Disbursement Account” has the meaning given in Section 2.4(a)(ii).

          “Copyrights” means all of the following in which any Borrower or any of its Subsidiaries now holds or hereafter acquires any interest: (a) all copyrights, works of authorship, including the copyrights therein, domestic or foreign, now owned or hereafter acquired, and similar intellectual property, whether documented as a copyright interest or not, including all copyrights in and to software programs; and any variants or derivatives thereof, and any and all past, present or future registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings, applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof or any other country; (b) all income, royalties, damages and payments now and hereafter due and/or payable with respect thereto, including damages and payment for past or future infringements thereof; (c) the right to sue for past, present and future infringements thereof; (d) all rights corresponding thereto throughout the world; and (e) all reissues, extensions or renewals thereof.

          “Credit Parties” means, collectively, Borrowers, Guarantors and any Subsidiaries of Borrowers created or acquired after the Closing Date, provided that the formation, acquisition and Investment in such Subsidiary of Borrower has been consented to in writing by Agent and the Requisite Lenders.

          “Cross-Guaranty” has the meaning given in Section 11.1(b).

          “Cross-Guaranteed Obligations” has the meaning given in Section 11.1(a).

          “Current Financial Statements” has the meaning given in Section 5.5.

          “CWS” means Computerized Waste Systems, LLC, a Kentucky limited liability company.

          “Daily LIBOR-Based Rate” means an annual rate of interest equal to the sum of (a) the Daily LIBOR Rate as in effect from day to day plus (b) the Applicable Daily LIBOR Rate Margin then in effect.

          “Daily LIBOR Rate” means the rate of interest (rounded upwards, if necessary, to the next 1/8th of 1% and adjusted for reserves if Agent or any Lender is required to maintain reserves with respect to the unpaid principal balance of any Daily LIBOR Rate Loan) fixed by the British Bankers’ Association at 11:00 a.m., London, England time, relating to quotations for the one month London InterBank Offered Rate on U.S. Dollar deposits as published on Bloomberg LP, or, if no longer provided by Bloomberg LP, such rate as shall be determined in good faith by Agent from such sources as Agent shall determine to be comparable to Bloomberg LP (or any successor) as determined by Agent at approximately 10:00 a.m. Local Time on the relevant date of determination. Each determination by Agent of the Daily LIBOR Rate shall be conclusive in the absence of manifest error. The Daily LIBOR Rate shall initially be determined as of the Closing Date and shall be adjusted automatically on each Business Day by Agent based on the Daily LIBOR Rate then in effect.

          “Daily LIBOR Rate Loan” means the applicable portion of the Loans bearing interest, as of any date, at a rate determined by reference to the Daily LIBOR-Based Rate.

          “Default” means any event or occurrence which, with the giving of notice, the passage of time, or the satisfaction of any other condition, or all of them, would constitute or has become an Event of Default.

          “Default Rate” means an annual rate of interest equal to the sum of (a) the then applicable rates of the Loans plus (b) two percent (2.0%).

          “Defaulting Lender” means any Lender that shall have failed to, or shall have given Agent or Borrowers notice that it does not intend to, fund its Pro Rata Share of any Revolving Loan, Interim Advances, or Agent Advances (assuming the conditions to funding have been met) as and when required hereunder; provided, however, that such Lender shall only be a Defaulting Lender for such period as such failure or refusal shall continue unremedied.

          “Deficiency” means (collectively and individually) a Borrowing Base Deficiency and a Letter of Credit Deficiency.

          “Deemed Good Faith Reserves” has the meaning given in the definition of Reserve Amount.

          “Discretionary Reserves” has the meaning given in the definition of Reserve Amount.

          “Document” means any “document,” as such term is defined in the UCC.

          “Dollars” and “$” means dollars in lawful currency of the United States of America unless otherwise indicated.

          “Eligible Inventory” means each Borrower’s Inventory which meets the criteria in clause (a) below of this definition and is not ineligible pursuant to clause (b) below. Eligible Inventory will be valued, for purposes of determining the Borrowing Base, at the lower of market value or cost, in accordance with GAAP (other than with respect to determining the Net Orderly Liquidation Value Percentage). Inventory which is deemed to be Eligible Inventory, but which subsequently fails to meet the foregoing criteria for Eligible Inventory, shall immediately cease to be Eligible Inventory for the purpose of determining the Borrowing Base.

          (a) Except as otherwise provided in clause (b) below, Inventory is eligible if it is, and continues to be, (i) Finished Goods or Raw Materials and (ii) subject to a valid and prior, fully perfected security interest of Agent, free and clear of all Liens of any Person except to the extent, if applicable, of any Permitted Liens under Sections 8.8(a) and 8.8(b).

          (b) Without limiting Agent’s discretion as to other Inventory in clause (xi) below, the following Inventory will not, in any event, constitute Eligible Inventory:

                    (i) (A) Finished Goods (1) which are not readily saleable in the ordinary course of a Borrower’s business, (2) which are slow-moving or obsolete as determined by Agent, in its discretion exercised in good faith, or (3) which are subject to defects which would affect their market value (including all Finished Goods for which reserves for obsolescence have been provided for in Borrowers’ financial statements or for which obsolescence reserves are anticipated) and (B) Raw Materials (1) which are not in good condition or not usable in a Borrower’s business, (2) which are slow-moving or obsolete as determined by Agent, in its discretion exercised in good faith, or (3) which are subject to defects which would affect their market value (including all Raw Materials for which reserves for obsolescence have been provided for in a Borrower’s financial statements or for which obsolescence reserves are anticipated);

                    (ii) work in process; supplies and packaging materials; molds; spare parts except those spare parts which are readily saleable in the ordinary course of a Borrower’s business; display items; or rack samples;

                    (iii) Inventory that is located outside of the United States;

                    (iv) Inventory which has been consigned to or by a Borrower or has been sold to a Borrower in any sale on approval or sale or return transaction;

                    (v) Inventory that is located on any premises not owned by a Borrower or is in the possession of any Person other than a Borrower except (subject to any additional requirements imposed by Agent, in its discretion exercised in good faith, to protect each Borrower’s title thereto or the Agent’s Liens thereon): (A) Eligible Inventory in the possession of a warehouseman or other bailee (including an inventory processor) if Agent has received a bailee waiver letter acceptable to Agent from such warehouseman or bailee and such warehousemen or bailee has not issued a negotiable document of title as to any of the Eligible Inventory, (B) Eligible Inventory located on premises leased by a Borrower if Agent has received a landlord’s waiver acceptable to Agent in its discretion exercised in good faith with respect to such premises and (C) Eligible Inventory located at the premises of North American Stainless if Agent has received written waiver and access agreements from North American Stainless and the secured creditors of North American Stainless in forms acceptable to Agent; provided that the aggregate amount of such Eligible Inventory in this clause (C) shall not exceed $2,000,000 in the aggregate (before application of the Inventory Advance Rate);

                    (vi) Inventory that is subject to any trademark, trade name, patent or licensing arrangement, any contractual arrangement, or any law, rule or regulation that could, in any instance in Agent’s judgment exercised in good faith, limit or impair the ability of Agent to promptly exercise any of its rights with respect thereto;

                    (vii) Inventory (A) with respect to which insurance proceeds, if any, are not payable to Agent as mortgagee or loss payee in accordance with the Loan Documents or (B) which is subject to a negotiable warehouse receipt or other negotiable instrument;

                    (viii) Inventory that is in transit to or from one of Borrower’s Facilities; provided that Inventory that is in transit between one Borrower’s Facility and another Borrower’s Facility shall, if otherwise eligible, be eligible if in transit for less than five Business Days;

                    (ix) Inventory which is custom made for a particular customer of a Borrower for which a Borrower’s customer did not issue a purchase order to a Borrower;

                    (x) Inventory sold to North American Stainless that gave rise to a Permitted Factoring Receivable; or

                    (xi) Inventory as to which Agent, in its discretion exercised in good faith, deems to be ineligible because of type, category, value or quantity or any other credit or collateral considerations which Agent makes applicable from time to time. If, at any time, Agent exercises its discretion under this clause (xi) to make any Inventory ineligible solely as a result of the exercise of Agent’s rights under this clause (xi) (“Discretionary Ineligible Inventory Determination”), Agent will give Borrowers 5 Business Days advance written notice of such Discretionary Ineligible Inventory Determination unless a Default then exists, in which case Agent will give Borrowers contemporaneous oral or written notice of such Discretionary Ineligible Inventory Determination.

          “Eligible Receivables” means such of the Receivables owing to each of Borrowers that meet the criteria in clause (a) below of this definition and are not ineligible pursuant to clause (b) below. Receivables which are deemed to be Eligible Receivables, but which subsequently fail to meet the foregoing criteria for Eligible Receivables, shall immediately cease to be Eligible Receivables for the purpose of determining the Borrowing Base.

          (a) Except as provided in clause (b) below, Receivables which meet, and continue to meet, all of the following criteria are Eligible Receivables:

                    (i) Receivables which consist of ordinary trade accounts receivable owned solely by such Borrower, evidenced by such Borrower’s customary invoice therefor, payable in cash in Dollars and which arise out of an outright, bona fide, lawful and final provision of services or sale of Finished Goods in each case in the ordinary course of such Borrower’s business as presently conducted by it to a Person who is not an Affiliate of such Borrower (or who otherwise is controlled by such Borrower or by an Affiliate of such Borrower) who has issued a valid and binding written purchase order to, or entered into a binding written contract therefor with, such Borrower;

                    (ii) Receivables which are due and payable absolutely and unconditionally within (A) such Borrower’s customary payment terms as granted in the ordinary course of business as presently conducted by it, or permitted to be conducted by it in accordance with the terms of this Agreement, provided that such customary payment terms as granted do not, in any event, exceed 60 days from the date of the invoice applicable thereto, or (B) such extended terms that Agent, in its discretion exercised in good faith, approves after prior notice from such Borrower;

                    (iii) Receivables with respect to which (A) the services covered thereby have been rendered and accepted by the account debtor or its designee or (B) the Finished Goods covered thereby have been delivered to the account debtor or its designee and accepted by such account debtor or designee; and

                    (iv) Receivables with respect to which not more than 90 days have elapsed since the date of the original invoice applicable thereto.

          (b) Without limiting Agent’s discretion as to other Receivables in clause (xvi) below, the following Receivables will not, in any event, constitute Eligible Receivables:

                    (i) Receivables with respect to which the account debtor or any Affiliate of the account debtor has filed or had filed against it a petition in bankruptcy or for reorganization, made a general assignment for the benefit of creditors, or failed, suspended business operations, become insolvent or in respect of which a receiver, custodian, or a trustee was appointed for a significant portion of its Property or affairs, or Receivables with respect to which the account debtor is incompetent or has died;

                    (ii) Receivables with respect to which the account debtor (A) is not qualified to do business in one or more States of the United States (including the District of Columbia) or any Canadian provinces or (B) has its principal place of business or chief executive office outside of the United States (including the District of Columbia) or any Canadian provinces unless in either or both of such events (A) or (B), the Receivable is supported by an irrevocable, clean letter of credit issued (1) by a financial institution satisfactory to Agent as beneficiary and (2) on terms acceptable to Agent, and, if so requested by Agent, delivered to Agent in pledge for negotiation and presentment;

                    (iii) Receivables owing from any account debtor, either alone or together with its Affiliates, if 25% or more of such Receivables are ineligible for any reason;

                    (iv) Receivables owing from any single account debtor, to the extent such Receivables exceed, as of any date, 30% of the face amount (less maximum discounts, credits and allowances which may be taken by, or granted to, such account debtor in connection therewith) of the then aggregate outstanding Eligible Receivables of Borrowers; provided, however, that, as of any date of determination, for Receivables (which are otherwise eligible) owing from North American Stainless, the foregoing percentage is 80%; provided that, the aggregate amount of such Eligible Receivables owing from North American Stainless shall not exceed in the aggregate at any time the then Receivables Advance Rate multiplied by $20,000,000 (after application of the

Receivables Advance Rate; such that, on the Closing Date, the maximum amount of Eligible Receivables owing from North American Stainless could not exceed $16,000,000);

                    (v) Receivables with respect to which the account debtor is a Governmental Authority (“Government Receivables”), unless with respect to such Government Receivables the Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 and 41 U.S.C. § 15) or, as applicable, comparable state, county, or municipal statute, ordinance, code or regulation has been complied with to Agent’s satisfaction;

                    (vi) Receivables which (A) consist (or to the extent consisting) of deposits, C.O.D. sales, vendor warranty claims, finance charges, service charges, or interest on delinquent accounts, (B) are proceeds of consigned Inventory, (C) are Receivables owed by any employee of a Borrower or any Affiliate of a Borrower, or (D) are debit memoranda;

                    (vii) Receivables with respect to which the terms or conditions prohibit or restrict assignment or collection rights or which are evidenced by a promissory note, chattel paper or other instrument;

                    (viii) Receivables (A) which are subject to set-off, credit, contras, allowance or adjustment by the account debtor (except discounts allowed for prompt payment), or (B) with respect to which the account debtor has returned any of the Inventory from the sale from which the Receivables arose, provided that in either or both of such events (A) or (B), the net amount owed by such account debtor to any Borrower in respect of such Receivable, as determined by Agent in its discretion exercised in good faith, will, if otherwise eligible, be an Eligible Receivable;

                    (ix) Receivables which are generated by a sale on approval, a bill and hold sale, a sale on consignment, or other type of conditional sale or which are subject to progress billing;

                    (x) Receivables which are not subject to the first priority security interest of Agent or are subject to any Lien of any Person except to the extent, if applicable, of any Permitted Liens under Section 8.8(a);

                    (xi) Receivables with respect to which the account debtor (the “Subject Customer”) is located in any one or more of New Jersey, Minnesota, or West Virginia unless: (A) if the Subject Customer is located in New Jersey, each applicable Borrower has properly qualified to do business in New Jersey or has filed a Notice of Business Activities Report with the New Jersey Division of Taxation for the then current year, (B) if the Subject Customer is located in Minnesota, each such Borrower has properly qualified to do business in Minnesota or has filed a Notice of Business Activities Report with the Minnesota Division of Taxation for the then current year, or (C) if the Subject Customer is located in West Virginia, each such Borrower has filed, or is exempt from filing, a Business Activity Report with the Tax Commissioner of the State of West Virginia for the then current year;

                    (xii) Receivables with respect to which the account debtor has sold or is selling substantially all of its Property and has not established adequate reserves or made provisions for the payment of all amounts owed to such account debtor’s trade creditors, as determined by Agent in its discretion exercised in good faith;

                    (xiii) Receivables with respect to which the account debtor is located in any state or provinces requiring the filing by a Borrower of an application to qualify to do business or a fictitious name report in order to permit such Borrower to seek judicial enforcement in such state or provinces of payment of that Receivable, unless such Borrower has qualified to do business in such state or has filed a fictitious name report;

                    (xiv) Receivables for which a Borrower was required to have issued a Surety Bond with respect to such Borrower’s performance of the services giving rise to the Receivables;

                    (xv) Receivables constituting Permitted Factoring Receivables; or

                    (xvi) Receivables which Agent, in its discretion exercised in good faith, deems to be ineligible based on those credit or collateral considerations which Agent makes applicable from time to time. If, at any time, Agent exercises its discretion under this clause (xvi) to make any Receivables ineligible solely as a result of the exercise of Agent’s rights under this clause (xvi) (“Discretionary Ineligible Receivables Determination”), Agent will give Borrowers 5 Business Days advance written notice of such Discretionary Ineligible Receivables Determination unless a Default then exists, in which case Agent will give Borrowers contemporaneous oral or written notice of such Discretionary Ineligible Receivables Determination.

          “email” has the meaning given in Section 12.2(c).

          “Employee Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of ERISA.

          “Environmental Laws” means individually or collectively any applicable local, state or federal law, statute, rule, regulation, order, ordinance, common law, or permit or license term or condition pertaining to the environment or to environmental contamination, regulation, management, control, treatment, storage, disposal, containment, removal, clean-up, reporting or disclosure, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”) (including the Superfund Amendments and Reauthorization Act), the Resource Conservation and Recovery Act (including the Hazardous and Solid Waste Amendments of 1984), the Toxic Substances Control Act, the Clean Water Act, the Safe Drinking Water Act, the Clean Air Act, and the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq.

          “Equipment” means “equipment” as defined in the UCC.

          “Equity Interests” means all Capital Securities and all securities convertible into, and all warrants, options or other rights to acquire, any Capital Securities or that are measured by the value of Capital Securities.

          “Equity Issuance” means the issuance of Equity Interests in ISA after the Closing Date.

          “ERISA” means the Employee Retirement Income Security Act of 1974 and regulations issued thereunder, as amended.

          “ERISA Affiliate” means, in relation to any Person, any trade or business (whether or not incorporated) which is a member of a group of which that Person is a member and which is under common control within the meaning of the regulations promulgated under Section 414 of the Code.

          “Event of Default” means any event or condition described in Section 9.1.

          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

          “Executive Order No. 13224” means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as amended.

          “Excess Cash Flow” means, for the applicable Fiscal Year, an amount equal to the sum of (without duplication), in Dollars, of: (a) Borrowers’ Consolidated Adjusted EBITDA for the applicable Fiscal Year, minus (b) Borrowers’ Consolidated Fixed Charges for such Fiscal Year and any voluntary prepayments of the Term Loan, or any mandatory prepayment of the Term Loan minus (c) Borrowers’ aggregate Non-financed Capital Expenditures for such Fiscal Year. For purposes of determining Excess Cash Flow for the Fiscal Year ending December 31, 2010, the Fiscal Year will begin on the Closing Date and end on December 31, 2010.

          “Excess Cash Flow Payment” has the meaning given in Section 2.2(e).

          “Excess Cash Flow Percentage” means 25%.

          “Extraordinary Disposition” means, with respect to a Borrower or a Subsidiary of a Borrower, any Asset Disposition, whether in one transaction or a series of related or unrelated transactions, other than an Asset Disposition of the type described in Sections 8.5(a) through, and including, 8.5(f).

          “Federal Funds Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Cincinnati, Ohio time) on such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by Agent in its sole discretion.

          “Fee Letter” means a letter agreement dated as of the Closing Date between Agent and Borrowers.

          “Financial Covenants” means each of the financial covenants contained in Sections 7.1, 7.2, and 7.3. The Financial Covenants set forth in Sections 7.1, 7.2, and 7.3 will be based on Borrowers and their Subsidiaries financial performance on a Consolidated basis in accordance with GAAP.

          “Finished Goods” means finished goods owned and held by any and each Borrower at such Borrower’s Facilities for sale in the ordinary course of such Borrower’s business as presently conducted by it or permitted to be conducted by it in accordance with the terms of this Agreement.

          “Fiscal Quarter” means, in respect of a date as of which the applicable Financial Covenant is being calculated or financial report is being furnished, any Fiscal Quarter of a Fiscal Year, the first Fiscal Quarter of a Fiscal Year beginning on beginning on January 1 and ending on March 31, the second Fiscal Quarter of a Fiscal Year beginning on April 1 and ending on June 30, the third Fiscal Quarter of a Fiscal Year beginning on July 1 and ending on September 30, and the fourth Fiscal Quarter of a Fiscal Year beginning on October 1 and ending on December 31.

          “Fiscal Year” means the Credit Parties’ and their Subsidiaries’ fiscal year for financial accounting purposes, beginning on January 1st and ending on December 31st.

          “Fixed Charge Coverage Ratio” means the ratio, as of any Computation Date, resulting from dividing: (a) the total (without duplication), in Dollars (all as determined on a Consolidated basis in accordance with GAAP) of: (i) Consolidated Adjusted EBITDA for the Test Period ending as of such Computation Date; minus (ii) the aggregate cash Non-financed Capital Expenditures for such applicable Test Period; minus (iii) the amount of any income, franchise, commercial activity Tax or equivalent income-type Taxes paid in cash for such applicable Test Period by (b) the sum of: (i) Consolidated Fixed Charges for such applicable Test Period; plus (ii) the amount of any dividends or distributions paid by, and Share Repurchases made by, ISA to its stockholders in cash for such applicable Test Period; provided, that nothing herein shall be construed to constitute any Lender’s consent to the payment of any dividends, distributions or Share Repurchases that are not expressly permitted by other provisions of this Agreement or the other Loan Documents.

          “Fully Diluted Basis” means, for purposes of determining whether a Change in Control has occurred, with respect to all voting common stock and any other Capital Securities of Borrowers entitled to vote for the election of the Board of Directors of each Borrower, the assumption that all options, warrants or other convertible securities or instruments or other rights to acquire such Capital Securities have been exercised or converted, as applicable, in full, regardless of whether any such options, warrants, convertible securities or instruments or other rights are then vested or exercisable or convertible in accordance with their terms.

          “GAAP” means generally accepted accounting principles in the United States in effect from time to time, consistently applied.

          “General Intangibles” means “general intangibles” as defined in the UCC.

          “Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government or any agency or instrumentality thereof (including any central bank).

          “Guaranteed Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by ISA or any ERISA Affiliate or to which ISA or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

          “Guarantor” means each of CWS, Indiana Real Estate, ISA Real Estate, Logistics, Recycling, 7021 Grade, 7124 Grade, 7200 Grade and Waste Equipment and “Guarantors” means, collectively, CWS, Indiana Real Estate, ISA Real Estate, Logistics, Recycling, 7021 Grade, 7124 Grade, 7200 Grade and Waste Equipment. To the extent a term or provision of this Agreement or any of the other Loan Documents is applicable to a “Guarantor”, it is applicable to each Guarantor unless the context expressly indicates otherwise.

          “Guarantor Security Agreement” means the Security Agreement between Guarantors and Agent, substantially in the form of Exhibit C-2 hereto.

          “Guaranty” means the Guaranty executed by Guarantors in favor of Agent and Lenders, substantially in the form of Exhibit H hereto.

          “Hazardous Substances” means any and all hazardous and toxic substances, wastes or materials, any pollutants, contaminants, or dangerous materials (including polychlorinated biphenyls, asbestos, volatile and semi-volatile organic compounds, oils, petroleum products and fractions, and any materials which include hazardous constituents or become hazardous, toxic, or dangerous when their composition or state is changed), or any other similar substances or materials which are included under or regulated by any Environmental Law.

          “Head Office” means, in relation to Agent, the head office of Fifth Third located at 38 Fountain Square Plaza, Cincinnati, Ohio 45263, or such office designated in writing to Borrowers and Lenders by Fifth Third or any successor Agent.

          “Inactive Companies” means, collectively, Inactive Non-Guarantor Parties and Inactive Subsidiaries.

          “Inactive Non-Guarantor Parties” means ISA Leasing Co., K&R Corporation, a Kentucky corporation, K&R Resources, LLC, RJ Fitzpatrick Smelters Inc., an Indiana corporation, K&P Land Development LLC, a Kentucky limited liability company, Kletter Properties LLC, a Kentucky limited liability company and IES of America, Inc., a Kentucky corporation until such time as the Borrowers have provided Agent with evidence, satisfactory to the Agent in its sole and absolute discretion, that such Person is not a Subsidiary of a Borrower.

          “Inactive Subsidiary” means each of CWS, Waste Equipment and Recycling.

          “Indebtedness” means all of a Person’s indebtedness, obligations, and liabilities to any other Person, including: (a) in respect of Borrowers, the Obligations (including any and all Rate Management Obligations and the Bank Product Obligations), (b) all Contingent Obligations, and (c) all other debts, claims and indebtedness, contingent, fixed or otherwise, heretofore, now and from time to time hereafter owing, due or payable, however evidenced, created, incurred, acquired or owing and however arising, whether under written or oral agreement, operation of law, or otherwise, to the extent the foregoing would be classified as a liability on a Person’s balance sheet in accordance with GAAP.

          “Indebtedness for Borrowed Money” means, in relation to any Person at any particular time, all Indebtedness: (a) in respect of any money borrowed, including letters of credit and acceptance facilities; (b) under or in respect of any Contingent Obligation (whether direct or indirect) of any money borrowed; (c) evidenced by any loan or credit agreement, promissory note, debenture, bond, guaranty or other similar written obligation to pay money; (d) under any Capital Lease, synthetic lease or any form of off balance sheet financing; and (e) for the deferred and unpaid purchase price of any Property or business or any services (other than trade accounts payable incurred in the ordinary course of business and constituting current liabilities not more than ninety (90) days in arrears measured from the date of billing), all as determined in accordance with GAAP.

          “Indiana Real Estate” means ISA Indiana Real Estate, LLC, a Kentucky limited liability company.

          “Insolvency Laws” has the meaning given in Section 9.1(h).

          “Instruments” means any “instrument” as defined in the UCC.

          “Intellectual Property” means all Copyrights, Patents and Trademarks, together with (a) all inventions, processes, production methods, proprietary information, know-how and trade secrets; (b) all licenses or user or other agreements granted to any obligor with respect to any of the foregoing, in each case whether now or thereafter owned or used including the licenses or other agreements with respect to the Copyrights, Patents or the Trademarks; (c) all information, customer lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, recorded knowledge, surveys, engineering reports, test reports, manuals, materials standards, processing standards, performance standards, catalogs, computer and automatic machinery software and programs; (d) all field repair data, sales data and other information relating to sales or service of products now or hereafter manufactured; (e) all accounting information and all media on which or in which any information or knowledge or data or records may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data; (f) all licenses, consents, permits, variances, certifications and approvals of Governmental Authorities now or hereafter held by a Borrower or a Subsidiary; and (g) all causes of action, claims and warranties now or hereafter owned or acquired by a Borrower or any of its Subsidiaries in respect of any of the items listed above.

          “Interest Expense” means, for any period, the total amount of all charges for the use of funds (whether characterized as interest, original issue discount, debt service or otherwise) payable with respect to all Indebtedness for Borrowed Money of the Credit Parties and their Subsidiaries for such period, including the portion of any Capital Lease attributable to interest, determined on a Consolidated basis in accordance with GAAP.

          “Interim Advance” has the meaning given in Section 2.4(b)(i).

          “Inventory” means “inventory” as defined in the UCC.

          “Inventory Advance Rate” has the meaning given in the definition of Advance Rate.

          “Investment” means all investments by a Person in any other Person, whether by: (a) Capital Securities purchase, capital contribution, loan, advance, guaranty of any Indebtedness or creation or assumption of any other liability in respect of any Indebtedness of such other Person, (b) the transfer or sale of Property (otherwise than in the ordinary course of the business) to any other Person for less than payment in full in cash of the transfer or sale price or the fair value thereof (whichever of such price or value is higher), or (c) the acquisition or other purchase of all or substantially all of the Property of any Person or the Property comprising any line of business or business unit or division.

          “ISA” has the meaning given in the opening paragraph of this Agreement.

          “ISA Indiana” has the meaning given in the opening paragraph of this Agreement.

          “ISA Real Estate” means ISA Real Estate, LLC, a Kentucky limited liability company.

          “L/C Draft” means a draft drawn on LC Issuer pursuant to any Letter of Credit.

          “LC Issuer” means Fifth Third, as the issuer of Letters of Credit under Section 2.3, together with its successors and assigns in such capacity.

          “LC Payment Date” has the meaning given in Section 2.3(h).

          “Leasing Obligations” has the meaning given in the definition of Obligations.

          “Lenders” means collectively each of the banks or lending institutions set forth on Schedule 1.1 and their respective successors and assigns, and any financial institutions which, pursuant to the terms of this Agreement, become from time to time a “Lender” to this Agreement after the date of this Agreement; and “Lender” means any one of Lenders. For purposes of the Loan Documents, LC Issuer is a “Lender” insofar as its capacity as LC Issuer.

          “Letter of Credit” means any standby letter of credit or commercial letter of credit issued by LC Issuer at any time during the effectiveness of this Agreement pursuant to Section 2.3, and includes any renewal thereof or substitution or replacement therefor.

          “Letter of Credit Application” has the meaning given in the definition of Letter of Credit Documents.

          “Letter of Credit Availability” means, as at any time, an amount equal to the lesser of (a) an amount equal to (i) $1,000,000 less (ii) the then Letter of Credit Obligations and (b) the then Revolving Loan Availability.

          “Letter of Credit Deficiency” means any failure of the Letter of Credit Availability to be greater than or equal to zero Dollars.

          “Letter of Credit Documents” means, with respect to each and every Letter of Credit, (a) a letter of credit application and reimbursement agreement on LC Issuer’s then customary form (the “Letter of Credit Application”) and (b) any other agreements, certificates, documents and information as LC Issuer may request relating to a Letter of Credit in the exercise of its discretion in good faith.

          “Letter of Credit Exposure” means, as at any time, the sum of (a) the Letter of Credit Face Amount of all outstanding Letters of Credit and (b) all unreimbursed L/C Drafts under any Letters of Credit (whether or not outstanding).

          “Letter of Credit Face Amount” of any Letter of Credit means, at any time, the face amount of the Letter of Credit, after giving effect to all L/C Drafts paid thereunder and other reductions of the face amount and to all reinstatements of the face amount effected, pursuant to the terms of the Letter of Credit, prior to such time.

          “Letter of Credit Fee” has the meaning given in Section 2.3(g).

          “Letter of Credit Obligations” means, at any time, the sum of (a) the Letter of Credit Exposure plus (b) the amount of all of each Borrower’s unpaid obligations in respect of the Letters of Credit under this Agreement, including the Letter of Credit Fees, and including any Indebtedness of any sort whatsoever, however arising, whether present or future, fixed or contingent, related or unrelated, or paid, incurred, or arising in connection with a Letter of Credit.

          “LIBOR Prepayment Fee” has the meaning given in Section 2.7(f).

          “LIBOR Rate Loans” means the Daily LIBOR Rate Loans and the LIBOR Tranche Rate Loans.

          “LIBOR Replacement Lender” has the meaning given in Section 2.6(a)(iv).

          “LIBOR Reserve Requirements” means, for any LIBOR Tranche Period for which a LIBOR Tranche Election is effective, the maximum reserves (whether basic, supplemental, marginal, emergency or otherwise) prescribed by the Board of Governors of the Federal Reserve System (or any successor) with respect to liabilities or assets consisting of or including eurocurrency funding, currently referred to as “Eurocurrency Liabilities” (as defined in Regulation D of the Board of Governors of the Federal Reserve System), having a term equal to the LIBOR Tranche Period.

          “LIBOR Tranche Amount” means a Dollar amount of each LIBOR Tranche Rate Loan as designated by Borrowers from time to time in a then effective LIBOR Tranche Election; provided, however, that if, at any time that a LIBOR Tranche Election is in effect, the principal balance of any LIBOR Tranche Rate Loan is, for any reason, reduced below the then effective LIBOR Tranche Amount, thereby triggering a LIBOR Prepayment Fee as provided in Section 2.7(f), as of the triggering of such LIBOR Prepayment Fee, the LIBOR Tranche Amount shall be reduced to the principal balance of the LIBOR Tranche Rate Loans used as the basis for determining the LIBOR Prepayment Fee.

          “LIBOR Tranche-Based Rate” means, as of any date, an annual rate of interest equal to the sum of (i) the LIBOR Tranche Rate in effect as of the first day of the LIBOR Tranche Period for which the LIBOR Tranche-Based Rate is being determined, plus (ii) the Applicable LIBOR Tranche Rate Margin then in effect.

          “LIBOR Tranche Election” means an effective election by Borrowers to have the principal balance of the Loans, or one or more designated portions thereof, bear interest at the LIBOR Tranche-Based Rate for the LIBOR Tranche Period as designated therein in accordance with the provisions of Section 2.6(a)(ii) in the form of Exhibit A.

          “LIBOR Tranche Period” means a period consisting of one (1), two (2), or three (3) months, as designated by Borrowers from time to time in a LIBOR Tranche Election.

          “LIBOR Tranche Rate” means the rate of interest (rounded upwards, if necessary, to the next 1/8th of 1% and adjusted for any applicable LIBOR Reserve Requirements as determined by Agent) fixed by the British Bankers’ Association at 11:00 a.m., London, England time, relating to quotations for the one month, two month, or three month London InterBank Offered Rates, as selected by Borrowers in their LIBOR Tranche Election, on Dollar deposits, as published on Bloomberg LP, or, if no longer provided by Bloomberg LP, such rate as shall be determined in good faith by Agent from such sources as Agent shall determine to be comparable to Bloomberg LP (or any successor) as determined by Agent at approximately 10:00 am Local Time on the relevant date of determination. Each determination by Agent of the LIBOR Tranche Rate shall be conclusive in the absence of manifest error.

          “LIBOR Tranche Rate Loan” means all or such portions of the Loans (other than Agent Advances, Interim Advances or Overadvances) with respect to which a LIBOR Tranche Election shall have been made for the applicable LIBOR Tranche Period with respect thereto.

          “Licenses and Permits” means all licenses, permits, registrations and recordings thereof and all applications incorporated into such licenses, permits and registrations now owned or hereafter acquired by any Person and required from time to time for the business operations of such Person.

          “Lien” means any lien, mortgage, pledge, security interest, charge or other encumbrance of any kind, including any conditional sale or other title retention agreement, any lease in the nature thereof, any agreement to give any security interest, and the authorized filing by or against a Person of any financing statement as debtor under the UCC (other than a filing to reflect the ownership interest of a lessor or licensor).

          “Life Insurer” means Pruco Life Insurance Company and its successors and assigns.

          “Life Insurance” means the policies of life insurance (together with any supplementary contracts issued in connection with those policies) insuring the life of Brain G. Donaghy (Policy No. L8496479) and Steven D. Jones (Policy No. L8496930) which have been issued by the Life Insurer and have a death benefit in the aggregate face amount of $5,000,000 on each of said Persons.

          “Life Insurance Documents” means, collectively, each assignment of the Life Insurance in favor of Agent pursuant to such instruments or agreements which are in form and substance satisfactory to Agent, including each Agreement Regarding Insurance entered into between Agent and ISA, and all other related agreements, instruments or documents executed or delivered in connection therewith.

          “Loan Collateral” means the Collateral, the Life Insurance, the Pledged Collateral (as defined in the Pledge Agreement), and any other security or collateral provided from time to time by, or on behalf of, a Borrower or any other Person for the Obligations.

          “Loan Documents” mean this Agreement, the Note, the Cross-Guaranties, the Guaranty, the Security Documents, the Mortgages, the Life Insurance Documents, the Letter of Credit Documents, all Rate Management Agreements between a Borrower and a Lender or any Affiliate of a Lender, and any other agreement, instrument, certificate or document executed or delivered in connection with or pursuant to (a) any Bank Product Obligations or (b) this Agreement, whether concurrently herewith or subsequent hereto.

          “Loans” mean, collectively, the Revolving Loans (including any Interim Advance and Overadvance), Agent Advances and the Term Loan. “Loan” means, individually, each advance of the Revolving Loans (including any Interim Advance and Overadvance), each of the Agent Advances and the Term Loan.

          “Logistics” means ISA Logistics LLC, a Kentucky limited liability company.

          “Material Adverse Effect” means any event which, in Agent’s judgment exercised in good faith, has (a) a material adverse effect on the financial condition, operations, Property or Indebtedness of Borrowers and their Subsidiaries on a Consolidated basis, (b) a material adverse effect upon the binding nature, validity or enforceability of any of the Loan Documents, or (c) a material adverse effect upon the ability of Borrowers and their Subsidiaries on a Consolidated basis to perform their obligations under the Loan Documents.

          “Material Agreements” means any of the following contracts, instruments or other agreements to which a Borrower is a party or to which any of its Property is subject:

          (a) any Material IP Agreements;

          (b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, which involves consideration in excess of $200,000;

          (c) any agreement concerning a partnership or joint venture;

          (d) any agreement (or group of related agreements) under which a Borrower has created, incurred, assumed, or guaranteed any Indebtedness for Borrowed Money in excess of $100,000, any Material Lease, or under which a Person has imposed a Lien on any of any Borrower’s Property;

          (e) any agreement in which a Borrower has agreed to refrain from selling, marketing, distributing, or otherwise engaging in commerce with respect to any material existing or future product, service, line of business or other business;

          (f) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of any of any Borrower’s current or former stockholders, members, officers, or employees, or the members of any Borrower’s Board of Directors or, as applicable, managers (as defined under any applicable limited liability company act);

          (g) any collective bargaining agreement;

          (h) any written agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $100,000 or providing material severance benefits;

          (i) any agreement under which a Borrower has advanced or loaned any amount to any of its stockholders, members, officers, or employees, or the members of any Borrower’s Board of Directors or, as applicable, managers (as defined under any applicable limited liability company act) outside the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency);

          (j) any agreement under which the consequences of a default or termination would reasonably be expected to have a Material Adverse Effect;

          (k) any agreement under which a Borrower has granted any Person any registration rights under applicable securities laws (including demand and piggyback registration rights);

          (l) any agreement under which a Borrower has advanced or loaned any other Person amounts in the aggregate exceeding $100,000; or

          (m) any other agreement (or group of related agreements) entered into other than in the ordinary course of business, the performance of which involves consideration in excess of $100,000.

          “Material EPA Permits” has the meaning given in Section 5.19(a).

          “Material IP” has the meaning given in Section 5.8(a).

          “Material IP Agreements” has the meaning given in Section 5.8(b).

          “Material Lease” means any lease (other than a Capital Lease) under which a Person shall lease (as lessee) or acquire the right to possess and/or use any Property or any other similar agreement (whether written or oral) pursuant to which such Person pays an annual lease payment or rental payment equal to or greater than $100,000, pays its lease payments to an Affiliate, or which otherwise is material to the operation of such Person’s business.

          “Material Licenses and Permits” has the meaning given in Section 5.20.

          “Maximum Liability” has the meaning given in Section 11.1(l).

          “Maximum Revolving Commitment” means Forty Million Dollars ($40,000,000).

          “Mortgages” means, collectively, each mortgage or deed of trust granted by ISA or the Pledgors from time to time for the benefit of Agent, LC Issuer and Lenders.

          “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is maintained for employees of a Borrower or any ERISA Affiliate of a Borrower, to which a Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contribution.

          “NAS Factoring Report” has the meaning given in Section 6.1(n).

          “NAS Factoring Documents” has the meaning given in Section 6.1(n).

          “Net Amount of Eligible Receivables” means, at any time, the gross amount of Eligible Receivables less sales, excise or similar Taxes, and less returns, liquidated damages, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed.

          “Net Income” means, for any period, the aggregate of the net income (or net loss) of the Credit Parties and their Subsidiaries for such period, determined on a Consolidated basis, but excluding, without duplication: (a) the income of any Person (other than a Subsidiary) in which a Borrower has an ownership interest, unless such income has been received by Borrowers in a cash distribution within the period and (b) the income of any Subsidiary of a Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at that time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

          “Net Orderly Liquidation Value Percentage” means, as of any date, with respect to the Inventory of Borrowers, the orderly liquidation value thereof (expressed as a percentage of all Inventory), as determined in a manner acceptable to Agent by an appraiser acceptable to Agent, net of all costs of liquidation thereof, pursuant to the then current net orderly liquidation value Inventory appraisal.

          “Net Proceeds” means the aggregate proceeds paid in cash or Cash Equivalents received in respect of any Casualty Loss, Equity Issuance, or Extraordinary Disposition, net of (a) direct out-of-pocket costs paid to Persons which are not Affiliates of a Borrower to the extent related to any such Casualty Loss, Equity Issuance, or Extraordinary Disposition (including legal, accounting, underwriting discounts, investment banking fees and sales commissions), (b) any relocation expenses incurred as a result of any such Extraordinary Disposition, (c) any Taxes paid or payable as a result of any such Casualty Loss, Equity Issuance, or Extraordinary Disposition (after taking into account any available Tax credits or deductions in any Tax sharing arrangements), (d) any amounts required to be applied in payment of Indebtedness secured by a Lien incurred in accordance with this Agreement on the Property that is subject of any such Extraordinary Disposition or Casualty Loss and which Indebtedness is required, pursuant to the terms of the instrument governing such Indebtedness or Lien, to be repaid in connection with such Extraordinary Disposition or Casualty Loss, or in order to obtain the necessary consent to a sale, to be repaid in connection with such Extraordinary Disposition, and (e) any reserves established by a Borrower or any of its Subsidiaries in accordance with GAAP to fund indemnification obligations, adjustments in respect of the sale price of or other Indebtedness in respect of such Property, and other contingent liabilities, if any, reasonably estimated to be payable, that are directly attributable to such event.

          “Non-financed Capital Expenditures” means the total amount of Capital Expenditures for any period, as determined on a Consolidated basis in accordance with GAAP, made by the Credit Parties and their Subsidiaries determined exclusive of those Capital Expenditures made from (a) funds borrowed by a Borrower (for purposes of this clause (a) “funds borrowed” will not include funds borrowed from Lenders as a Revolving Loan) or pursuant to any Capital Lease or (b) the Net Proceeds from any Casualty Loss.

          “Non-Paying Cross-Guarantor” has the meaning given in Section 11.1(m).

          “North American Stainless” means North American Stainless, a general partnership, together with its Affiliates.

          “Notes” means, collectively, the Revolving Loan Notes, the Term Loan Notes and any other promissory notes executed by Borrowers to the order of a Lender after the Closing Date. “Note” means, individually, any one of the Notes, unless specifically identified.

          “Obligations” means, collectively, the Loans, the Letter of Credit Obligations, the Bank Product Obligations, the Rate Management Obligations, the Cross-Guaranteed Obligations and all of the Indebtedness, obligations, covenants, promises, indemnities, agreements and other liabilities existing on the date hereof or arising from time to time hereafter, whether direct, indirect, absolute, contingent, joint or several, matured or unmatured, related or unrelated, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, whether for the payment of money, whether arising out of overdrafts on checking, deposit or other accounts or electronic funds transfers (whether through automatic clearing houses or otherwise) or out of a Lender’s or Agent’s non-receipt of, or inability to collect, funds or otherwise not being made whole in connection with depository transfer checks or other similar arrangements and whether direct or indirect (including acquired by assignment), of any and each Borrower or any Subsidiary of any Borrower to Agent, LC Issuer or any Lender under or in respect of any one or more of the Loan Documents. Obligations shall also include (i) all interest, charges and other fees chargeable hereunder to any Borrower or due hereunder from any Borrower to Agent or Lenders from time to time and all costs, expenses, and amounts referred to in Section 12.5 and (ii) all Indebtedness owing to Fifth Third (or its Affiliates) under any lease, lease contract, lease agreement, master lease, sublease, schedule or other like document or agreement executed by a Borrower or its Subsidiaries for any Equipment or other Property (“Leasing Obligations”).

          “Operating Account” has the meaning given in Section 2.4(a)(ii).

          “Organizational Documents” means for each Borrower and its Subsidiaries, as applicable, such entity’s certificate/articles of incorporation/organization, bylaws, stockholders agreements, operating agreement, partnership agreement, resolutions, actions, or other applicable charter or other governing documents.

          “Other Deposit Accounts” has the meaning given in Section 5.23.

          “Overadvance” has the meaning given in Section 2.2(b).

          “Owned Real Property” has the meaning given in Section 5.22.

          “Patents” means all of the following in which a Person now holds or hereafter acquires any interest: (a) all letters patent of the United States or any country, all registrations and recordings thereof, and all applications for letters patent of the United States or any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.

          “Payoff Letter” means a payoff letter in form and substance satisfactory to Agent, in the exercise of its discretion in good faith, confirming that all of Borrowers’ obligations under the Prior Senior Revolving Debt Agreement will be repaid in full from the proceeds of the initial Loans and the Liens upon any of the Property of any Borrower or any of its Subsidiaries constituting Collateral will be released and providing for cash collateralization of the Borrowers’ obligations under the BB&T Rate Management Agreement in amount that is satisfactory to Agent in its sole and absolute discretion.

          “PBGC” means the Pension Benefit Guaranty Corporation or its successor.

          “Permitted Factoring Receivable” means a Receivable that is subject to a Permitted Factoring Transaction.

          “Permitted Factoring Transaction” means factoring transactions entered into by any Borrower with Banesto and Grupo Santander with respect to North American Stainless Receivables only originated by such Borrower in the ordinary course of business, which factoring transactions give rise to obligations that are non-recourse to any such Borrower other than limited recourse customary for factoring transactions of the same kind.

          “Permitted Dissolution” means, so long as there does not exist an Event of Default, the dissolution in accordance with applicable law of any Inactive Subsidiary upon at least 20 Business Days prior notice to Agent, and the dissolution of each Inactive Non-Guarantor Party upon contemporaneous notice to Agent.

          “Permitted Liens” means those Liens permitted pursuant to Section 8.8.

          “Permitted Purchase Money Indebtedness” means purchase money or Capitalized Lease Obligations incurred by a Borrower or any of its Subsidiaries to acquire any Equipment if each of the following conditions is satisfied: (a) the total outstanding amount of purchase money and Capitalized Lease Obligations incurred by all Borrowers and their Subsidiaries do not, as of any date, exceed an aggregate amount equal to $1,500,000, (b) such purchase money and Capitalized Lease Obligations will not be secured by any of the Loan Collateral other than the specific Equipment financed thereby and the identifiable cash proceeds thereof, and (c) the principal amount of such purchase money and Capitalized Lease Obligations will not, at the time of the incurrence thereof, exceed the value of the Property so acquired.

          “Person” means an individual, a company, a corporation, an association, a partnership, a joint venture, a limited liability company, an unincorporated trade or business enterprise, a trust, an estate, or other legal entity or a Governmental Authority or any agency, instrumentality or official of a Governmental Authority.

          “Pledge Agreement” means the Pledge Agreement substantially in the form of Exhibit E in form and substance satisfactory to Agent, pursuant to which ISA will pledge all of its Equity Interests in all of its Subsidiaries to Agent, for the benefit of Lenders, as security for the Obligations.

          “Pledgor” means each of ISA, Indiana Real Estate, ISA Real Estate, 7021 Grade, 7124 Grade, and 7200 Grade, and “Pledgors” means, collectively, ISA, Indiana Real Estate, ISA Real Estate, 7021 Grade, 7124 Grade, and 7200 Grade. To the extent a term or provision of this Agreement or any of the other Loan Documents is applicable to a “Pledgor”, it is applicable to each Pledgor unless the context expressly indicates otherwise.

          “Post-Closing Agreements” means each of, and collectively, Borrowers’ agreements to:

          (a) On or before August 25, 2010, (i) Borrowers shall, and shall cause the other Pledgors to, execute and deliver to Agent each of the Mortgages, all of which shall provide for Agent to have a first priority Lien over all real Property owned by the Borrowers and the Pledgors and (ii) Agent shall receive (A) a lender’s policy of title insurance policy in a form acceptable to Agent for each of the real Property encumbered by the Mortgages, insuring the applicable Mortgage in the amounts agreed to between Borrowers and Agent prior to the Closing Date, with all standard and general exceptions deleted or endorsed over so as to afford full “extended form coverage” and showing as exceptions only items acceptable to Agent in its sole and absolute discretion and containing those additional endorsements which are required by Agent; and (B) a legal opinion, flood insurance certificates, title affidavits and such other documents, instruments and agreements as may be requested by Agent in its discretion exercised in good faith in connection with the Mortgages;

          (b) On or before September 1, 2010, for each policy of Life Insurance, deliver to Agent (i) the original of such policy to Agent, (ii) all other related agreements, instruments or documents executed or delivered in connection with the assignment of such policy, including the life insurance company written acknowledgment to Agent of the collateral assignment and, as appropriate, consent to the assignment of such life insurance to Agent;

          (c) On or before October 1, 2010, deliver to Agent good standing certificates in respect of ISA for the States of Alabama, Pennsylvania and Texas;

          (d) On or before October 1, 2010, deliver to Agent (all in form and substance satisfactory to Agent): (i) a lender’s loss payee (and as applicable, mortgagee) endorsement in favor of Agent with respect to each of Borrowers’ property insurance policies and (ii) an additional insured endorsement in favor of Agent with respect to each of Borrowers’ liability insurance policies;

          (e) On or before November 1, 2010, Borrowers shall cause each Inactive Non-Guarantor Party to, in the discretion of Agent, (i) execute joinder agreements to the Guaranty and the Guarantor Security Agreement, in forms acceptable to Agent, and deliver evidence to Agent that Agent will have, upon execution of such joinder agreements, a first priority Lien on all Property of each Inactive Non-Guarantor Party, (ii) dissolve in accordance with applicable law or (iii) provide Agent with evidence, satisfactory to Agent in its sole and absolute discretion, that such Inactive Non-Guarantor Party is not a Subsidiary of either Borrower.

          “Pre-Settlement Determination Date” has the meaning given in Section 2.4(c).

          “Prime Rate” means the rate of interest established from time to time by Agent as its prime rate at its Head Office, whether or not Agent shall at times lend to other borrowers at lower rates of interest.

          “Prior Senior Revolving Debt Agreement” means the Loan Agreement between ISA and BB&T dated as of April 13, 2010, as may have been amended prior to the Closing Date.

          “Pro Rata Share” means, with respect to any Lender, (a) with respect to Revolving Loans and participations in Letters of Credit, a portion equal to a fraction, the numerator of which is such Lender’s Revolving Loan Commitment and the denominator of which is the aggregate Revolving Loan Commitments; (b) with respect to the Term Loan, a portion equal to a fraction, the numerator of which is such Lender’s Term Loan Commitment and the denominator of which is the aggregate Term Loan Commitments; and (c) with respect to all Loans and participations in Letters of Credit in the aggregate after the Termination Date, a portion equal to a fraction, the numerator of which is such Lender’s Loans and participations in Letters of Credit and the denominator of which is the aggregate Loans and participations in Letters of Credit of all Lenders. Each fraction determined in accordance with this definition shall be expressed as a percentage up to nine decimals in Agent’s discretion.

          “Proceeds” means “proceeds” as defined in the UCC.

          “Projections” means Borrowers’ forecasted annual: (a) balance sheets, (b) income statements, and (c) operating budgets prepared on a quarterly basis in form and substance satisfactory to Agent, all prepared for a succeeding one year period on a division by division basis and otherwise consistent with Borrowers’ historical financial statements, together with, if requested by Agent, appropriate supporting details and statements of underlying assumptions.

          “Property” means all types of real, personal, tangible, intangible or mixed property.

          “Rate Management Agreement” means any agreement, device or arrangement providing for payments which are related to fluctuations of commodities, interest rates, exchange rates, forward rates, or equity prices, including, but not limited to, dollar denominated or cross currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and any agreement pertaining to equity derivative transactions (e.g., equity or equity index swaps, options, caps, floors, collars and forwards), including any ISDA Master Agreement, and any schedules, confirmations and documents and other confirming evidence between the parties confirming transactions thereunder, all whether now existing or hereafter arising, and in each case as amended, modified or supplemented from time to time.

          “Rate Management Obligations” means any and all obligations of a Borrower to a Lender or any Affiliate of a Lender, whether absolute, contingent or otherwise and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under or in connection with (a) any and all Rate Management Agreements between a Borrower and a Lender or any Affiliate of a Lender, and (b) any and all cancellations, buy-backs, reversals, terminations or assignments of such any Rate Management Agreement.

          “Raw Materials” means raw materials owned and held by a Borrower at a Borrower’s Facility that either (a) will be used or consumed in a Borrower’s business as presently conducted by it or permitted to be conducted by it in accordance with the terms of this Agreement or (b) will be converted or fabricated into Finished Goods in the ordinary course of Borrower’s business as presently conducted by it or permitted to be conducted by it in accordance with the terms of this Agreement exclusive, in each case, of Raw Materials which are Hazardous Substances.

          “Receivables” means “accounts” as defined in the UCC.

          “Receivables Advance Rate” has the meaning given in the definition of Advance Rate.

          “Recycling” means ISA Recycling, LLC, a Kentucky limited liability company.

          “Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, modify, supplement, restructure, replace, refund or repay (in full), or to issue other Indebtedness in exchange or replacement for, such Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

          “Refinancing Debt” means, as to any Indebtedness, the Refinance of such Indebtedness, provided that the following conditions are satisfied:

          (a) the weighted average life to maturity of such Refinancing Debt shall be greater than or equal to the weighted average life to maturity of the Indebtedness being Refinanced;

          (b) the principal amount of such Refinancing Debt shall be less than or equal to the sum of the principal amount then outstanding of, plus accrued and unpaid interest on and financing fees related to, the Indebtedness being Refinanced;

          (c) the respective obligor or obligors shall be the same on the Refinancing Debt as on the Indebtedness being Refinanced;

          (d) the priority of payment of such Refinancing Debt shall be the same as or lower than the ranking of the Indebtedness being Refinanced;

          (e) the security, if any, for the Refinancing Debt shall be the same as that for the Indebtedness being Refinanced (except to the extent that less security is granted to holders of the Refinancing Debt);

          (f) the terms of such Refinancing Debt (including covenants, events of default and remedies) are no less favorable, when taken as a whole, to Borrowers than the terms of this Agreement at the time such Indebtedness is being Refinanced; and

          (g) Borrowers are in compliance with the Financial Covenants, on a pro forma basis, after giving effect to the incurrence of such Refinancing Debt and the scheduled repayment of the Indebtedness being Refinanced. To determine whether there is pro forma compliance with the Financial Covenants, Borrowers will, on a pro forma basis, provide a worksheet to Agent at least 10 days before incurring such Refinancing Debt, which: (i) restates Borrowers’ financial statements received by Agent for the Fiscal Quarter or the Fiscal Year, as applicable, ended most closely before the date such Refinancing Debt is proposed to be incurred as if the proposed Refinancing Debt had been made, and the Indebtedness had been Refinanced, at the beginning of the applicable Test Period and (ii) calculates the Senior Leverage Ratio under Section 7.1, and the Fixed Charge Coverage Ratio under Section 7.2, in each case taking into account such proposed Refinancing Debt as if the proposed Refinancing Debt had been made, and the Indebtedness had been refinanced, at the beginning of the applicable Test Period.

          “Register” has the meaning given in Section 12.7(b).

          “Remittances” means all checks, drafts, money orders, and other items and all cash and other remittances of every kind due any Borrower on its Receivables or other Loan Collateral.

          “Reports” has the meaning given in Section 12.2(c).

          “Requisite Lenders” means, at any time, those Lenders having Commitments (or, if after the Commitments have been terminated, having an aggregate outstanding principal amount of the Loans and the Letter of Credit Obligations not yet reimbursed by Borrowers or funded with a Revolving Loan) which constitute an amount equal to or greater than 66⅔% of the then aggregate amount of all Commitments of all Lenders (or, if after the Commitments have been terminated, the total outstanding principal amount of the Loans and the Letter of Credit Obligations not yet reimbursed by Borrowers or funded with a Revolving Loan). Each Lender, which is an Affiliate of another Lender, shall be counted with its Affiliate as one and the same Lender for purposes of determining the number and percentage of Lenders.

          “Reserve Amount” means, as at any time, the amounts that Agent, in its discretion exercised in good faith (including in the manner described in this definition) may from time to time establish in determining the Borrowing Base based on such credit and collateral considerations as Agent deems, in good faith, appropriate from time to time, based on market conditions, or to reflect contingencies or risks which may affect any or all of the Loan Collateral, the business, operations, financial condition or business prospects of Borrowers or the security of the Loans (“Discretionary Reserves”). For purposes of this definition and determining the Borrowing Base and without limiting Agent’s other discretion as described above, Agent will be deemed to have acted in good faith if reserves are established in respect of any one or more of the following (“Deemed Good Faith Reserves”):

          (a) the occurrence of a Default or an Event of Default;

          (b) the payment of Obligations then due and payable and unpaid;

          (c) for price adjustments, damages, unearned discounts, returned Inventory, credit memoranda (issued or unissued), credits, contras and other similar offsets to any Borrower’s accounts receivable except to the extent that any of the foregoing in this item (c) has been dealt with by Agent by designating a specific Receivable or Receivables as being ineligible pursuant to the terms of this Agreement as opposed to the establishment of a reserve general in nature;

          (d) for any claims, interests, or rights (including Liens) of any Person (“Priming Interests”) which (i) as of the date Agent learns or is notified of the existence of the applicable Priming Interest, has priority over the Liens in favor of Agent on any or all of the Loan Collateral or (ii) will have priority over the Liens of Agent on any or all of the Loan Collateral after any required notice or filing, the passage of time, the satisfaction of any other condition, or otherwise;

          (e) for aged credits maintained by a Borrower in respect of its accounts receivable except to the extent that any of the foregoing in this item (e) has been dealt with by Agent by designating a specific Receivable or Receivables as being ineligible pursuant to the terms of this Agreement as opposed to the establishment of a reserve general in nature;

          (f) for any litigation pending against any one or more Borrowers; or

          (g) for any amounts expended by Agent to protect or preserve any Loan Collateral or Agent’s or any Lender’s rights under the Loan Documents which have not been reimbursed by Borrowers;

provided that unless a Default or an Event of Default has occurred and is continuing, Agent will provide Borrowers notice of any Deemed Good Faith Reserves implemented by Agent at least 5 Business Days before the implementation of any such Deemed Good Faith Reserves.

          “Restricted Payment” means: (a) any dividend, payment or other distribution, direct or indirect (including any management or consulting fee to a stockholder (or member in the case of a limited liability company) of any Credit Party or to an Affiliate of any such stockholder or, as applicable, such member), on account of any Equity Interests of any Credit Party or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of Capital Securities to the holders of that class, (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of any Credit Party or any of its Subsidiaries now or hereafter outstanding, and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of any Credit Party or any of its Subsidiaries now or hereafter outstanding.

          “Revolving Loan Availability” means, as of any time, an amount, in Dollars, equal to:

          (a) an amount equal to the lesser of (i) the Maximum Revolving Commitment or (ii) the then Borrowing Base;

          less (b) the then aggregate outstanding principal amount of all Revolving Loans; and

          less (c) the then Letter of Credit Exposure.

          “Revolving Loan Commitment” means, in relation to any particular Lender, the maximum amount of the Revolving Loans (which shall include such Lender’s obligation to participate in Letters of Credit and Agent Advances based on its Pro Rata Share of the Revolving Loan Commitments) to be made by such Lender to Borrowers as set forth in Schedule 1.1, as such Schedule 1.1 has been and may thereafter be amended and revised in accordance with the terms hereof.

          “Revolving Loan” means any one of the Revolving Loans or Interim Advances.

          “Revolving Loan Note” has the meaning given in Section 2.5.

          “Revolving Loans” has the meaning given in Section 2.2(a) and includes any Interim Advances.

          “SEC” means the Securities and Exchange Commission or any successor agency.

          “Security Documents” mean, collectively, this Agreement, the Borrower Security Agreement, the Guarantor Security Agreement, the Pledge Agreement, the Mortgages, the Life Insurance Documents, any Collateral Assignments, and each other agreement, assignment or instrument creating or purporting to create a Lien on Property of any Borrower or any of its Subsidiaries or any other Person in favor of Agent for the benefit of Agent, LC Issuers and Lenders as security for the Obligations.

          “Senior Leverage Ratio” means the ratio, as of any Computation Date, resulting from dividing: (a) Consolidated Senior Funded Debt as of such date by (b) Consolidated Adjusted EBITDA for the Test Period ending as of such Computation Date.

          “Settlement Date” has the meaning given in Section 2.4(c).

          “7021 Grade” means 7021 Grade Lane LLC, a Kentucky limited liability company.

          “7100 Grade Lane Real Property Acquisition” means the acquisition by a Borrower of the real Property commonly known as 7100 Grade Lane, the sole consideration payable for such acquisition being in shares of Capital Securities of ISA; provided that, contemporaneously with such acquisition, Agent, for the benefit of itself, LC Issuer and Lenders, is granted a first priority Lien on such real Property to secure the Obligations, and is provided a survey, environmental report(s) and, if requested by Agent, an appraisal, in a form acceptable to Agent, together with a lender’s policy of title insurance in the amount of the current appraised value of such real Property (or such other amount as may be agreed to by Agent), and such other documents, instruments and agreements reasonably requested by Agent.

          “7124 Grade” means 7124 Grade Lane LLC, a Kentucky limited liability company.

          “7200 Grade” means 7200 Grade Lane LLC, a Kentucky limited liability company.

          “Share Repurchases” has the meaning given in Section 8.4(b).

          “Solvent” means, with respect to any Person, that the Person is not insolvent as defined or construed under any and all applicable Insolvency Laws after giving effect to all applicable rights of subrogation and contribution which such Person may have in respect of the Indebtedness of other Persons. In computing the amount of contingent liabilities at any time, it is intended that they be computed at the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.

          “Stated Termination Date” means July 31, 2013.

          “Subsidiary” means, as to any Person, a corporation, partnership, limited liability company, or other entity of which shares of stock or other Capital Securities having ordinary voting power (other than stock or such other Capital Securities having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company, or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of a Borrower, directly, or indirectly through ownership of a Subsidiary by another Subsidiary of a Borrower and each Person which hereafter becomes a Subsidiary of a Borrower.

          “Surety Bond” means a surety bond (whether bid, performance or otherwise) issued by a Person that is a surety thereunder.

          “Tax” or “Taxes” means any federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, Capital Securities, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other Taxes of any kind whatsoever (including deficiencies, penalties, additions to Tax, and interest attributable thereto) whether disputed or not.

          “Tax Refund” means any refund of any income, franchise, commercial activity or like taxes, or fees or interest in respect thereof, which are paid to a Borrower or any of its Subsidiaries by any Governmental Authority.

          “Term Loan” has the meaning given in Section 2.2(c).

          “Term Loan Commitment” means, in relation to any particular Lender, the maximum amount of the Term Loan to be loaned by such Lender to Borrower as set forth in Schedule 1.1.

          “Term Loan Note” has the meaning given in Section 2.5(b).

          “Termination Date” means, (a) with respect to the Revolving Loans, the Letter of Credit Obligations and the other Obligations (other than the Term Loan), the earliest of: (i) Stated Termination Date, (ii) the date upon which the entire outstanding balance under the Revolving Note shall become due pursuant to the provisions hereof (whether as a result of acceleration or otherwise), or (iii) the date upon which the Commitments terminate pursuant to Section 9.2 of this Agreement; and (b) with respect to the Term Loan, the earliest of: (i) Stated Termination Date, (ii) the date upon which the entire outstanding balance under the Term Loan Note shall become due pursuant to the provisions hereof (whether as a result of acceleration or otherwise), and (iii) the date upon which the Term Loan shall be repaid in full.

          “Termination Event” means (a) a “Reportable Event” described in Section 4043 of ERISA and the regulations issued thereunder, but not including any such event for which the 30 day notice requirement has been waived by applicable regulation; (b) the withdrawal of any Borrower or an ERISA Affiliate of a Borrower from a Guaranteed Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the filing of a notice of intent to terminate a Guaranteed Pension Plan or the treatment of a Guaranteed Pension Plan amendment as a termination under Section 4041 of ERISA; (d) the institution of proceedings to terminate a Guaranteed Pension Plan by the PBGC; (e) the withdrawal or partial withdrawal of any Borrower or an ERISA Affiliate of a Borrower from a Multiemployer Plan; (f) any other event or condition which might reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Guaranteed Pension Plan or Multiemployer Plan; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon ISA or any ERISA Affiliate.

          “Test Period” means, with respect to a particular Computation Date, the period of four (4) consecutive Fiscal Quarters ending on such Computation Date (i.e., a rolling four (4) consecutive Fiscal Quarter period). The first Test Period for the purposes of this Agreement shall be the Fiscal Quarter ending on September 30, 2010.

          “Trademarks” means all of the following in which any Person now holds or hereafter acquires any interest: all trademarks, service marks, trademark or service mark registrations, trade names, and trademark or service mark applications, and (a) reissues, extensions or renewals thereof; (b) all income, royalties, damages and payments now and hereafter due and/or payable with respect thereto, including damages and payment for past or future infringements thereof; (c) the right to sue for past, present and future infringements thereof; (d) all rights corresponding thereto throughout the world, (e) all applications in connection therewith; and (f) together in each case with the goodwill of such Person’s business connected with the use of and symbolized by, the foregoing.

          “Type” means, with respect to any Loan, its nature as a Daily LIBOR Rate Loan or a LIBOR Tranche Rate Loan.

          “UCC” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of Ohio; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of Agent’s or a Lender’s security interest in any of the Loan Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Ohio, the term “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

          “Unused Line Fee” means a fee payable pursuant to Section 6.9(a) at a rate per annum equal to 0.50% (computed on the basis of a 360-day year for the actual number of days elapsed) on the daily amount of the Maximum Revolving Commitment less the aggregate outstanding Revolving Loans and Letter of Credit Exposure.

          “USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as amended.

          “Waste Equipment” means Waste Equipment Sales & Service Co., LLC, a Kentucky limited liability company.

ARTICLE 2
THE LOANS AND LETTERS OF CREDIT

          Section 2.1 Commitments. Subject to the terms and conditions of this Agreement, Lenders and LC Issuer will make up to $48,800,000 in total credit available to, or for the benefit of, Borrowers under this Agreement in the form of the following credit extensions advanced or to be made under the following facilities: (a) revolving loans, (b) a term loan and (c) a letter of credit subfacility, all as more particularly described below.

          Section 2.2 The Revolving Loans; The Term Loan.

                    (a) Subject to the other terms and conditions of this Agreement, prior to the Termination Date, each Lender, severally and not jointly, agrees to make loans (collectively, the “Revolving Loans”) to Borrowers, in an amount at any one time outstanding not to exceed the lesser of (i) the Revolving Loan Commitment of such Lender or (ii) such Lender’s Pro Rata Share of the Revolving Loan Availability then in effect. The aggregate amount of all of the Revolving Loan Commitments is $40,000,000. Borrowers may borrow, repay and reborrow the Revolving Loans, subject to the terms and conditions of this Agreement.

                    (b) Subject to the terms of Section 12.4(a), Agent, in its discretion, may elect, on behalf of Lenders, to exceed the limits of the Borrowing Base (but not, together with any other Revolving Loans outstanding, the aggregate Revolving Loan Commitments) (and thereby increase the Revolving Loan Availability) on one or more occasions (each, an “Overadvance”), but if it does so, neither Agent nor any Lender will be deemed thereby to have changed the limits of the Revolving Loan Availability or to be obligated to make Overadvances on any other occasion. All Overadvances constitute Revolving Loans for all purposes of this Agreement.

                    (c) Subject to the other terms and conditions of this Agreement, each Lender, severally and not jointly, agrees to make a term loan (collectively, the “Term Loan”) under this Agreement on the Closing Date, in an amount not to exceed, with respect to each Lender, the Term Loan Commitment of such Lender. The aggregate amount of all of the Term Loan Commitments is $8,800,000. No part of the Term Loan may, on the repayment thereof, be redrawn or reborrowed by Borrowers. Lenders shall have no obligation to fund any new amounts under the Term Loan Commitments after the Closing Date. The entire unpaid principal balance of, and accrued interest on, the Term Loan, if not sooner repaid, will be due and payable on the Termination Date.

                    (d) The principal balance of the Term Loan will be repaid in consecutive equal monthly principal installments of $105,000 each, commencing on September 1, 2010, and continuing on the first day of every calendar month thereafter, with the final payment of the then-unpaid balance of the Term Loan due and payable in full on the Termination Date.

                    (e) In addition to the scheduled payments of principal on the Term Loan set forth in Section 2.3(b), beginning on the earlier of (i) April 30, 2011 or (ii) 15 days following the date on which Agent receives Borrower’s Financial Statements in accordance with Section 6.1(b) for the Fiscal Year ending December 31, 2010 and continuing on the same due date (or 15 days following the date on which Lenders receive Borrower’s Financial Statements in each subsequent Fiscal Year) thereafter occurring in each subsequent Fiscal Year until the payment in full of the Term Loan, Borrowers will make a payment to Agent, for the ratable benefit of Lenders (each, an “Excess Cash Flow Payment”) in an aggregate amount equal to the Excess Cash Flow Percentage of Excess Cash Flow for the immediately preceding Fiscal Year of Borrower (or portion of the Fiscal Year in the case of the Fiscal Year ending on December 31, 2010) then ended. Each Excess Cash Flow Payment shall, absent the occurrence and continuance of an Event of Default, be applied to the remaining installments of principal under the Term Loan Notes in the inverse order of maturity, and to accrued but unpaid interest thereon. The receipt by Lenders of any such prepayments will not change the due dates or amounts of the monthly principal payments otherwise required to be paid pursuant to the Term Loan Notes.

          Section 2.3 Letters of Credit.

                    (a) Request for Issuance of Letters of Credit. Subject to the terms and conditions of this Agreement, prior to the Termination Date, any one or more of the Borrowers may request LC Issuer to issue one or more of its Letters of Credit in favor of such beneficiary(ies) as are designated by Borrowers in accordance with this

Section 2.3. The making of each Letter of Credit request by Borrowers will be deemed to be a representation by Borrowers that the Letter of Credit may be issued in accordance with, and will not violate the terms of, this Section 2.3. Letters of Credit issued hereunder shall constitute a utilization of the Revolving Loan Commitments.

                    (b) Terms of Letters of Credit. Each Letter of Credit issued under this Agreement will, among other things, (i) be in such form as is acceptable to LC Issuer in its discretion exercised in good faith, (ii) be denominated in Dollars, and (iii) be issued to support Borrowers’ respective Indebtedness incurred (or to purchase Equipment or Inventory in the case of a commercial Letter of Credit) in the ordinary course of Borrowers’ business as presently conducted by each of them or permitted to be conducted by it in accordance with the terms of this Agreement. The expiration date of any standby Letter of Credit shall be up to twelve (12) months after the date of issuance thereof and any commercial Letter of Credit shall be up to six (6) months after the date of issuance thereof; furthermore, and, in addition to each of the foregoing term limitations, LC Issuer will have no obligation to issue any Letter of Credit with an expiry date later than 15 days prior to the Stated Termination Date; provided that a Letter of Credit may be subject to one or more renewal terms so long as any such renewal term does not extend beyond the Stated Termination Date.

                    (c) Reimbursement Obligations. Borrowers shall be irrevocably, absolutely and unconditionally obligated to reimburse LC Issuer on or before the applicable LC Payment Date for any amounts to be paid by LC Issuer upon any drawing under any Letter of Credit, without presentment, demand, protest or other formalities of any kind. All such amounts paid by LC Issuer and remaining unpaid by Borrowers shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (i) the rate applicable to Daily LIBOR Rate Revolving Loans for such day if such day falls on or before the applicable LC Payment Date and (ii) the sum of 2% plus the rate applicable to Daily LIBOR Rate Revolving Loans for such day if such day falls after such LC Payment Date. LC Issuer will pay to each Lender ratably in accordance with its Pro Rata Share all amounts received by it from Borrowers for application in payment, in whole or in part, of the Letter of Credit Obligations in respect of any Letter of Credit issued by LC Issuer, but only to the extent such Lender has made payment to LC Issuer in respect of such Letter of Credit pursuant to Section 2.3(h). Subject to the terms and conditions of this Agreement, Borrowers may request a Revolving Loan hereunder for the purpose of satisfying any reimbursement obligation.

                    (d) Cash Collateral. At the election of Agent at any time after an Event of Default, Borrowers shall, upon Agent’s demand, deliver to Agent cash collateral equal to the aggregate Letter of Credit Obligations. Any such cash collateral shall be held by Agent, for the benefit of itself, LC Issuer and Lenders, in a separate account appropriately designated as a cash collateral account in relation to this Agreement and the Letters of Credit and shall be retained by Agent, for the benefit of itself, LC Issuer and Lenders, first as collateral security in respect of the Letter of Credit Obligations and then in respect of the other Obligations. Such amounts shall not be used by Agent to pay any amounts drawn or paid under or pursuant to the Letters of Credit or any L/C Draft, but shall be applied to reimburse LC Issuer for drawings or payments under or pursuant to the Letters of Credit or any L/C Draft which LC Issuer has paid, or if no reimbursement is required and the Letter of Credit Obligations shall have been satisfied in full or terminated, to payment of such other Obligations as Agent shall determine.

                    (e) Procedure for Issuance of Letters of Credit. Borrowers shall give LC Issuer at least ten (10) Business Days’ prior written notice, or telephonic or electronically transmitted notice confirmed promptly thereafter in writing, of any requested issuance of a Letter of Credit under this Agreement together with: (i) a Letter of Credit Application completed to the satisfaction of LC Issuer and (ii) the proposed form, if available, of the Letter of Credit (which, in all respects, will comply with the applicable requirements of this Section 2.3. Such Letter of Credit request notice shall specify (A) the stated amount of the Letter of Credit requested, (B) the effective date (which day shall be a Business Day) of issuance of such requested Letter of Credit, (C) the date on which such requested Letter of Credit is to expire (which date shall be a Business Day and which shall comply with Section 2.3(b)), (D) the proposed beneficiaries of such Letter of Credit, (E) the conditions for draws under such Letter of Credit, and (F) any other information relevant thereto as LC Issuer may request.

                    (f) Advice of Issuance or Non-Issuance. Any issuance of a requested Letter of Credit will be in the discretion of LC Issuer to be exercised in good faith. Upon receipt of a request from Borrowers to open any Letter of Credit and of all attendant Letter of Credit Documents as completed in accordance in this Section 2.3, LC Issuer, within three Business Days, will either: (i) issue the requested Letter of Credit (with such changes as may be requested by LC Issuer and agreed to by Borrowers and the beneficiary thereof) and transmit a copy to Borrowers or

(ii) notify Borrowers why LC Issuer has elected not to issue the proposed Letter of Credit. If LC Issuer elects not to issue such Letter of Credit, Borrowers will be permitted to seek the issuance of a letter of credit from a third-party financial institution and provide cash collateral therefor in the manner and to the extent provided in Section 8.11(c). LC Issuer, in addition to the other terms of this Agreement, will, in any event, not have any obligation to issue the proposed Letter of Credit if, after giving effect to such proposed Letter of Credit, the Letter of Credit Availability will be less than zero Dollars.

                    (g) Fees. For each Letter of Credit, Borrowers shall pay to Agent a fee (as applicable, the “Letter of Credit Fee”) in an amount equal to (i) 1.75% on the Letter of Credit Face Amount of each standby Letter of Credit from, and including, the issuance date (and on each renewal) of such Letter of Credit to, and including, the expiry date thereof and (ii) 1.75% on the Letter of Credit Face Amount of each commercial Letter of Credit. In addition, Borrowers shall also pay to LC Issuer for its own account (A) at the time of issuance of each Letter of Credit, an issuance fee equal to 0.125% (“Issuance Fee”) of the Letter of Credit Face Amount of such Letter of Credit and (B) all then current opening, closing, transfer, amendment, draw, renewal, negotiation and other administration fees, charges and out-of-pocket expenses with respect to each Letter of Credit. The Issuance Fee is fully earned by LC Issuer when paid and will be due and payable upon issuance, and each renewal, of each Letter of Credit. The Letter of Credit Fee is fully earned by Agent for the benefit of the Lenders when paid and will be due and payable in advance on the issuance and, in the case of a standby Letter of Credit, each renewal of each such Letter of Credit. The Letter of Credit Fee will be calculated on the basis of the actual number of days elapsed in a 360-day year. If any Letter of Credit is cancelled for any reason before the stated expiry date thereof, the Letter of Credit Fee will not be refunded and will be retained by Agent and the Lenders solely for their account. Agent shall distribute the Letter of Credit Fee to Lenders having Revolving Loan Commitments in accordance with each Lender’s Pro Rata Share of the Revolving Loan Commitments.

                    (h) Administration; Reimbursement by Lenders. Upon receipt from the beneficiary of any Letter of Credit of any demand for payment under the Letter of Credit, LC Issuer shall notify Agent and Agent shall promptly notify Borrowers and each other Lender as to the amount to be paid by LC Issuer as a result of such demand and the proposed payment date (the “LC Payment Date”). The responsibility of LC Issuer to Borrowers and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit. LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Letters of Credit as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by LC Issuer, each Lender shall be unconditionally, absolutely, and irrevocably liable without regard to the occurrence of any Default or any condition precedent whatsoever, to reimburse LC Issuer on demand for (i) such Lender’s Pro Rata Share of the amount of each payment made by LC Issuer under each Letter of Credit to the extent such amount is not reimbursed by Borrowers pursuant to clause (c) of this Section 2.3, plus (ii) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of LC Issuer’s demand for such reimbursement (or, if such demand is made after 2:00 p.m. (Cincinnati, Ohio time) on such date, from the next succeeding Business Day) to the date on which such Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Rate for the first three days and, thereafter, at a rate of interest equal to the rate applicable to Daily LIBOR Rate Revolving Loans.

                    (i) Obligations Absolute. Each Borrower’s obligations under this Section 2.3 shall be absolute, irrevocable, and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which any Borrower may have or have had against LC Issuer, any Lender or any beneficiary of a Letter of Credit. Borrowers further agree with LC Issuer and Lenders that LC Issuer and Lenders shall not be responsible for, and each Borrower’s reimbursement obligation in respect of any Letter of Credit shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among Borrowers, any of their Affiliates, the beneficiary of any Letter of Credit or any financing institution or other party to whom any Letter of Credit may be transferred or any claims or defenses whatsoever of Borrowers or of any of their Affiliates against the beneficiary of any Letter of Credit or any such transferee. LC Issuer shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. Borrowers agree that any action taken or omitted by LC Issuer or any Lender under or in connection with each Letter of Credit and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon Borrowers and shall not put LC Issuer or any Lender under any liability to Borrowers.

                    (j) Actions of LC Issuer. LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex, swift, email or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by LC Issuer. LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement (other than LC Issuer’s failure to pay under any outstanding Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit) unless it shall first have received such advice or concurrence of the Requisite Lenders as it deems appropriate in the exercise of its discretion in good faith or it shall first be indemnified to its good faith satisfaction by Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.3, LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Requisite Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon Lenders and any future holders of a participation in any Letter of Credit.

                    (k) Indemnification. Each Borrower jointly and severally agrees to and does hereby agree to indemnify and hold harmless each Lender, LC Issuer and Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses which such Lender, LC Issuer or Agent may incur (or which may be claimed against such Lender, LC Issuer or Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Letter of Credit or any actual or proposed use of any Letter of Credit, including any claims, damages, losses, liabilities, costs or expenses which LC Issuer may incur by reason of or in connection with (i) the failure of any other Lender to fulfill or comply with its obligations to LC Issuer hereunder (but nothing herein contained shall affect any rights any Borrower may have against any Defaulting Lender) or (ii) by reason of or on account of LC Issuer issuing any Letter of Credit which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Letter of Credit does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to LC Issuer, evidencing the appointment of such successor Beneficiary; provided that Borrowers shall not be required to indemnify any Lender, LC Issuer or Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of LC Issuer in determining whether a request presented under any Letter of Credit complied with the terms of such Letter of Credit or (y) LC Issuer’s failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit. Nothing in this subsection (k) of Section 2.3 is intended to limit the obligations of any Borrower under any other provision of this Agreement.

                    (l) Lenders’ Indemnification. Each Lender agrees to and does hereby, ratably in accordance with its Pro Rata Share of the Revolving Loan Commitments, indemnify and hold LC Issuer, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by Borrower) harmless from and against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnities’ gross negligence or willful misconduct or LC Issuer’s failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of the Letter of Credit) that such indemnitees may suffer or incur in connection with this Section 2.3 or any action taken or omitted by such indemnitees hereunder.

                    (m) Participation. Each Lender shall be deemed to have irrevocably and unconditionally purchased and received from LC Issuer, without recourse or warranty, an undivided interest and participation therein to the extent of such Lender’s Pro Rata Share (based on such Lender’s Revolving Loan Commitment) in each Letter of Credit and related Letter of Credit Obligation issued by LC Issuer hereunder.

          Section 2.4 Advances and Settlement of Payments and Advances.

                    (a) Advance Requests.

                              (i) Borrowers shall (i) select the Type of Loan and, in the case of each LIBOR Tranche Rate Loan, the LIBOR Tranche Period applicable thereto, from time to time and (ii) give Agent irrevocable notice (a “Borrowing Notice”) not later than 1:00 p.m. (Cincinnati, Ohio time) on the Borrowing Date for each Daily LIBOR Rate Loan and three Business Days before the Borrowing Date for each LIBOR Tranche Rate Loan, specifying (in the form of Exhibit A for LIBOR Tranche Rate Loans): (A) the Borrowing Date, which shall be a Business Day, of such Loan, (B) the aggregate amount of such Loan, (C) the Type of Loan selected; provided that, if Borrowers fail to specify the Type of Loan requested, such request shall be deemed a request for a Daily LIBOR Rate Loan; and (D) the duration of the LIBOR Tranche Period if the Type of Loan requested is a LIBOR Tranche Rate Loan; provided that, if Borrowers fail to select the duration of the LIBOR Tranche Period for the requested LIBOR Tranche Rate Loan, Borrowers shall be deemed to have requested that such LIBOR Tranche Rate Loan be made with a LIBOR Tranche Period of one month. Each Borrowing Notice must be signed by an Authorized Representative; however, Agent may rely on the authority of any officer or employee of any Borrower whom Agent in good faith believes to be authorized to request advances.

                              (ii) Prior to the Termination Date and subject to the other terms and conditions of this Agreement, all disbursements of Revolving Loans will initially be made into a non-interest bearing, DDA operating account maintained at Agent or an Affiliate of Agent (the “Operating Account”) structured and utilized for that purpose in accordance with Agent’s (or as applicable, the applicable Agent Affiliate’s) policies and procedures, current account number: 7141958798. Prior to the Termination Date and subject to the other terms and conditions of this Agreement, funds in the Operating Account will then be made available to Borrowers via one or more non-interest bearing controlled disbursement accounts maintained by Borrowers at Agent or an Affiliate of Agent (collectively, the “Controlled Disbursement Account”) in accordance with Agent’s (or as applicable, the applicable Agent Affiliate’s) policies and procedures. Notwithstanding the foregoing in this Section 2.4(a)(ii), Agent may, at any time hereafter, elect not to credit proceeds of Revolving Loans to the Controlled Disbursement Account, but Agent instead may establish non-controlled disbursement account or accounts (such as an operating account but exclusive of the Operating Account) for Borrowers at Agent or an Affiliate of Agent and disburse proceeds of the Revolving Loans by crediting such non-controlled disbursement account(s) of Borrowers at Agent or an Affiliate of Agent. Borrowers hereby irrevocably authorize Agent, without any further written or oral request of Borrowers, to transfer funds automatically from the Operating Account to the Controlled Disbursement Account in amounts necessary for the payment of checks and other items drawn on, and debits by Agent of, the Controlled Disbursement Account as such checks and other items (“Presentments”) are presented to Agent or the applicable Agent Affiliate for payment, and debits are made by Agent, subject to the terms and conditions of this Agreement. If any Presentments in the Controlled Disbursement Account are paid by Agent in excess of funds available in the Operating Account for any reason, the amounts so paid by Agent will be deemed to be an overdraft and advance of the Revolving Loans as a Daily LIBOR Rate Loan for all purposes of this Agreement and are hereby ratified and approved by Borrowers; however, under no circumstances will Agent have any obligation to pay any Presentments in the Controlled Disbursement Account in excess of funds available in the Operating Account. Notwithstanding anything to the contrary in this Section 2.4(a)(ii), Agent reserves the right to discontinue providing controlled disbursement accounts to its customers, including Borrowers. In addition to advances of Revolving Loans made pursuant to Agent’s (or as applicable, Agent’s Affiliate’s) controlled disbursement account system, Agent will, from time to time prior to the Termination Date and subject to the other terms and conditions of this Agreement, make advances of Revolving Loans via wire transfers or ACH payments so long as Borrowers have given Agent written notice at the Head Office, via facsimile transmission, electronic mail or otherwise, no later than 1:00 p.m. Cincinnati, Ohio time on the date Borrowers shall request that such Revolving Loan be advanced in the case of wire transfers and any other deadline imposed by Agent from time to time for ACH payments. The making of each Revolving Loan, whether via the controlled disbursement account system or a written request by Borrowers, will be deemed to be a representation by Borrowers that (A) the Revolving Loan will not violate the terms of Section 2.2 and (B) all Eligible Receivables and Eligible Inventory then comprising the Borrowing Base meet all of Agent’s criteria for Eligible Receivables and Eligible Inventory, respectively. Neither Agent nor any Lender shall have any duty to follow, nor any liability for, the application by any Borrower of any proceeds of any Revolving Loan.

                    (b) Funding of Revolving Advances. With respect to any Revolving Loans requested (or deemed to be requested) by any Borrower hereunder, each Lender agrees that Agent may, but shall not be obligated to, make such Revolving Loans to Borrowers on behalf of Lenders as an Interim Advance. Neither Agent nor any Lender shall be responsible for any failure by any other Lender to perform its obligations to make Revolving Loans hereunder, and the failure of any Lender to make its Pro Rata Share of any Revolving Loan hereunder shall not relieve any other Lender of its obligation, if any, to make its Pro Rata Share of any Revolving Loans hereunder. If any Borrower makes (or is deemed to have made) a request for a Revolving Loan as provided herein, Agent, at its option and in its discretion, shall do either of the following:

                              (i) Advance the amount of the proposed Revolving Loan to Borrowers disproportionately (an “Interim Advance”) out of Agent’s own funds on behalf of Lenders, which advance shall be on the same day as any Borrower’s request therefor with respect to Daily LIBOR Rate Loans (if Borrowers notify Agent at the Head Office of such request by 1:00 p.m. (Cincinnati, Ohio time) on such day), and thereby elect settlement in accordance with Section 2.4(c) such that upon such settlement each Lender’s share of the outstanding Revolving Loans (including the amount of any Interim Advance) equals its Pro Rata Share. Interim Advances constitute Revolving Loans, bearing interest at the rate applicable from time to time to Daily LIBOR Rate Loans. Such funds from Agent shall then be remitted to the Operating Account or as otherwise instructed in a writing signed by an Authorized Representative of Borrowers in accordance with Section 2.4(a)(ii); or

                              (ii) Notify each Lender by telecopy, electronic mail or other similar form of teletransmission of the proposed advance on the same day Agent is notified or deemed notified by a Borrower of its request for an advance pursuant to this Section 2. Each Lender shall remit to Agent at the Head Office, (A) with respect to Daily LIBOR Rate Loans, on or prior to 2:00 p.m. (Cincinnati, Ohio time), on the date such Daily LIBOR Rate Loans are to be advanced, and (B) with respect to LIBOR Tranche Rate Loans, at or prior to 2:00 p.m. (Cincinnati, Ohio time), on the date such LIBOR Tranche Rate Loans are to be advanced, immediately available funds in an amount equal to such Lender’s Pro Rata Share of such proposed advance. Such funds shall then be remitted to the Operating Account or as otherwise instructed in a writing signed by an Authorized Representative of a Borrower.

                    (c) Settlement with Lenders. On a weekly basis (or more frequently if required by Agent) (a “Settlement Date”), Agent shall provide each Lender with a statement of the outstanding balance of the Revolving Loans (including any Overadvances and Interim Advances) and any Agent Advances as of the end of the Business Day preceding the Settlement Date (the “Pre-Settlement Determination Date”) and the current balance of the Revolving Loans (including Overadvances) and any Agent Advances actually funded by each Lender (whether made directly by such Lender to Borrowers or constituting a settlement by such Lender of a previous Interim Advance made by Agent on behalf of such Lender to Borrowers). If such statement discloses that such Lender’s current balance of the Revolving Loans (including any Overadvances) and any Agent Advances actually funded by such Lender as of the Pre-Settlement Determination Date exceeds such Lender’s Pro Rata Share of the Revolving Loans (including any Overadvances and Interim Advances) and any Agent Advances outstanding as of the Pre-Settlement Determination Date, then Agent shall on the Settlement Date, transfer, by wire transfer, the net amount due to such Lender in accordance with such Lender’s instructions, and, if such statement discloses that such Lender’s current balance of the Revolving Loans (including any Overadvances) and Agent Advances actually funded by such Lender as of the Pre-Settlement Determination Date is less than such Lender’s Pro Rata Share of the Revolving Loans (including any Overadvances and Interim Advances) and Agent Advances outstanding as of the Pre-Settlement Determination Date, then such Lender shall on the Settlement Date, transfer, by wire transfer the net amount due to Agent in accordance with Agent’s instructions. The statements provided by Agent to Lenders pursuant to this Section 2.4(c) shall be prima facie evidence of the existence and amounts set forth therein. In addition, payments actually received by Agent with respect to the following items shall be distributed by Agent to Lenders as follows:

                              (i) Within one (1) Business Day after receipt thereof by Agent, payments to be applied to interest on the Loans shall be paid to each Lender in proportion to its Pro Rata Share, subject to any adjustments for any Interim Advances and Agent Advances funded by Agent so that Agent shall receive interest on the Interim Advances and the Agent Advances funded by Agent and each Lender shall only receive interest on the amount of funds actually advanced by such Lender;

                              (ii) Within one (1) Business Day after receipt thereof by Agent, payments to be applied to the Letter of Credit Fee set forth in Section 2.3(g) shall be paid to each Lender in proportion to its Pro Rata Share; and

                              (iii) Within one (1) Business Day after receipt thereof by Agent, payments to be applied to the Unused Line Fee set forth in Section 6.9(a) shall be paid to each Lender in proportion to its Pro Rata Share.

                    (d) Defaulting Lender. If and to the extent that a Lender is a Defaulting Lender, Borrowers and Defaulting Lender severally agree to repay to Agent forthwith on demand such amount required to be paid by such Defaulting Lender to Agent, together with interest thereon, for each day from the date such amount is made available to Borrowers until the date such amount is repaid to Agent (i) in the case of a Defaulting Lender at the Federal Funds Rate and (ii) in the case of Borrowers, at the rate of interest applicable to such Revolving Loan; provided, that Borrowers’ obligation to repay such advance to Agent shall not relieve such Defaulting Lender of its liability to Agent for failure to settle as provided in this Agreement. Agent shall not be obligated to transfer to any Defaulting Lender any payments (including any principal, interest, fees or other amounts) made by, or on behalf of, Borrowers to Agent for the Defaulting Lender’s benefit; nor will a Defaulting Lender be entitled to the sharing of any payments hereunder. Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, re-lend to Borrowers the amount of all such payments received or retained by it for the account of such Defaulting Lender. Any amounts so re-lent to Borrowers shall bear interest at the rate applicable to Daily LIBOR Rate Loans and for all other purposes of this Agreement shall be treated as if they were Revolving Loans. In addition, Agent may elect, in its discretion, on any one or more occasions to continue to make Interim Advances out of Agent’s own funds on behalf of such Defaulting Lender, and such Defaulting Lender will unconditionally be obligated to pay its Pro Rata Share thereof; provided, however, that for purposes of voting or consenting to matters with respect to the Loan Documents and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a “Lender”, and each of such Defaulting Lender’s Commitment and the unpaid principal balance of the Loans owing to such Defaulting Lender shall be deemed to be zero (-0-). Until a Defaulting Lender cures its failure to fund its Pro Rata Share of any Loan, the Unused Line Fee shall accrue in favor of Lenders which have funded their respective Pro Rata Shares of such requested Loan and shall be allocated among such performing Lenders ratably based upon their relative Commitments. This Section shall remain effective with respect to such Lender until such time as the Defaulting Lender shall no longer be in default of any of its obligations under this Agreement. The terms of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, or relieve or excuse the performance by any Borrower of its duties and obligations hereunder or under any of the other Loan Documents. Until such time as the Defaulting Lender shall no longer be in default of any of its obligations under this Agreement, Borrowers, so long as no Event of Default then exists, may: (A) request Agent to use reasonable efforts to identify a replacement Lender or financial institution satisfactory to Borrowers to acquire and assume all or a ratable part of all of such Defaulting Lender’s Loans and Commitments (a “Replacement Lender”), provided that Agent will have no duty to undertake a formal syndication or any underwriting obligations of any nature with respect to any proposed Replacement Lender requested by Borrowers; (B) request one or more of the other Lenders to acquire and assume all or part of such Defaulting Lender’s Loans and Commitment; or (C) designate a Replacement Lender. Any such designation of a Replacement Lender under clause (A) or (C) shall be subject to the prior consent of Agent. Borrowers and Lenders further acknowledge that Agent assumes no responsibility for ensuring that Agent will be able to locate any Replacement Lender or that any Person designated as a Replacement Lender becomes a Lender under this Agreement. If Agent gives notice to such Defaulting Lender that a Replacement Lender has been obtained, then such Defaulting Lender must immediately sell all of such Defaulting Lender’s Pro Rata Share of the Loans and Commitment for an amount equal to the unpaid principal balance of the Loans held by such Defaulting Lender plus all accrued interest and fees then due to such Defaulting Lender as set forth in this Agreement.

                    (e) Participation in Interim Advances. By the making of an Interim Advance and without any further action on the part of Agent or Lenders, Agent hereby grants to each Lender, and each Lender hereby acquires from Agent, a participation in such Interim Advance equal to such Lender’s Pro Rata Share of the Revolving Loan Commitments with respect to such Interim Advance. In consideration and in furtherance of the foregoing, each Lender hereby absolutely, irrevocably and unconditionally agrees to pay to Agent, for the account of Agent, such Lender’s Pro Rata Share of the Revolving Loan Commitments with respect to such Interim Advance, or of any payment on any Interim Advance required to be refunded to Borrowers for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Interim Advances is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, the failure of any condition in Section 4.2 to be satisfied, or any reduction or termination of the Commitments or a reduction in the Revolving Loan Availability, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Following receipt by Agent of any payment by Borrowers in respect of any Interim Advance, Agent shall apply such amounts to the then outstanding Agent Advances and, to the extent that Lenders have made payments pursuant to this Section 2.4(e) to Agent, to Lenders, as their interest may appear. The purchase of participations in an Interim Advance pursuant to this Section 2.4(e) shall not relieve Borrowers of any default in the payment thereof.

          Section 2.5 The Notes.

                    (a) The Revolving Loans made by each Lender and the interest thereon shall be evidenced by a promissory note jointly and severally made by Borrowers payable to the order of such Lender, substantially in the form of Exhibit F, dated as of the Closing Date (or any date of amendment and restatement thereof), in a principal amount equal to such Lender’s initial Revolving Loan Commitment (each, a “Revolving Loan Note”).

                    (b) The Term Loan made by each Lender and the interest thereon shall be evidenced by a promissory note jointly and severally made by Borrowers payable to the order of such Lender, substantially in the form of Exhibit G, dated as of the Closing Date (or any date of amendment and restatement thereof), in a principal amount equal to such Lender’s Term Loan Commitment and bearing interest at such rates, and payable upon such terms, as specified therein (each a “Term Loan Note”). Subject to the payment of a LIBOR Prepayment Fee, as applicable, in accordance with the applicable provisions of this Agreement, Borrowers may prepay the Term Loan in whole or part at any time without premium or penalty. Any prepayment of the Term Loan will be applied to the last to mature of the monthly payments required under the Term Loan Notes. No partial prepayment will change the due dates or the amount of the monthly principal payments otherwise required by the Term Loan Notes.

                    (c) All payments under the Notes shall be made to Agent at its Head Office, for the account of Lenders, and Agent shall allocate all payments received from Borrowers among all Lenders in accordance with each Lender’s Pro Rata Share of the respective Loan and other Obligations to which such payment relates in accordance with Section 2.8(b).

          Section 2.6 Interest Payable on the Obligations.

                    (a) Determination of Interest Rate for the Obligations. Borrowers will pay Lenders interest on the Obligations as follows:

                              (i) At any time that a LIBOR Tranche Election is in effect for any portion of the Loans (other than Agent Advances, Interim Advances or Overadvances), the principal balance of the applicable LIBOR Tranche Rate Loan, up to the LIBOR Tranche Amount, will bear interest at an annual rate equal to the applicable LIBOR Tranche-Based Rate in effect as of the first Business Day of the LIBOR Tranche Period for which the interest rate is being determined. The principal balance of the Loans (including Agent Advances, Interim Advances, and Overadvances), or portions thereof, as to which a LIBOR Tranche Election is not in effect and the principal balance of all other outstanding Obligations (except that portion of the Obligations, if any, arising under any agreement other than this Agreement if such other agreement provides for the payment of interest at a rate specified therein) will bear interest at an annual rate equal to the applicable Daily LIBOR Rate as in effect from time to time. The foregoing provisions of this clause (i) are subject to imposition of the Default Rate as provided in Section 2.6(c).

                              (ii) After the Closing Date and from time to time as provided below, Borrowers may make a LIBOR Tranche Election in accordance with the following provisions of this Section 2.6(a)(ii). Any LIBOR Tranche Election, in order to be effective, must be made by written notice, signed by an Authorized Representative of a Borrower, given to Agent and actually received by Agent, and must (A) be received not later than 1:00 p.m. (Cincinnati, Ohio time), three Business Days prior to the requested Borrowing Date, (B) with respect to such LIBOR Tranche Rate Loan designate a LIBOR Tranche Period of one (1), two (2), or three (3) months, and (C) designate the LIBOR Tranche Amount with respect to such Loan. Any LIBOR Tranche Election shall remain effective until a subsequent LIBOR Tranche Election becomes effective with respect to such LIBOR Tranche Rate Loan or, if no LIBOR Tranche Election is made with respect to such LIBOR Tranche Rate Loan, the last day of the LIBOR Tranche Period applicable thereto; however, in the absence of the delivery of a subsequent LIBOR Tranche Election in compliance with this Section 2.6(a)(ii) not less than three Business Days before the end of the LIBOR Tranche

Period then in effect, Borrowers will be deemed to have elected that such LIBOR Tranche Rate Loan be converted into a Daily LIBOR Rate Loan at the end of that LIBOR Tranche Period, but until such conversion, the funds advanced under such LIBOR Tranche Rate Loan shall continue to accrue interest at the same rate as the interest rate in effect for such LIBOR Tranche Rate Loan prior to the end of the LIBOR Tranche Period. Other than with the consent of Agent, (1) Borrowers may not, in the aggregate, have more than four LIBOR Tranche Rate Loans outstanding at any time, and any LIBOR Tranche Election that would result in more than four LIBOR Tranche Rate Loans being outstanding shall not be effective; (2) each LIBOR Tranche Rate Loan will be in a minimum principal amount of $1,000,000 and in integral multiples of $100,000; (3) no portion of the Loans which represents Agent Advances, Interim Advances, Overadvances, or any unreimbursed L/C Draft can be made as, converted into, or continued as, a LIBOR Tranche Rate Loan; and (4) no Loan will be made as, converted into, or continued as, a LIBOR Tranche Rate Loan: (A) when a Default or an Event of Default has occurred and is continuing, (B) during a period that, pursuant to Section 2.6(a)(iv), Agent has notified Borrowers that a LIBOR Tranche Rate Loan is not available, (C) from an Affected Lender which has notified Borrowers under Section 2.6(a)(iv) that it is unlawful for the Affected Lender to make such LIBOR Tranche Rate Loan, or (D) which has a LIBOR Tranche Period ending on or after the earlier of (I) the Stated Termination Date or (II) the Termination Date.

                              (iii) Any adjustment in the rate of interest resulting from a change in the Daily LIBOR Rate will become effective on the date of such change in the Daily LIBOR Rate made by Agent. Any adjustment in the rate of interest resulting from a change in the LIBOR Tranche Rate will become effective on the first Business Day of each LIBOR Tranche Period to reflect the LIBOR Tranche Rate determined as of the date which is two Business Days before the first Business Day of such LIBOR Tranche Period. Agent shall not be required to notify Borrower of any adjustment in the Daily LIBOR Rate, or of a selected LIBOR Tranche Rate; however, Borrowers may request a quote of the prevailing Daily LIBOR Rate, or a selected LIBOR Tranche Rate, on any Business Day.

                              (iv) Notwithstanding any other provisions of this Section 2.6(a) to the contrary, if Agent determines, at any time, in good faith that (A) deposits in Dollars are not available in the London interbank market or (B) by reason of: (1) national or international financial, political or economic conditions or (2) any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect or the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof or compliance by a Lender with any request or directive of such authority (whether or not having the force of law), including exchange controls, (I) it is impracticable, unlawful or impossible for Lenders to maintain loans at an interest rate based on the LIBOR Tranche Rate or the Daily LIBOR Rate, (II) adequate and fair means do not exist for ascertaining the interest rate applicable hereunder to LIBOR Rate Loans, or (III) the LIBOR Tranche Rate or the Daily LIBOR Rate determined by Agent will not adequately and fairly reflect the cost to Lenders of making or maintaining any LIBOR Rate Loans (including inaccurate or inadequate reflection of actual costs resulting from the calculation of rates by reporting sources), then Agent will give Borrowers prompt written notice thereof (and will thereafter give Borrowers prompt notice of the cessation, if any, of such condition), and, so long as such condition remains in effect as determined by Agent, the obligations of Lenders to make or to continue to fund or maintain LIBOR Rate Loans will terminate, and the Loans will bear interest from and after such date at a floating rate equal to the Prime Rate plus the Applicable Prime Rate Margin. Moreover, notwithstanding any other provisions of this Section 2.6(a)(iv) to the contrary, if any individual Lender determines in good faith that it is unlawful under applicable law to make or maintain LIBOR Rate Loans as contemplated by this Agreement, the affected Lender (the “Affected Lender”) will provide prompt written notice to Borrowers and (x) the Affected Lender’s commitment hereunder to make LIBOR Rate Loans and continue LIBOR Rate Loans as such will thereupon terminate and (y) the Affected Lender’s Revolving Loans then outstanding as LIBOR Rate Loans, if any, will automatically bear interest from and after such date at a floating rate equal to the Prime Rate plus the Applicable Prime Rate Margin on the respective last days of the then current LIBOR Tranche Period (or immediately as to Daily LIBOR Rate Loans) with respect to such Revolving Loans. Borrowers, so long as no Event of Default then exists, may: (A) request Agent to use commercially reasonable efforts to identify a replacement Lender or financial institution satisfactory to Borrowers to acquire and assume all or a ratable part of all of such Affected Lender’s LIBOR Rate Loans and commitments to make LIBOR Rate Loans (a “LIBOR Replacement Lender”), provided that Agent will have no duty to undertake a formal syndication or any underwriting obligations of any nature with respect to any proposed LIBOR Replacement Lender requested by Borrowers; (B) request one or more of the other Lenders to acquire and assume all or part of such Affected Lender’s LIBOR Loans and commitment to make LIBOR Loans; or (C) designate a LIBOR Replacement Lender. Any such designation of a

Replacement LIBOR Lender under clause (A) or (C) shall be subject to the prior consent of Agent. Borrowers and Lenders further acknowledge that Agent assumes no responsibility for ensuring that Agent will be able to locate any LIBOR Replacement Lender or that any Person designated as a LIBOR Replacement Lender becomes a Lender under this Agreement. If Agent gives notice to such Affected Lender that a LIBOR Replacement Lender has been obtained, then such Affected Lender must immediately sell all of such Affected Lender’s Pro Rata Share of the LIBOR Rate Loans and commitment to make LIBOR Rate Loans for an amount equal to the unpaid principal balance of the LIBOR Rate Loans held by such Affected Lender plus all accrued interest and fees then due to such Affected Lender as set forth in this Agreement.

                    (b) Interest Payments. Subject to Section 2.6(c) with respect to interest at the Default Rate, Borrowers shall pay to Agent, for the account of Lenders in accordance with their respective Pro Rata Shares of each Loan, all accrued interest on all: (i) Daily LIBOR Rate Loans in arrears on the first day of each calendar month occurring after the Closing Date, beginning on August 1, 2010, (ii) LIBOR Tranche Rate Loans in arrears on the last day of each applicable LIBOR Tranche Period, and (iii) in the event the Revolving Loans are accruing interest based upon the Prime Rate, in arrears on the first day of each calendar month occurring after the Revolving Loans begin accruing interest based upon the Prime Rate.

                    (c) Default Rate. At the option of Agent or at the discretion of Requisite Lenders, upon the occurrence and during the continuance of any Event of Default, the outstanding principal and all accrued and unpaid interest on the Loans, the Letter of Credit Obligations, as well as any other Obligations due Lenders or Agent hereunder or under any Loan Document, shall bear interest at the Default Rate from the date on which such Event of Default shall have occurred to the date on which such Event of Default shall have been waived or cured without any notice to Borrowers or other action on the part of Agent or any Lender. All such interest shall be payable on demand and shall be in addition to such other and further rights and remedies as provided by law or under any of the Loan Documents.

          Section 2.7 Repayments and Prepayments of Principal.

                    (a) Repayments on the Revolving Loans; Interim Advances and Agent Advances. Subject to the payment of a LIBOR Prepayment Fee, as applicable, in accordance with the applicable provisions of this Agreement, Borrowers shall have the right to repay the principal of the Revolving Loans in full or in part at any time and from time to time without any penalty or premium. Borrowers hereby promise to pay the entire outstanding principal balance of each Interim Advance, and each Interim Advance shall be due and payable, on the earliest to occur of (i) the next succeeding Settlement Date following such Interim Advance (subject to the settlement thereof by Lenders as provided in Section 2.4(c)), (ii) the Termination Date, or (iii) the date the Interim Advances are due and payable pursuant to Section 9.2. Borrowers hereby jointly and severally promise to pay the entire outstanding principal balance of each Agent Advance, and each Agent Advance shall be due and payable, on demand by Agent.

                    (b) Deficiency Paydowns. Notwithstanding anything in this Agreement to the contrary, neither any of the Lenders nor LC Issuer shall be obligated to make any Loan, any advance of credit or issue any Letter of Credit if, after giving effect to such Loan, advance or Letter of Credit, a Deficiency would occur unless the Deficiency results from an Overadvance elected, subject to Section 12.4(a), to be made by Agent pursuant to Section 2.2(b). If, as at any time, a Deficiency occurs or exists, Borrowers will immediately, without demand or notice, reduce the sum of the then outstanding principal balance of the Revolving Loans so that a Deficiency no longer exists; however, if such Deficiency was caused solely by the good faith exercise of Agent’s discretion (i) under clause (b)(x) of the definition of Eligible Inventory as a Discretionary Ineligible Inventory Determination; (ii) under clause (b)(xv) of the definition of Eligible Receivables as a Discretionary Ineligible Receivables Determination; (iii) as the implementation of any Discretionary Reserves; or (iv) under Section 2.13(a), Borrowers shall, within five Business Days after the occurrence of such Deficiency, reduce the then outstanding balance of the Revolving Loans so that such Deficiency shall no longer exist. Any payments made by Borrowers in respect of a Deficiency will be applied to the Revolving Loans until a Deficiency no longer exists.

                    (c) Prepayments from Extraordinary Dispositions or Casualty Loss; Other Extraordinary Payments. Promptly upon receipt by any one or more Borrower or any Subsidiary of a Borrower of any Net Proceeds from a Casualty Loss, an Extraordinary Disposition, a Tax Refund, or a cash dividend or cash distribution to a Borrower from a Person (net of any taxes paid or payable as a result of any such cash dividend or cash distribution after taking into account any available tax credits or deductions in any tax sharing arrangements), the Net Proceeds will be paid to Agent. Promptly upon receipt by any one or more Borrower or any Subsidiary of a Borrower of any Net Proceeds from an Equity Issuance, 25% of the Net Proceeds will be paid to Agent. The Net Proceeds paid to Agent in accordance with this Section 2.7(c) will be applied to the Loans and the other Obligations as contemplated in Section 2.7(e), with any excess, if any, being deposited into the Operating Account.

                    (d) Maturity. The Commitments shall terminate on the Termination Date. All Loans and any other Obligations shall, if not sooner repaid as provided in this Agreement, be absolutely and unconditionally due and payable in full by Borrowers on, and all Letters of Credit shall (without limiting the generality of Section 2.3(b)) expire by no later than, the Termination Date.

                    (e) Application of Proceeds. With respect to mandatory prepayments described in Sections 2.7(c), such prepayments shall: (i) first, be applied to the remaining installments of principal under the Term Loan, in the inverse order of maturity, until the Term Loan has been paid in full, (ii) second, be applied to cash collateralize outstanding Letter of Credit Obligations if a Default shall then exist; and (iii) third, after all Letter of Credit Obligations are fully cash collateralized in accordance with the preceding clause (i), be applied in repayment of the Revolving Loans (including any Interim Advances, Agent Advances or Overadvances); provided that, with respect to Net Proceeds received in connection with an Equity Issuance, such Net Proceeds shall be applied in the following order: (A) first, in repayment of the Revolving Loans (including any Interim Advances, Agent Advances or Overadvances), (B) second, be applied to cash collateralize outstanding Letter of Credit Obligations if a Default shall then exist; and (C) third, after all Letter of Credit Obligations are fully cash collateralized in accordance with the preceding clause (B), be applied to the remaining installments of principal under the Term Loan, in the inverse order of maturity, until the Term Loan has been paid in full. Nothing in this Section 2.7 shall be construed to constitute Agent’s or any Lender’s consent to any transaction that is not expressly permitted by other provisions of this Agreement or the other Loan Documents.

                    (f) LIBOR Prepayment Fee. If (i) Borrowers fail to borrow a LIBOR Tranche Rate Loan that is the subject of a LIBOR Tranche Election or (ii) except for payments required by Section 2.2(d) of this Agreement, Agent or Lenders receive or recover, whether by voluntary or mandatory prepayment, acceleration or otherwise, all or any part of a LIBOR Tranche Rate Loan prior to the last day of the applicable LIBOR Tranche Period, then Borrowers shall pay to Agent, for the ratable benefit of Lenders, in addition to any other Obligations, a LIBOR prepayment fee (a “LIBOR Prepayment Fee”) in an amount equal to the “interest differential amount” as described below; provided that if the “interest differential amount” is a negative number, then there shall be no LIBOR Prepayment Fee. The “interest differential amount” shall be determined by (A) multiplying (1) the difference between the LIBOR Tranche Rate used in determining the then effective LIBOR Tranche-Based Rate for the applicable LIBOR Tranche Rate Loan and the then current “bid side” reinvestment LIBOR Rate as of the date of determination by (2) the amount of the LIBOR Tranche Rate Loan which Borrowers have prepaid or failed to borrow, and (B) multiplying the product determined in (A) above by a fraction, the numerator of which is the number of days remaining through the last day of the applicable LIBOR Tranche Period, and the denominator of which is 360.

          Section 2.8 Payments and Computations.

                    (a) Time and Place of Payments. Notwithstanding anything in this Agreement or any of the other Loan Documents to the contrary, each payment to be made by Borrowers to Agent, LC Issuer or any Lender under this Agreement or any of the other Loan Documents shall be made directly to Agent, at Agent’s Head Office, not later than 2:00 p.m. (Cincinnati, Ohio time), on the due date of each such payment in immediately available and freely transferable funds and all payments so received by Agent in such immediately available and freely transferable funds shall be credited to Borrowers’ loan account on such date. Agent will promptly cause to be distributed to each Lender in immediately available and freely transferable funds such Lender’s Pro Rata Share of each such payment received by Agent. In order to cause timely payment to be made to Agent of all Obligations as and when due, each Borrower hereby irrevocably authorizes Agent, at Agent’s option, to charge the Operating Account or any other account of any Borrower at Fifth Third or charge or increase the Revolving Loans (as Daily LIBOR Rate Loans) for the payment or repayment of any interest or principal of the Loans (including any Letter of Credit Obligations) or any fees, charges, expenses, or other amounts due to Agent, the Issuing Lender, or the other Lenders under the Loan Documents and the other Obligations.

                    (b) Application of Funds. Notwithstanding anything herein to the contrary, the funds received by Agent with respect to the Obligations shall be applied as follows:

                              (i) No Default. Prior to the occurrence of an Event of Default and acceleration of the Loans, in the following manner: subject to Section 2.4, Section 2.7 and except as otherwise provided with respect to Defaulting Lenders and as otherwise expressly provided in the Loan Documents, aggregate principal and interest payments received by Agent in finally collected funds on account of the Loans, other than Interim Advances and Agent Advances held solely by Agent, shall be apportioned ratably among Lenders (according to the unpaid principal balance of the Loans to which such payments relate held by each Lender) and payments of fees and expenses (other than fees or expenses that are for Agent’s separate account) shall be apportioned ratably among Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates.

                              (ii) Default. Following the occurrence of an Event of Default and acceleration of the Loans, all payments shall be remitted to Agent and all such payments and all proceeds of Loan Collateral received by Agent, shall be applied as follows:

(A) first, to pay any Agent Advances or Interim Advances, interest, fees, expenses or indemnities due to Agent under the Loan Documents, until paid in full;

(B) second, to pay any Letter of Credit Obligations, fees, expenses or indemnities then due to LC Issuer under the Loan Documents, until paid in full;

(C) third, to pay any expenses or indemnities then due to any or all of Lenders under the Loan Documents, until paid in full;

                    (D) fourth, to pay any fees then due to any or all of Lenders under the Loan Documents, including fees and premiums with respect to any Rate Management Agreement with a Lender (or an Affiliate of a Lender), until paid in full;

                    (E) fifth, to pay interest due to any or all of Lenders under the Loan Documents in respect of the Obligations and, with respect to any Rate Management Agreement with a Lender (or an Affiliate of a Lender), any premiums, scheduled periodic payments and any interest thereon;

                    (F) sixth, to pay any other Obligations (other than those set forth in clauses (G) and H) due to Lenders until paid in full, including principal of the Loans, ratably in accordance with their respective Pro Rata Shares;

                    (G) seventh, with respect to any Rate Management Agreement with a Lender or any Affiliate of a Lender, to pay any breakage, termination, close-out or like payment due under such Rate Management Agreement to a Lender or an Affiliate of a Lender;

(H) eighth, any Leasing Obligations (as defined in the definition of Obligations) owing to Fifth Third or its Affiliates; and

(I) ninth, to Borrowers or such other Person entitled thereto under applicable law.

Agent will distribute to each Lender at its address set forth on the applicable signature page of this Agreement, or at any other address as a Lender may request in writing, the amount of funds as such Lender may be entitled to receive in accordance with the terms of this Agreement and the settlement procedures set forth in Section 2.4.

                    (c) Payments on Business Days. If any sum would (but for the provisions of this Section 2.8(c)) become due and payable to Agent, LC Issuer or any Lender by Borrowers under any of the Loan Documents on any day which is not a Business Day, then such sum shall become due and payable on the Business Day next succeeding the day on which such sum would otherwise have become due and payable hereunder or thereunder, and interest payable to Agent, LC Issuer or any Lender under this Agreement or any of the other Loan Documents shall continue to accrue and shall be adjusted by Agent accordingly.

                    (d) Computation of Interest. All computations of interest payable under this Agreement, the Notes or any of the other Loan Documents shall be computed by Agent on the basis of the actual principal amount outstanding on each day during the payment period and shall be calculated on the basis of the actual number of days elapsed during such period for which interest is being charged, predicated on a year consisting of three hundred sixty (360) days. The daily interest charge shall be one-three hundred sixtieth (1/360) of the annual interest amount. Each determination of any interest rate by Agent pursuant to this Agreement, any Note or any of the other Loan Documents shall be conclusive and binding on Borrowers in the absence of manifest error. Absent manifest error, a certificate or statement signed by an authorized officer of Agent shall be conclusive evidence of the amount of the Obligations due and unpaid as of the date of such certificate or statement.

          Section 2.9 Payments to be Free of Deductions. Each payment to be made by Borrowers to Agent or any Lender under this Agreement, any Note or any of the other Loan Documents shall be made in accordance with Section 2.8, without set-off or counterclaim and free and clear of and without any deduction of any kind for any Taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any political subdivision or any taxing or other authority therein, unless Borrowers are compelled by law to make any such deduction or withholding. If any such obligation to deduct or withhold is imposed upon Borrowers with respect to any such payment payable by Borrowers to Agent or any Lender, (i) Borrowers shall be permitted to make the deduction or withholding required by law in respect of the said payment and (ii) there shall become and be absolutely due and payable by Borrowers to Agent, LC Issuer or such Lender on the date on which the said payment shall become due and payable, and Borrowers hereby promise to pay to Agent, LC Issuer or such Lender on such date, such additional amount as shall be necessary to enable Agent, LC Issuer or such Lender to receive the same net amount which Agent, LC Issuer or such Lender would have received on such due date had no such obligation been imposed by law. Anything in this Section 2.9 to the contrary notwithstanding, the foregoing provisions of this Section 2.9 shall not apply in the case of any deductions or withholdings made in respect of Taxes charged upon or by reference to the overall net income, profits or gains of Agent, LC Issuer or any Lender. Each Lender that is entitled to an exemption from or reduction in withholding Tax under the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to Borrowers (with a copy to Agent), at the times prescribed by applicable law, properly completed and executed documentation prescribed by applicable law or reasonably requested by Borrowers as will permit such payments to be made without withholding or at a reduced rate.

          Section 2.10 Use of Proceeds.

                    (a) Permitted Uses of Loan Proceeds. Borrowers represent, warrant and covenant to Agent and each Lender that all Loans shall be used by Borrowers solely for (i) Refinancing existing Indebtedness as of Closing Date and (ii) general corporate (and limited liability company) and working capital purposes.

                    (b) Prohibited Uses. Borrowers represent, warrant and covenant to Agent and each Lender that no part of the proceeds of the Loans will be used (directly or indirectly) so as to result in a violation under Regulations T, U or X of the Board of Governors of the Federal Reserve System or for any other purpose violative of any rule or regulation of such Board.

          Section 2.11 Additional Costs, Etc. If any Lender or LC Issuer shall in good faith determine that any future applicable law, rule or regulation, or any change in any present law or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or LC Issuer’s capital as a consequence of its obligations hereunder, to a level below that which such Lender or LC Issuer could have achieved but for such adoption, change or compliance by any amount deemed by such Lender or LC Issuer to be material and is not otherwise reflected in the interest and other charges payable by Borrowers hereunder, then Borrowers shall pay to such Lender or LC Issuer, as applicable, upon written demand, setting forth a brief explanation of the amounts demanded, such amount or amounts, in addition to the amounts payable under the other provisions of this Agreement or the Notes, as will compensate such Lender or LC Issuer for such reduction. Determinations by any Lender or LC Issuer of the additional amount or amounts required to compensate such Lender or LC Issuer in respect of the foregoing shall be conclusive in the absence of manifest error. In determining such amount or amounts, such Lender or LC Issuer may use any reasonable averaging and attribution methods.

          Section 2.12 Agent, Lender and LC Issuer Statements. A statement signed by an officer of Agent, any Lender or LC Issuer setting forth any additional amount required to be paid by Borrowers to Agent, such Lender or LC Issuer under Sections 2.9 or 2.11, and the computations made by Agent, LC Issuer or such Lender to determine such additional amount or amounts, shall be submitted by Agent, such Lender or LC Issuer to Borrowers in connection with each demand made at any time by Agent (and copies thereof delivered to each other Lender and LC Issuer), such Lender or LC Issuer under either of such Sections. A claim by Agent, any Lender or LC Issuer for all or any part of any additional amounts required to be paid by Borrowers under Sections 2.9 or 2.11 may be made before or after any payment to which such claim relates. Each such statement shall, in the absence of manifest error, constitute conclusive evidence of the additional amount required to be paid to Agent, such Lender or LC Issuer, provided it sets out in reasonable detail the reasons for such notice and the averaging and attribution methods used by Agent, such Lender or LC Issuer to determine the amounts set forth in such notice.

          Section 2.13 Advance Rate Changes.

                    (a) Advance Rate Change. Borrowers acknowledge that Agent, from time to time, may do any one or more of the following in its discretion exercised in good faith: (i) decrease the dollar limits on outstanding advances against the Borrowing Base or percentages applicable to any one or more Inventory or Receivables advance sublimits or implement one or more additional Advance Rates with respect to Inventory or (ii) decrease the Advance Rates if, in either of the foregoing cases (i) and (ii), one or more of the following events occur or conditions exist: (a) a Default or an Event of Default has occurred; (b) with regard to the Receivables Advance Rate, (1) the dilution percentage with respect to Borrowers’ Eligible Receivables (i.e., reductions in the amount of Receivables because of returns, discounts, price adjustments, credit memoranda, credits, contras and other similar offsets) increases by an amount which Agent, in its discretion exercised in good faith, has determined is materially above that which existed as of the Closing Date or (2) the percentage of Receivables which are 90 days or more past the date of the original invoices applicable thereto increases, in comparison to the percentage of Receivables which are within 90 days from the date of the original invoices applicable thereto, by an amount which Agent, in its discretion exercised in good faith, determines is material; or (c) with respect to the Inventory Advance Rate, there occurs a material change, as determined by Agent in its discretion, in the type, quantity, or quality of Borrowers’ Eligible Inventory as the same is constituted on the Closing Date, including, without limitation, a material change, as determined by Lender in its discretion, in the Net Orderly Liquidation Value Percentage of Borrower’s Inventory by the most recent appraisal received and approved by Lender in accordance with Section 3.3.

                    (b) If, at any time, Agent decreases any of the dollar limits on outstanding advances against the Borrowing Base or percentages applicable to any one or more Inventory or Receivables advance sublimits, implements one or more additional Advance Rates against Inventory, or decreases the Advance Rates from that which, in any case, is expressly stated in clauses (a) or (b) of the definition of the Borrowing Base (i.e., exclusive of those changes which result from the effect of applying applicable eligibility criteria and Reserve Amounts) (a “Stated Advance Rate Change”), Agent will give Borrowers 30 days advance written notice of such Stated Advance Rate Change, unless an Event of Default then exists, in which case Agent will give Borrowers contemporaneous oral or written notice of such Stated Advance Rate Change.

                    (c) If, at any time, Agent implements Discretionary Reserves (as defined in the definition of Reserve Amount) (“Borrowing Base Reserve Implementation”), Agent will give Borrowers 5 Business Days advance written notice of such Borrowing Base Reserve Implementation unless a Default then exists, in which case Agent will give Borrowers contemporaneous oral or written notice of such Borrowing Base Reserve Implementation.

          Section 2.14 Consolidated Borrowings. To induce Lenders to enter into this Agreement and to make Loans in the manner set forth in this Agreement, each Borrower hereby represents, warrants, covenants and states to

Lenders that: (i) Borrowers are substantially dependent upon each other for their respective working capital, strategic management, financial needs and technology; (ii) Borrowers desire to utilize their borrowing potential on a consolidated basis, to the extent(s) possible as if they were merged into a single entity and, consistent with realizing such potential, to make available to Lenders security commensurate with the amount and nature of their aggregate borrowings; (iii) each of Borrowers has determined that it will benefit specifically and materially from the advances of credit contemplated by this Agreement and that under a joint and several loan facility it is able to obtain financing on terms more favorable than otherwise available to it separately; and (iv) Borrowers have requested and bargained for the structure and terms of and security for the advances contemplated by this Agreement.

          Section 2.15 Joint Obligations. The obligations of each of the Borrowers hereunder and under the Notes and the other Loan Documents are and shall remain joint, several and primary for all purposes. No Borrower will be or will be deemed to be an accommodation party with respect to any of the Loan Documents. Each Borrower hereby irrevocably designates ISA as its representative and agent on its behalf for the purposes of issuing requests for advances of Loans, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or Borrowers under the Loan Documents which are permitted to be taken by a Borrower. ISA hereby accepts such appointment. Agent and Lenders may regard any notice or other communication pursuant to any Loan Document from ISA as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or Borrowers hereunder to ISA on behalf of such Borrower or Borrowers. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by ISA shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

ARTICLE 3
SECURITY; RECEIVABLES AND INVENTORY MATTERS

          Section 3.1 Borrower Security Interest. To secure the due and punctual payment, performance and observance of the Obligations, Borrowers shall each grant to Agent and Lenders a first priority Lien on all Loan Collateral (subject to Permitted Liens), and, in furtherance thereof, each Borrower has executed and delivered: (a) the Security Documents to Agent, for the benefit of Agent, LC Issuers and Lenders, and (b) without limiting the generality of clause (a), the Pledge Agreement with respect to its Equity Interests in its direct Subsidiaries, and each Borrower agrees to execute and deliver a Pledge Agreement with respect to each Subsidiary acquired by such Borrower hereafter, to Agent, for the benefit of Agent, LC Issuers and Lenders.

          Section 3.2 Additional Documents. Borrowers shall take, and shall cause each Subsidiary of a Borrower which is a party to a Loan Document to take, all action necessary or as requested by Agent or any Lender, in the exercise of its discretion in good faith, to cause the Liens granted to Agent for the benefit of Agent, LC Issuers and Lenders under the Loan Documents to be a perfected first priority Lien in the Loan Collateral (subject to Permitted Liens), except for such Loan Collateral in which a first Lien can be perfected only by possession and such possession is not required by Agent.

          Section 3.3 Agreements Regarding Inventory. In addition to the Borrowing Base Certificate to be delivered in accordance with this Agreement, Borrowers shall notify Agent promptly of all material returns and recoveries of Inventory. Without obtaining Agent’s prior consent and in compliance with the applicable terms of the Borrower Security Agreement, no Borrower will: (a) accept any returns of Inventory outside the ordinary course of business, (b) except for Inventory delivered to North American Stainless constituting Eligible Inventory, enter into any agreement, practice, arrangement, or transaction under which title to, or ownership of, any Inventory which is being sold by any Borrower is, or purports to be, transferred to, or held by, a Person other than a Borrower before such Inventory is delivered to such Person by a Borrower, (c) make a sale of Inventory to any customer on a bill-and-hold, guaranteed sale, sale or return, sale on approval, consignment or any other repurchase or return basis, or (d) store any Inventory with, or place any Inventory in the possession or control of, any bailee, processor, warehouseman, consignee or any other Person, not a party to a bailee, warehouseman or similar agreement with Agent, under any arrangement, practice or agreement (oral or written). Nothing permitted by this Section 3.3, however, may be construed to alter in any way the criteria for Eligible Inventory. Each Borrower will undertake a physical count of its Inventory at least one time each calendar year in accordance with procedures approved by Borrowers’ Accountants and Agent. Whenever an Event of Default exists (and at such other times not more frequently than once per calendar year), Agent may, at the sole expense of Borrowers, obtain appraisals or updates thereof of Borrowers’ Inventory from an appraiser, and prepared on a basis, satisfactory to Agent, such appraisals and updates to include information required by applicable law and regulations and by the internal policies of Agent (including, but not limited to a determination of the Net Orderly Liquidation Value Percentage of Borrowers’ Inventory). The appraisers performing the appraisal and the methods of appraisal used by the appraisers doing the appraisal are subject to Agent’s approval in its discretion exercised in good faith. From and after the date Agent receives and approves the most recent appraisal undertaken pursuant to this Section 3.3, the Net Orderly Liquidation Value Percentage of Borrowers’ Inventory will equal the Net Orderly Liquidation Value Percentage of Borrowers’ Inventory established by the most recent appraisal.

          Section 3.4 Receivables; Collection of Receivables.

                    (a) No Borrower shall backdate, postdate or redate any of its invoices. No Borrower shall make any sales or provide services on extended dating or credit terms beyond that customary in each such Borrower’s industry and consented to in advance by Agent. In addition to the Borrowing Base Certificate to be delivered in accordance with this Agreement, Borrowers shall notify Agent promptly upon any Borrower’s learning thereof, in the event any Eligible Receivable becomes ineligible, for any reason, other than the aging of such Receivable, and of the reasons for such ineligibility to the extent that a Deficiency would result therefrom. Borrowers shall notify Agent promptly of all material disputes and claims with respect to any of such Borrower’s Receivables, and Borrowers shall settle or adjust such material disputes and claims at no expense to Agent or Lenders; however, no Borrower shall, without Agent’s consent, grant (i) any discount, credit or allowance in respect of its Receivables which is outside the ordinary course of business or (ii) any materially adverse extension, compromise or settlement to any customer or account debtor with respect to any then Eligible Receivable. Nothing permitted by this Section 3.4, however, may be construed to alter in any way the criteria for Eligible Receivables.

                    (b) Upon retrieval of Remittances and other proceeds of Receivables and other Loan Collateral, Agent will deposit the same into a blocked collection, non-interest bearing DDA depository account maintained at Agent or an Affiliate of Agent in accordance with Agent’s (or as applicable, the applicable Agent’s Affiliate’s) policies and procedures, current account number: 7141958806 (the “Cash Collateral Account”). Each Borrower will notify all of its customers and account debtors, which pay their Receivables by electronic funds transfer, to forward all Remittances directly to the Cash Collateral Account by wire transfer or automated clearinghouse funds transfer (ACH) (such notices to be in such form and substance as Agent may require from time to time). If any Borrower should neglect or refuse to notify any such customer or account debtor to pay any Remittance to the Cash Collateral Account, Agent will be entitled to make such notification. Any Remittance or other proceeds of Receivables or other Loan Collateral received by any Borrower shall be deemed held by Borrowers in trust and as fiduciary for Agent, and Borrowers shall utilize Agent’s electronic deposit and cash management system (i.e., remote capture) to deposit such Remittances directly into the Cash Collateral Account. Pending such deposit, no Borrower will commingle any such Remittance or other proceeds of Receivables or other Loan Collateral with any of any Borrower’s other funds or Property, but each Borrower will hold such Remittance separate and apart therefrom in trust for Agent until delivery is made to Agent as described above. Until the Loans have been fully paid and satisfied and this Agreement has terminated, all deposits to the Cash Collateral Account will be Agent’s Property to be applied against the Obligations in the following order (in the absence of the occurrence of a Default or an Event of Default): (i) first, to the Revolving Loans and (ii) next, to any other Obligations then due and payable in such order and method of application as may be elected by Agent in its discretion exercised in good faith, with any excess funds to be applied in accordance with Section 3.4(c). The Cash Collateral Account will be subject only to the signing authority designated from time to time by Agent, and Borrowers shall have no interest therein or control over such deposits or funds. At all times until the Loans have been fully paid and satisfied and this Agreement has terminated, (A) Agent shall have sole access to the Cash Collateral Account, (B) Borrowers will take all action necessary to grant Agent such sole access, and (C) no Borrower will notify any customer or account debtor to pay any Remittance or Receivable to any place or address other than as set forth in this Section 3.4(b) without Agent’s prior written consent.

                    (c) Each Business Day, Agent will, or will cause the applicable Agent Affiliate, automatically and without notice, request or demand by any Borrower, in accordance with Agent’s (or as applicable, the applicable Agent Affiliate’s) automatic sweep program, transfer all collected and available funds in the Cash Collateral Account: (i) for application against the unpaid principal balance of all Daily LIBOR Rate Loans that are Revolving Loans and (ii) to be held in the Cash Collateral Account to the extent of any Revolving Loans which are LIBOR Tranche Rate Loans. If, after such application, there remains excess funds in the Cash Collateral Account (i.e., the unpaid balance of the Revolving Loans is zero except for any LIBOR Tranche Rate Loans for which funds are being held in the Cash Collateral Account as provided above) and a Default or an Event of Default has not occurred and is not continuing, then Agent will deposit such excess funds into the Operating Account upon a Borrower’s request. Pursuant to that automatic sweep program, Agent will either make Revolving Loans to the extent necessary to cover Presentments to the Controlled Disbursement Account or to maintain a minimum collected, positive (i.e., “peg”) balance in the Operating Account of $200,000 at all times; however, in no event will the principal amount of the Revolving Loans advanced pursuant to the herein described automatic sweep program exceed the Revolving Loan Availability. The “peg” balance in the Operating Account will receive a credit in accordance with, and subject to, Agent’s cash management program from time to time in effect to be used solely against Agent’s service charges and costs related to the establishment and maintenance of the Operating Account, the Controlled Disbursement Account, the Cash Collateral Account, the automatic sweep program, and Agent’s and its Affiliates’ treasury and cash management services. Without limitation of the provisions in the Borrower Security Agreement, and without limitation to the provisions relating to the ownership of the Cash Collateral Account and the deposits and funds therein, Agent shall have, and each Borrower hereby grants to Agent, a continuing Lien on all funds held in the Operating Account, the Controlled Disbursement Account and the Cash Collateral Account as security for the Obligations. The Operating Account, Controlled Disbursement Account, and Cash Collateral Account will not be subject to any deduction, set-off, banker’s lien or any other right in favor of any Person other than Agent or an Affiliate of Agent. If any Remittance deposited in the Cash Collateral Account is dishonored or returned unpaid for any reason, Agent, in its discretion, may charge the amount of such dishonored or returned Remittance directly against Borrowers and any account maintained by Borrowers with Agent or the applicable Agent Affiliate and such amount shall be deemed part of the Obligations. Neither Agent nor the applicable Agent Affiliate shall be liable for any loss or damage resulting from any error, omission, failure or negligence on the part of Agent or the applicable Agent Affiliate in good faith with respect to the operation of the Operating Account, Controlled Disbursement Account, Cash Collateral Account, or the services to be provided by Agent or the applicable Agent Affiliate under this Agreement except to the extent, but only to the extent, of any direct damages, as opposed to any consequential, special or lost profit damages suffered by any Borrower from gross negligence or willful misconduct of Agent or the applicable Agent Affiliate. Until a payment is received by Agent for Agent’s account in finally collected funds, all risks associated with such payment will be borne solely by Borrowers.

                    (d) For the purposes of calculating interest, determining Revolving Loan Availability and determining the amount of Eligible Receivables, all Remittances and other proceeds of Receivables and other Loan Collateral deposited into the Cash Collateral Account shall be credited (conditional on final collection) against the outstanding Revolving Loan balance and the then Eligible Receivables as funds become collected and available in accordance with Agent’s funds availability policies from time to time in effect.

                    (e) From time to time, Agent or the applicable Agent Affiliate may adopt such regulations and procedures and changes it may deem reasonable and appropriate with respect to the operation of the Operating Account, the Controlled Disbursement Account, the Cash Collateral Account, the automatic sweep program and the other services to be provided by Agent or the applicable Agent Affiliate under this Agreement, and such regulations, procedures and changes need not be reflected by an amendment to this Agreement in order to be effective. Agent will give notice of such regulations, procedures and changes to Borrowers in the ordinary course of Agent’s business.

                    (f) All service charges and costs related to the establishment and maintenance of the Operating Account, the Controlled Disbursement Account, the Cash Collateral Account, and Agent’s and its Affiliates’ treasury and cash management services shall be the sole responsibility of Borrowers and shall be joint and several liabilities of the Borrowers, whether the same are incurred by Agent, Agent’s Affiliates or Borrowers (or any one or more of them), and Agent, in its discretion exercised in good faith, may charge the same against Borrowers (or any one or more of them) and any account maintained by Borrowers (or any one or more of them) with Agent or the applicable Agent Affiliate and the same shall be deemed part of the Obligations.

                    (g) During the term of this Agreement, Borrowers will continue to obtain and utilize Agent’s then current automated balance and information reporting system in connection with the operation of various cash management systems contemplated by this Agreement.

                    (h) Any fees, charges or income created by, or resulting from, the cash management or treasury services, the Operating Account, the Controlled Disbursement Account, the Cash Collateral Account, Agent’s and its Affiliates’ treasury and cash management services, and any other accounts to be provided by Agent under or as a result of the application or operation of the terms or conditions of this Section 3.4 are, as among Agent and the Lenders, for the sole benefit and account of Agent.

ARTICLE 4
CONDITIONS PRECEDENT TO LOANS AND LETTER OF CREDIT

          Section 4.1 General Conditions Precedent. The obligation of Lenders to make any of the Loans or LC Issuer to issue any Letters of Credit shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent:

                    (a) Certified Copies of Charter Documents and Bylaws. Agent shall have received: (i) a copy, certified by the Secretary or an Assistant Secretary of each Borrower and each Guarantor to be true and complete on and as of the Closing Date, of the Organizational Documents of each Borrower and each Guarantor as in effect on the Closing Date (together with any amendments thereto) and (ii) the charter (e.g., articles/certificate of incorporation or articles/certificate of organization/formation) or other like organizational documents of each Borrower and each Guarantor certified by the applicable Secretary of State;

                    (b) Proof of Corporate Authority. Agent shall have received copies, certified by the Secretary or an Assistant Secretary of each Borrower and each Guarantor to be true and complete on and as of the Closing Date, of records of all action taken by each Borrower and each Guarantor to authorize: (i) the execution and delivery of this Agreement and the other Loan Documents to which it is or is to become a party as contemplated or required by this Agreement: (ii) each Borrower’s and each Guarantor’s performance of all of its obligations under the Loan Documents; and (iii) the making by each Borrower of the borrowings contemplated hereby. Provided that such a document or its equivalent is available in the applicable jurisdiction of organization, Agent shall have received from the applicable Secretary of State a certificate of good standing/existence/full force and effect of recent date certifying the existence and good standing of each Borrower under the laws of the applicable state of incorporation and its good standing/existence/full force in each state where a Borrower is required to qualify to conduct business;

                    (c) Incumbency Certificate. Agent shall have received an incumbency certificate, dated as of the Closing Date, signed by the Secretary or an Assistant Secretary of each Borrower and each Guarantor and giving the name and bearing a specimen signature of each individual who shall be authorized: (i) to sign, in the name and on behalf of each Borrower and each Guarantor, each of the Loan Documents to which a Borrower or a Guarantor is or is to become a party on the Closing Date; and (ii) to give notices and to take other action on behalf of each Borrower and each Guarantor under the Loan Documents;

                    (d) Officers’ Certificates. Agent shall have received a certificate dated as of the Closing Date, signed by a duly authorized officer of each Borrower certifying that each of the representations and warranties made by and on behalf of each Borrower and each Guarantor, as applicable, in this Agreement and in the other Loan Documents to which such Person is a party are true and correct in all material respects on and as of the Closing Date (except that such representations and warranties shall not be further qualified by materiality where, by their respective terms, they are already qualified by reference to materiality, including a Material Adverse Effect);

                    (e) Loan Documents, Etc. (i) Each of the Loan Documents shall have been duly and properly authorized, executed and delivered by the parties thereto and shall be in full force and effect on and as of the Closing Date; (ii) an executed original of the Notes shall have been delivered to each Lender; and (iii) executed originals or (as the case may be) executed counterparts of each of the other Loan Documents shall have been delivered to Agent and/or each Lender;

                    (f) Actions to Perfect Liens. Agent shall have received evidence in form and substance satisfactory to it that all filings, recordings, registrations and other actions, including the filing of duly executed financing statements, necessary or, in the opinion of Agent, desirable to perfect the Liens created by the Security Documents shall have been completed;

                    (g) Insurance. Agent shall have received copies of certificates of insurance executed by each insurer or its authorized agent evidencing the insurance required to be maintained by each Borrower pursuant to Section 6.2(b);

                    (h) Legality of Transactions. No change in applicable law shall have occurred as a consequence of which it shall have become and continue to be unlawful: (i) for Agent, LC Issuer or any Lender to perform any of its agreements or obligations under any of the Loan Documents to which it is a party on the Closing Date; or (ii) for any Borrower or any Guarantor to perform any of its agreements or obligations under any of the Loan Documents to which it is a party on the Closing Date;

                    (i) Performance, Etc. Each Borrower and each Guarantor shall have duly and properly performed, complied with and observed each of its covenants, agreements and obligations contained in each of the Loan Documents to which any Borrower or any Guarantor is a party or by which any Borrower or any Guarantor is bound on the Closing Date. No event shall have occurred on or prior to the Closing Date, and no condition shall exist on the Closing Date, which constitutes a Default or an Event of Default;

                    (j) Proceedings and Documents. All corporate, governmental and other proceedings and approvals in connection with the transactions contemplated by this Agreement, each of the other Loan Documents, and all instruments and documents incidental thereto shall be in form and substance satisfactory to Agent and Lenders, and Agent and each Lender shall have received all such counterpart originals or certified or other copies of all such instruments and documents as Agent and each Lender shall have requested;

                    (k) Compliance with Laws. The borrowings made under this Agreement are and shall be in compliance with the requirements of all applicable laws, regulations, rules and orders, including without limitation, the requirements imposed by the Board of Governors of the Federal Reserve System under Regulations T, U and X, and by the SEC;

                    (l) Legal Opinions. Agent and Lenders shall have received favorable written legal opinion(s), addressed to Agent and each Lender and dated as of the Closing Date, from legal counsel for each Borrower, which shall be acceptable to Agent and each Lender;

                    (m) Legal Fees. Borrowers shall have reimbursed Agent for all reasonable fees and disbursements of legal counsel to Fifth Third (in its capacity as Agent) which shall have been incurred by Agent through the Closing Date in connection with the preparation, negotiation, review, execution and delivery of the Loan Documents and the handling of any other matters incidental thereto;

                    (n) Payment of Fees. Borrowers shall have paid to Agent the fees set forth in the Fee Letter;

                    (o) Lien Searches. Agent shall have received the results of a recent search by a Person satisfactory to Agent, of the UCC, judgment and Tax lien filings which may have been filed with respect to personal property of any Borrower or any of its Subsidiaries, and the results of such search shall be satisfactory to Agent;

                    (p) No Material Changes. From either the Fiscal Year end of December 31, 2009 or the date of the Current Financial Statements referred to in Section 5.5 to the Closing Date, no changes shall have occurred in the Property, financial condition, business, operations or Indebtedness of a Borrower or its (or their) Subsidiaries which, in the aggregate, are materially adverse to Borrowers and its Subsidiaries;

                    (q) Financial Statements and Status; Opening Balance Sheet; Quality of Earnings Report; Equipment and Real Estate Appraisal. Each Lender shall have received the Current Financial Statements referred to in Section 5.5 for the 12 months ended December 31, 2009 with respect to ISA and its Subsidiaries, certified by an officer of ISA, and Agent and each Lender shall have been satisfied that such Current Financial Statements accurately reflect the financial status and condition of ISA and its Subsidiaries for the period then ended;

                    (r) Results of Investigations. The results of Agent’s and each Lender’s and their respective counsel’s investigations concerning Borrowers and the Loan Collateral, including without limitation, insurance review, environmental review, pension plan review, lien search review, third party consent and approval review, and review of Receivables, capital structure, debt instruments, and litigation shall be satisfactory to Agent, Lenders and their respective counsel in the exercise of their discretion in good faith;

                    (s) Non-Permitted Liens. Agent shall have received evidence satisfactory to it that all Indebtedness secured by Liens that are not Permitted Liens has been paid in full and all such Liens which are not Permitted Liens have been released;

                    (t) Consents. Agent shall have received evidence satisfactory to it that all waivers, consents, approvals and authorizations identified in Schedule 5.2 hereto have been obtained;

                    (u) Borrowing Base Certificate. Agent shall have received the initial Borrowing Base Certificate required by Section 6.1(c);

                    (v) Advance Request. Agent shall have received the initial request for Loans as provided by Section 2.4;

                    (w) Real Estate Matters; Landlord, Bailee and Warehouseman Waivers. Agent shall have received such mortgagee, bailee, landlord or warehousemen’s waivers as Agent may deem necessary regarding locations at which any Loan Collateral is or will be stored or otherwise located;

                    (x) Pay Off. Agent shall have received a fully executed original of the Payoff Letter;

                    (y) Revolving Loan Availability. Agent shall have received evidence satisfactory to Agent and Lenders that, after taking into account all applicable borrowing limits, Reserve Amounts, ineligibles and closing costs, whether or not paid on the Closing Date and on disbursement of funds and repayment of debts to be paid on the Closing Date, including the pay-off of the Prior Senior Revolving Debt Agreement and the other transactions contemplated thereby, Borrowers have Revolving Loan Availability and unrestricted and available cash on deposit in the United States on the balance sheet of Borrowers and their Subsidiaries (determined on a Consolidated basis) of at least $3,500,000 in the aggregate and after subtracting therefrom the total, as of such date, of the amount, if any, of: (i) each Borrower’s accounts payable which remain unpaid greater than 60 days past the date of the original invoices applicable thereto, or with respect to accounts payable for which any Borrower has received extended terms, which remain unpaid as of the due date thereof, and (ii) any book overdraft of any Borrower relating to accounts payable more than 60 days past the date of the original invoices applicable thereto;

                    (z) Share Certificates. Each party to a Pledge Agreement shall have delivered the original certificates evidencing the Capital Securities, to the extent certificated, pledged thereunder together with undated stock powers with respect to such Capital Securities;

                    (aa) Additional Documents. Agent and Lenders shall have received such other title policies, agreements, documents, instruments and certificates as Agent and Lenders may request in the exercise of their discretion in good faith, including those set forth on the closing checklist prepared by counsel to Agent.

                    Notwithstanding anything to the contrary in the Loan Documents, if all of the conditions precedent set forth in this Section 4.1 are not satisfied by 3:00 p.m. on August 6, 2010, none of Agent, LC Issuer or any Lender will have any obligation to make any Loans or issue any Letters of Credit, and this Agreement, and the other Loan Documents, will terminate; provided that the provisions of this Agreement that survive termination (including those in Section 12.5), will survive. In the event the Closing Date is on a date other than July 30, 2010, Borrowers, on behalf of Borrowers and the other Credit Parties, authorize Agent, without any further agreement of the Credit Parties, to replace each page to the Loan Documents reflecting the new Closing Date and, where applicable, the new

Stated Termination Date, and to make other conforming changes to the Loan Documents.

          Section 4.2 Continuing Conditions Precedent to All Loans and Letters of Credit. In addition to any other provisions contained in this Agreement, the obligations of Lenders to make any Loan and the obligation of LC Issuer to issue any Letters of Credit shall be subject to the satisfaction, prior to or concurrently with such Loan or issuance of such Letter of Credit, of each of the conditions precedent set forth in Section 4.1 and each of the following conditions precedent:

                    (a) No Deficiency. After giving effect to any such Loan or issuance of such Letter of Credit, no Deficiency exists, unless the Deficiency results solely from any Permitted Overadvance (as defined in Section 12.4);

                    (b) Legality of Transactions. It shall not be unlawful (i) for any Lender, LC Issuer or Agent to perform any of its agreements or obligations under any of the Loan Documents to which such Person is a party on the date on which such Loan is to be made or (ii) for any Borrower to perform any of its material covenants, agreements or obligations under any of the Loan Documents to which it is a party (including all Financial Covenants and all negative covenants);

                    (c) Representations and Warranties. Each of the representations and warranties made by or on behalf of each Borrower or any of its Subsidiaries to Lenders, LC Issuer or Agent in this Agreement or any other Loan Document (i) shall be true and correct when made and (ii) shall, for all purposes of this Agreement, be deemed to be repeated on and as of the date of each Borrower’s request for such Loan and shall be true and correct, in all material respects (except that such representations and warranties shall not be further qualified by materiality where, by their respective terms, they are already qualified by reference to materiality, including a Material Adverse Effect), as of such date (except where such representations and warranties speak solely as of an earlier date) subject to such changes as are not prohibited hereby or do not constitute a Default or an Event of Default under this Agreement; and

                    (d) No Default. No event shall have occurred on or prior to such date and be continuing on such date, and no condition shall exist on such date, which constitutes a Default or Event of Default.

ARTICLE 5
GENERAL REPRESENTATIONS AND WARRANTIES

          Each Borrower represents and warrants to Agent, LC Issuer and each Lender as follows (with the making of each Loan and the issuance of each Letter of Credit after the date of this Agreement being deemed to constitute a representation and warranty that the matters specified in this Article 5 are true and correct on and as of the date of such Loan unless such representation and warranty expressly indicates that it is being made as of any specific date):

          Section 5.1 Existence; Capitalization; Subsidiaries; Etc.

                    (a) Each Borrower (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; and (ii) has full corporate power and authority to own or to hold under lease its Property and to carry on its business. Each Borrower is qualified and licensed in each jurisdiction wherein the character of the Property owned or held under lease by it, or the nature of its business, makes such qualification necessary or advisable, except where failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, each Borrower is organized under the laws of, and is qualified in good standing as a foreign corporation those jurisdictions set forth on Schedule 5.1(a). On or before the date that is 60 days from the Closing Date, ISA will become qualified to do business in Pennsylvania and Texas, and will provide to Agent good standing certificates to evidence the same.

                    (b) As of the Closing Date with respect to Borrowers, the authorized Capital Securities of each Borrower and each of its Subsidiaries, and the legal and beneficial ownership thereof, is as set forth on Schedule 5.1(b) in the case of each Borrower (with the exception of ISA) and as set forth in Schedule 5.1(c) in the case of Subsidiaries of any Borrower. All issued and outstanding shares, units, or other divisible interests, as applicable, of Capital Securities of each Borrower and each such Subsidiary are duly authorized and validly issued, fully paid and, in the case of capital stock, nonassessable. All issued and outstanding shares, units, or other divisible interests, as applicable, of Capital Securities of each Borrower and each such Subsidiary were issued in compliance with all applicable state and federal laws concerning the issuance of securities. Except as set forth on Schedule 5.1(b) in the case of any Borrower and Schedule 5.1(c) in the case of Subsidiaries of any Borrower, there are not, as of the Closing Date, any outstanding preemptive or other options, rights or warrants issued by any Borrower or any Subsidiary of any Borrower for the acquisition of shares, units, or other divisible interests, as applicable, of the Capital Securities of a Borrower or any of its Subsidiaries, nor any outstanding securities or obligations convertible into such shares, units, or other divisible interests nor any agreements by a Borrower or any of its Subsidiaries to issue or sell such shares. Except as set forth on Schedule 5.1(b), there are not, as of the Closing Date, any options, sale agreements, pledges, proxies, voting trusts, powers of attorney or any other agreements or instruments binding upon any of any Borrower’s stockholders with respect to beneficial or record ownership of or voting rights with respect to the Capital Securities of any Borrower.

                    (c) As of the Closing Date, no Borrower has any Subsidiaries, and no Subsidiary of any Borrower has any Subsidiaries, except as set forth on Schedules 5.1(b) and 5.1(c). All of the Capital Securities of each Subsidiary of each Borrower which are owned by any Borrower or by its Subsidiaries are free and clear of all Liens other than those in favor of Agent and any other Permitted Liens.

                    (d) As of the Closing Date, no Borrower owns or holds of record (whether directly or indirectly), and no Subsidiary of any Borrower owns or holds of record (whether directly or indirectly), any Equity Interests in any Person except (i) ISA’s Subsidiaries that are Borrowers and Guarantors and (ii) for Persons described on Schedule 5.1(d) hereto.

                    (e) All Persons, as of the Closing Date, who are the officers, and the members of the Board of Directors, of each Borrower are, in each case, identified on Schedule 5.1(e).

                    (f) None of the Inactive Companies transact business other than that necessary to merge with another Credit Party or wind-up or dissolve.

          Section 5.2 Authority, Etc.

                    (a) Each Borrower has all requisite power and authority to enter into this Agreement, each of the other Loan Documents to which it is a party, and to perform, observe and comply with all of its agreements and obligations under each of such documents, including the borrowings contemplated hereby.

                    (b) The execution and delivery by each Borrower of each of the Loan Documents to which it is a party, the performance by each Borrower of all of its agreements and obligations under such Loan Documents, and the making by each Borrower of the borrowings contemplated by this Agreement have been duly authorized by all necessary corporate or, as applicable, limited liability company action on the part of each Borrower and do not and will not: (i) contravene any provision of any Borrower’s Organizational Documents (each as in effect from time to time); (ii) conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in the creation of any Lien (except the Liens created by the Loan Documents) upon any of the Property of any Borrower under, any Material Agreement to which any Borrower is a party or by which any Borrower or any other Property of any Borrower is bound or affected; (iii) violate or contravene any provision of any law, rule or regulation (including Regulations T, U or X of the Board of Governors of the Federal Reserve System) or any order, ruling or interpretation thereunder or any decree, order or judgment of any court or other Governmental Authority or official (all as from time to time in effect and applicable to Borrower); or (iv) require any waivers, consents or approvals by any of the creditors or trustees for creditors of any Borrower or any other Person except as set forth in Schedule 5.2.

                    (c) Except as set forth in Schedule 5.2 hereto and the filings required to perfect the security interests and Liens granted under the Security Documents, no approval, consent, order, authorization or license by, or giving notice to, or taking any other action with respect to, any Governmental Authority is required, under any provision of any applicable law:

                              (i) for the execution and delivery by each Borrower of this Agreement, each Note, the other Loan Documents to which it is a party, for the execution and delivery by each Subsidiary of a Borrower of the Loan Documents to which it is a party, for the performance by each Borrower and each Subsidiary of each Borrower of any of the agreements and obligations under the Loan Documents to which it is a party or for the making by Borrowers of the borrowings contemplated by this Agreement or for the conduct by Borrowers or a Subsidiary of each Borrower of their respective businesses; or

                              (ii) to ensure the continuing legality, validity, binding effect, enforceability or admissibility in evidence of this Agreement, the Notes, or any of the other Loan Documents.

          Section 5.3 Binding Effect of Documents, Etc. Each of the Loan Documents which a Borrower or any of its Subsidiaries has or is to have executed and delivered as contemplated and required to be executed and delivered by this Agreement has been so executed and delivered by such Borrower or any of its Subsidiaries, as applicable, and each such Loan Document is or will be in full force and effect. The agreements and obligations of each Borrower and each Subsidiary of a Borrower contained in each such Loan Document to which it is a party constitute or shall constitute legal, valid and binding obligations of Borrower and such Subsidiaries, as applicable, enforceable against Borrower and such Subsidiaries, as applicable, in accordance with its respective terms, except as such enforceability may be affected by any Insolvency Laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

          Section 5.4 No Events of Default, Etc. No accrued right of rescission, cancellation or termination on the part of any Borrower or any Subsidiary of any Borrower exists under this Agreement or any of the other Loan Documents to which any Borrower or any such Subsidiary is a party.

          Section 5.5 Financial Statements.

                              (a) The unaudited Consolidated income statements, balance sheets and other financial statements of ISA and its Subsidiaries dated December 31, 2009 previously delivered to Agent and each of the Consolidated and, as applicable, consolidating financial statements of ISA and its Subsidiaries delivered pursuant to Sections 6.1(a) and 6.1(b) (the most recently delivered of such financial statements, the “Current Financial Statements”) have been prepared in accordance with GAAP (subject to normal year-end adjustments and lack of footnotes in the case of monthly or quarterly financials). The Consolidated balance sheets contained in the Current Financial Statements present fairly, in all material respects, the financial condition of ISA and its Subsidiaries on a Consolidated basis as of the dates thereof in accordance with GAAP (subject to normal year-end adjustments and lack of footnotes in the case of monthly or quarterly financials). The statements of income contained in the Current Financial Statements present fairly, in all material respects, the results of operations of ISA and its Subsidiaries on a Consolidated and consolidating basis for the fiscal periods then ended in accordance with GAAP (subject to normal year-end adjustments and lack of footnotes in the case of monthly or quarterly financials). There are no liabilities, secured or unsecured (whether accrued, absolute or actual, contingent or otherwise), which were not reflected in the balance sheets of ISA and its Subsidiaries contained in the Current Financial Statements and which, in accordance with GAAP, in all material respects, should have been reflected in such balance sheets.

                              (b) Borrowers’ Fiscal Year is from January 1st to December 31st.

          Section 5.6 No Adverse Changes. No changes have occurred in the Property, liabilities or financial condition of any Borrower or any of its Subsidiaries from those reflected in the Current Financial Statements which, individually or in the aggregate, have had a Material Adverse Effect. Since the date of the Current Financial Statements, there has been no adverse developments in the business or in the operations or Properties of any Borrower or any Subsidiary of any Borrower which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

          Section 5.7 Material Leases. Each Borrower and each Subsidiary of each Borrower enjoys peaceful and undisturbed possession of all of its Property subject to Material Leases. All such Material Leases are valid and in full force and effect. As of the Closing Date, all Material Leases between each Borrower and its Subsidiaries or Affiliates then in effect are set forth in Schedule 5.7.

          Section 5.8 Intellectual Property.

                    (a) Schedule 5.8 sets forth a complete and correct list of Copyrights, Trademarks, and Patents owned by or licensed to or from any Borrower or a Subsidiary of any Borrower as of the Closing Date which are necessary to the business or financial condition of Borrowers and their Subsidiaries (collectively, “Material IP”). Borrowers and each Subsidiary of Borrowers, as applicable, own or possess the right to use, and have done nothing to authorize or enable any other Person, except as disclosed in Schedule 5.8, to use, any Material IP listed in Schedule 5.8 and all registrations listed in Schedule 5.8 are valid and in full force and effect. Borrowers and each Subsidiary of Borrowers, as applicable, own or possess the right to use all Material IP listed in Schedule 5.8;

                    (b) Schedule 5.8 sets forth a complete and correct list of all licenses and other user agreements to the extent constituting or affecting any Material IP (collectively, “Material IP Agreements”) on the Closing Date. Borrowers and each Subsidiary of Borrowers have full right and authority to use all Material IP subject to each Material IP Agreement; and

                    (c) (i) To any Borrower’s knowledge, there is no violation by others of any right of any Borrower or any Subsidiary of any Borrower with respect to any Material IP listed in Schedule 5.8; (ii) to any Borrower’s knowledge, no Borrower or any Subsidiary of any Borrower is infringing in any respect upon any Intellectual Property of any other Person; (iii) no proceedings have been instituted or are pending against any Borrower or a Subsidiary of any Borrower or, to any Borrower’s knowledge, threatened, and no claim against any Borrower or a Subsidiary of any Borrower has been received by any Borrower or a Subsidiary of any Borrower alleging any such violation.

                    (d) To any Borrower’s knowledge, no Borrower or any Subsidiary of any Borrower owns any Trademark registered in the United States of America which would be rendered invalid, abandoned, void or unenforceable by reason of its being included as part of the Loan Collateral.

          Section 5.9 Liens. No Indebtedness of a Borrower or any of its Subsidiaries is secured by or otherwise benefits from any Lien, other than Permitted Liens, on or with respect to the whole or any part of the Property, present or future, of a Borrower or any of its Subsidiaries. To any Borrower’s knowledge, there exists no default or event or condition which, with the giving of notice or passage of time, or both, would constitute a default under the provisions of any instrument evidencing such Indebtedness which is secured by such Permitted Lien or of any agreement relating thereto which would interfere with the priority of Agent’s Lien on the Loan Collateral.

          Section 5.10 Litigation. Except (a) as disclosed in Schedule 5.10 and (b) with respect to those claims that are covered fully by available insurance coverage for which the insurer has admitted in writing its liability for the full amount thereof, there is not, as of the Closing Date, any pending or, to any Borrower’s knowledge, threatened action, suit, proceeding or investigation before any court or other Governmental Authority or official, board of arbitration or arbitrator against any Borrower or a Subsidiary of any Borrower or in which any Borrower or a Subsidiary of any Borrower is a participant. There are no proceedings pending or, to any Borrower’s knowledge, threatened against any Borrower or a Subsidiary of any Borrower which call into question the validity or enforceability of any of the Loan Documents.

          Section 5.11 Material Agreements. Except as disclosed in Schedule 5.11, no Borrower or any Subsidiary of any Borrower is a party to or bound by, as of the Closing Date: (a) any Rate Management Agreement, (b) any forward purchase contract, futures contract, unconditional purchase, take or pay or other contracts, or (c) any other Material Agreements (whether written or oral).

          Section 5.12 Taxes and Tax Returns, Etc. Except as disclosed in Schedule 5.12:

                    (a) Each Borrower and its Subsidiaries has timely filed (inclusive of any permitted extensions) or had filed on its behalf with the appropriate taxing authorities all returns (including material information returns and other material information) in respect of Taxes and assessments required to be filed through the Closing Date taking into account all valid and lawful extensions. The information filed was complete and accurate in all material respects at the time of filing. Neither any Borrower nor any group of which any Borrower is or was the common ISA has requested any extension of time within which to file returns (including without limitation information returns) in respect of any Taxes or assessments other than routine extensions of time for filing returns which have not involved the payment of Taxes in excess of $50,000 (as to all Borrowers) in the aggregate beyond the due date thereof.

                    (b) All Taxes and assessments in respect of periods beginning prior to the Closing Date have been timely paid, or will be timely paid, or an adequate reserve has been established therefor, as reflected in the Current Financial Statements. Neither any Borrower nor any of its Subsidiaries has any liability for Taxes in excess of the amounts so paid or reserves so established.

                    (c) As of the Closing Date, no deficiencies for Taxes or assessments have been claimed, proposed (to the knowledge of any Borrower) or assessed by any taxing authority or other Governmental Authority against any Borrower or any of its Subsidiaries and no Liens with respect to any Taxes have been filed. There are not, as of the Closing Date, any pending or, to any Borrower’s knowledge, threatened audits, investigations or claims for or relating to any liability in respect to Taxes of any Borrower or any of its Subsidiaries, and there are no matters under discussion as of the Closing Date with any taxing authorities or other Governmental Authorities with respect to Taxes which are likely to result in an additional liability for Taxes. No extension of a statute of limitations relating to Taxes or assessments is in effect with respect to any Borrower or any of its Subsidiaries.

                    (d) Neither any Borrower nor any of its Subsidiaries has any obligation under any Tax sharing agreement or agreement regarding payments in lieu of Taxes.

          Section 5.13 Contracts with Affiliates, Etc.

                    (a) Except as set forth in Schedule 5.13 and except for transactions among Borrowers and their Subsidiaries, no Affiliate of any Borrower: (i) sells or leases any goods or real property to any Borrower, (ii) sells any services to any Borrower other than services rendered as an employee in ordinary course of business, (iii) purchases or leases any goods or real property, or purchases any services, from any Borrower, or (iv) is a party to any contract or commitment with any Borrower other than an employment contract entered into in the ordinary course of business.

                    (b) Except as set forth in Schedule 5.13 or as permitted by Section 8.6(c)(ii), there is no Indebtedness for Borrowed Money owing by (i) a Borrower to any of its Affiliates or (ii) any Affiliate of a Borrower to Borrowers.

          Section 5.14 Employee Benefit Plans.

                    (a) Schedule 5.14 sets forth each Employee Benefit Plan which is established, maintained or contributed to, by any Borrower and its ERISA Affiliates. Each Borrower and its ERISA Affiliates are in compliance in all respects with any applicable provisions of ERISA and the regulations thereunder and of the Code with respect to all Employee Benefit Plans except for such violations which would not reasonably be expected to result in a liability which would have a Material Adverse Effect.

                    (b) Neither any Borrower nor any of its ERISA Affiliates has sponsored, maintained, or contributed or is currently sponsoring, maintaining or contributing (or becoming obligated to sponsor, maintain, or contribute) to any Multiemployer Plan or any Guaranteed Pension Plan.

                    (c) None of the Employee Benefit Plans has engaged in a non-exempt prohibited transaction under the Code or ERISA which is reasonably likely to result in a liability which would have a Material Adverse Effect.

          Section 5.15 Governmental Regulation. Neither any Borrower nor any Subsidiary of any Borrower is an “investment company” or a company “controlled” by an “investment company,” as such terms are defined in the Federal Investment Company Act of 1940, as amended. Neither any Borrower nor any Subsidiary of any Borrower

is subject to regulation under the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur Indebtedness for Borrowed Money.

          Section 5.16 Securities Activities. Neither any Borrower nor any Subsidiary of any Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System.

          Section 5.17 Disclosure. None of this Agreement, any other Loan Document, or any other document, certificate or written statement furnished to Agent or any Lender by or on behalf of any Borrower or any Subsidiary of any Borrower described in or required by this Agreement or any other Loan Document contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading as of the date of such document, certificate or other statement. The assumptions upon which all Projections which have been delivered to Agent and each Lender are based as stated therein and provide reasonable estimations, but not a warranty, of future performance. Except as set forth in Schedule 5.17, there is no fact known to a Borrower as of the Closing Date which has or which would reasonably be expected in the future to have a Material Adverse Effect.

          Section 5.18 No Material Default. As of the Closing Date, neither any Borrower nor any Subsidiary of a Borrower is in default under (a) any order, writ, judgment, injunction, decree, law, statute, ordinance, code or governmental rule which has or which would reasonably be expected in the future to have a Material Adverse Effect or (b) any Material Agreement, and no party to any such Material Agreement has given notice of any asserted default thereunder. No liquidation or dissolution of any Borrower or any Subsidiary of a Borrower and no receivership, insolvency, bankruptcy, reorganization or other similar proceedings relative to a Borrower or any Subsidiary of a Borrower or its Property is pending or threatened.

          Section 5.19 Environmental Conditions. Except as set forth in Schedule 5.19:

                    (a) To any Borrower’s knowledge, each Borrower and its Subsidiaries have obtained all necessary Licenses and Permits, variances, clearances and all other necessary approvals (collectively the “Material EPA Permits”) from all applicable Governmental Authorities required under applicable Environmental Laws to use each Borrower’s Facilities and operate and conduct its business, and the handling, transporting, treating, storage, disposal, discharge or Release (as defined in CERCLA) of Hazardous Substances, if any, into, on or from the environment (including any air, water or soil) except for the absence of any of such Material EPA Permits which would not reasonably be expected to have a Material Adverse Effect. Each issued Material EPA Permit is in full force and effect, has not expired or been suspended, denied or revoked, and, to any Borrower’s knowledge, is not under challenge by any Person except for such expirations, suspension, denials, revocation or challenges which would not reasonably be expected to have a Material Adverse Effect. Each Borrower and each Subsidiary of each Borrower is in compliance with each issued Material EPA Permit except for such instances of non-compliance which would not reasonably be expected to result in a Material Adverse Effect.

                    (b) To any Borrower’s knowledge, none of any Borrower, any Subsidiary of a Borrower, each Borrower’s Facilities, or any other Property owned or leased by any Borrower or any Subsidiary of a Borrower is subject to any private or governmental litigation, threatened litigation (to any Borrower’s knowledge), Lien or judicial or administrative notice, order or action relating to Hazardous Substances or Environmental Laws with respect to such Borrower’s Facilities or such other Property which either (i) involves an amount in controversy in excess of $100,000 for any single proceeding or $250,000 in the aggregate or (ii) would reasonably be expected to have a Material Adverse Effect.

                    (c) To any Borrower’s knowledge, there has been no Release (as defined in CERCLA) of Hazardous Substance into, on or from any Borrower’s Facilities and no Hazardous Substances (except “Household Waste” as that term is defined at 40 C.F.R. 261.4(b)(1) (1990)) are located on or have been treated, stored, processed, disposed of, handled, transported to or from, or disposed of upon each Borrower’s Facilities during any Borrower’s or any Subsidiary of any Borrower’s possession or into, upon or from the environment including any air, water, or soil, except in compliance with Environmental Laws other than any instances of non-compliance which would not reasonably be expected to result in a liability which would have a Material Adverse Effect. To any

Borrower’s knowledge, neither any Borrower nor any Subsidiary of any Borrower has allowed any Hazardous Substance to exist or be treated, stored, disposed, Released (as defined in CERCLA), located, discharged, possessed, managed, processed or otherwise handled on any Borrower’s Facilities or in the operation or conduct of its respective businesses except in compliance with Environmental Laws other than any instances of non-compliance which would not reasonably be expected to result in a liability which would have a Material Adverse Effect. Each Borrower and its Subsidiaries have complied with all Environmental Laws affecting each Borrower’s Facilities other than any instances of non-compliance which would not reasonably be expected to result in a liability which would have a Material Adverse Effect.

                    (d) Each Borrower and its Subsidiaries do not transport, in any manner, any Hazardous Substances except in the ordinary course of business in compliance with Environmental Laws other than any instances of non-compliance which would not reasonably be expected to result in a liability which would have a Material Adverse Effect.

                    (e) No Borrower has received written notice of any circumstances which would result in any obligation under any Environmental Law to investigate or remediate any Hazardous Substances in, on or under any Borrower’s Facilities, and which would reasonably be expected to give rise to a Material Adverse Effect.

          Section 5.20 Licenses and Permits. Each Borrower and each of its Subsidiaries owns or possesses all Licenses and Permits and rights with respect thereto which are necessary (collectively, “Material Licenses and Permits”) to the conduct of its business operations and the ownership of its Property as presently conducted and proposed to be conducted except in those instances where the absence of any such License and Permit would not reasonably be expected to have a Material Adverse Effect. Each Borrower and each of its Subsidiaries owns or possesses all Material Licenses and Permits without any known conflict with the rights of others and, in each case, free of any Lien not permitted by Section 8.8. All of the Material Licenses and Permits are in full force and effect, and each Borrower and each of its Subsidiaries is in compliance with the foregoing, except for such matters of non-compliance which would not reasonably be expected to result in a Material Adverse Effect, without any known conflict with the valid rights of others. No event has occurred, to the knowledge of any Borrower, which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such Material Licenses and Permits, or affect the rights of any Borrower or any of its Subsidiaries thereunder except in those instances where such revocation or termination of any such License and Permit would not reasonably be expected to have a Material Adverse Effect.

          Section 5.21 General Collateral Representation.

                    (a) Each Borrower and each Subsidiary of a Borrower (i) is the sole owner of and has good and marketable title to its Loan Collateral (exclusive of that Property for which it has only a leasehold estate), free from all Liens in favor of any Person other than those in favor of Agent and except any Permitted Liens and (ii) has full right and power to grant to Agent a security interest therein. All information furnished to Agent concerning the Loan Collateral is and will be complete, accurate and correct in all material respects when furnished.

                    (b) No security agreement, financing statement, equivalent security or Lien instrument or continuation statement covering all or any part of the Loan Collateral is on file or of record in any public office, except such as may have been filed (i) in favor of Agent pursuant to the Loan Documents, or (ii) in respect of the items of Loan Collateral subject to the Permitted Liens.

                    (c) The provisions of this Agreement and the Security Documents are sufficient to create in favor of Agent, as of the Closing Date, a valid and continuing Lien on, and, subject to the Permitted Liens, first security interest in, the types of the Loan Collateral in which a security interest may be created under Article 9 of the UCC. Financing statements have been duly prepared listing each Borrower, as a debtor, and the description of such Loan Collateral set forth therein is sufficient to perfect first priority security interests in such Loan Collateral in which a security interest may be perfected by the filing of financing statements. When such financing statements are duly filed in the filing offices listed on Schedule 5.21, and the requisite filing fees are paid, such filings will be sufficient to perfect security interests in such of the Loan Collateral described in such financing statements as can be perfected by filing, which perfected security interests will, subject to the Permitted Liens, be prior to all other Liens in favor of others and rights of others, enforceable as such as against creditors of and purchasers from any Borrower and its Subsidiaries (other than purchasers of Inventory in the ordinary course) and as against any owner of the Borrower’s Facilities where any of the Equipment is located.

          Section 5.22 Owned Real Property. Schedule 5.22 sets forth each parcel of real Property owned by ISA or a Pledgor (“Owned Real Property”). Neither any Borrower nor any Subsidiary of a Borrower (including, without limitation, any Pledgor) owns any other parcel of real Property. Upon such time, if any, that the 7100 Grade Lane Real Property Acquisition is consummated, Schedule 5.22 will be deemed amended to include such real Property.

          Section 5.23 Deposit and Other Accounts. As of the Closing Date, all of the accounts maintained by any Borrower or any of its Subsidiaries with any bank, brokerage house or other financial institution or securities intermediary, other than with Agent or its Affiliates, are set forth in Schedule 5.23 (the “Other Deposit Accounts”).

          Section 5.24 No Brokerage Fee. No brokerage, finder’s or similar fee or commission is due to any Person by reason of any Borrower’s entering into this Agreement or by reason of any of the transactions contemplated hereby, and Borrowers shall indemnify and hold Agent, Lenders and LC Issuer harmless from all such fees and commissions.

          Section 5.25 Noncompetition Agreements. Except as set forth on Schedule 5.25, neither any Borrower nor any Subsidiary of any Borrower is subject to any contract or agreement containing a covenant not to compete in any line of business with any Person which is material to any Borrower or any Subsidiary as of the Closing Date. To any Borrower’s knowledge, no key employee of any Borrower is, as of the Closing Date, subject to any agreement in favor of anyone other than a Borrower which restricts or limits that individual’s right to engage in the type of business activity conducted by any Borrower in any manner which would reasonably be expected to materially impair the ability of such individual to carry out his or her duties with any Borrower or to use any Property or confidential information or which grants to any Person, other than Borrowers, any rights to inventions or other ideas susceptible to legal protection developed or conceived by any such key employee of any Borrower.

          Section 5.26 Solvency. Each Borrower will be Solvent after (a) receipt and application of the Loans in accordance with the terms of this Agreement, (b) the execution and delivery of this Agreement and the other Loan Documents to which any of them is a party, and (c) the filing of any financing statements or other perfecting notices or actions in connection with this Agreement.

          Section 5.27 Casualties. Neither the business nor the Properties of any Borrower or any Subsidiary of any Borrower are affected by any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other Casualty Loss (whether or not covered by insurance) which has had a Material Adverse Effect.

          Section 5.28 Insurance Policies; Surety Bonds. Schedule 6.2(b) correctly sets forth, as of the Closing Date, all of: (a) the insurance policies maintained by Borrowers and their Subsidiaries, including the carriers thereof, and the types of coverage and insured amounts covered thereby and (b) the Surety Bonds issued on behalf of a Borrower with respect to any aspects of any Borrower’s operations, including the performance of any services.

          Section 5.29 Updating Representations and Warranties. With the delivery of each Compliance Certificate, Borrowers shall update any Exhibits or Schedules provided for in Article 5 of any circumstance which may have the effect of making any such representation or warranty contained in Article 5 untrue or misleading in any material respect (except that such representations and warranties shall not be further qualified by materiality where, by their respective terms, they are already qualified by reference to materiality, including a Material Adverse Effect), as of such date of such Compliance Certificate (except where such representations and warranties speak solely as of an earlier date) subject to such changes as are not prohibited hereby or do not constitute a Default or an Event of Default under this Agreement. The requirement of Borrowers to update any Exhibit provided for herein is not, and may not be construed to be, a cure of any Default or Event of Default occurring prior to any such update or existing at the time of any such update without the written waiver of such Default or Event of Default by the Requisite Lenders.

ARTICLE 6
AFFIRMATIVE COVENANTS

          Each Borrower agrees, covenants with and warrants to Agent and each Lender that, from and after the Closing Date and until all of the Obligations are paid and satisfied in full (exclusive of any contingent obligations for indemnification or reimbursement for which Agent has not then given notice of a claim thereof against Borrowers), except as otherwise expressly consented to in writing by the Requisite Lenders:

          Section 6.1 Financial Reporting and Other Information.

                    (a) Borrowers shall provide to Agent as soon as available, and in any event within 45 days after the close of each Fiscal Quarter of Borrowers, (i) Consolidated balance sheets of the Credit Parties as of the end of such Fiscal Quarter, (ii) Consolidated statements of income, and (iii) Consolidated statements of cash flow of the Credit Parties, in each case including its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, certified in a Compliance Certificate executed and delivered by the Chief Financial Officer, Chief Operating Officer or Chief Executive Officer of ISA stating that, as of the date of such Compliance Certificate, to the best of his or her knowledge after reasonable inquiry: (A) such financial statements, while not examined by the Accountants, reflect in his or her opinion, all adjustments necessary to present fairly, in all material respects, the Consolidated financial position of the Credit Parties as at the end of such Fiscal Quarter and the results of their operations for the month then ended in conformity with GAAP consistently applied, subject only to normal year-end adjustments and the absence of footnotes, (B) stating that as of the date of such certificate, to the best of his or her knowledge, after reasonable inquiry, no event has occurred which constitutes a Default or an Event of Default, or, if a Default or an Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which the Credit Parties have taken or propose to take with respect thereto and (C) further setting out in such detail as is required by Agent in the exercise of its discretion in good faith, the Credit Parties’ compliance with the requirements of Articles 7 and 8.

                    (b) Borrowers shall provide to Agent as soon as available, and in any event within 120 days after the close of each Fiscal Year of the Credit Parties: (i) audited financial statements of the Credit Parties as of the end of such Fiscal Year, on a Consolidated basis and prepared in accordance with GAAP, certified, without qualification or exception, by the Accountants, including balance sheets as of the end of such Fiscal Year, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by (A) any management letter prepared by such Accountants and (B) by supplemental consolidating financial statements of the Credit Parties prepared and reported on by such Accountants in a manner satisfactory to Agent in the exercise of its discretion in good faith, which supplemental consolidating information report may be unaudited; and (ii) a Compliance Certificate executed and delivered by the Chief Financial Officer, Chief Operating Officer or Chief Executive Officer of ISA stating that, as of the date of such Compliance Certificate, to the best of his or her knowledge and after reasonable inquiry, (A) such financial statements reflect in his or her opinion, all adjustments necessary to present fairly, in all material respects, the Consolidated financial position of the Credit Parties as at the end of such Fiscal Quarter and the results of their operations for the month then ended in conformity with GAAP consistently applied, (B) stating that as of the date of such certificate, to the best of his or her knowledge, after reasonable inquiry, no event has occurred which constitutes a Default or an Event of Default, or, if a Default or an Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which the Credit Parties have taken or propose to take with respect thereto and (C) further setting out in such detail as is required by Agent in the exercise of its discretion in good faith, the Credit Parties’ compliance with the requirements of Articles 7 and 8.

                    (c) On the Closing Date and not less frequently than monthly, and more frequently if set forth below, if Agent shall require or if Borrowers shall so elect, Borrowers shall deliver to Agent:

                              (i) a Borrowing Base Certificate by no later than the Tuesday after the end of each calendar week (which is based on values as of the immediately preceding week); and

                              (ii) reports of each Borrower’s sales, credits to sales or credit memoranda applicable to sales, collections and non-cash charges (from whatever source, including sales and noncash journals or other credits to Receivables) for the applicable period, and acceptable supporting documentation thereto (including, a report indicating the Dollar value of each Borrower’s Eligible Receivables, Eligible Inventory and all other information deemed necessary by Agent to determine levels of that which is and is not Eligible Receivables or Eligible Inventory).

                    (d) By no later than the 30th day after the end of each calendar month, or sooner if available, Borrowers shall deliver to Agent monthly agings, broken down by Borrowers and by due date of Receivables listed by invoice date, in each case reconciled to the Borrowing Base Certificate for the end of such month and Borrowers’ general ledgers, and setting forth any changes in the reserves made for bad accounts or any extensions of the maturity of, any refinancing of, or any other material changes in the terms of any Receivables in such format as is specified by Agent from time to time, together with such further information with respect thereto in such format as Agent may then require in the exercise of its discretion in good faith.

                    (e) By no later than the 30th day after the end of each calendar month, or sooner if available, Borrowers shall submit to Agent an inventory report in a form acceptable to Agent reconciled to: (i) the Borrowing Base Certificate for the end of such month, (ii) each Borrower’s inventory records, and (iii) each Borrower’s general ledger, broken down into such detail and with such categories as Agent shall require in the exercise of its discretion in good faith (including a report indicating the type, location, and dollar value of each Borrower’s Inventory, and all other information deemed necessary by Agent to determine levels of that which is and is not Eligible Inventory). Values shown on reports of Inventory shall be at the lower of cost or market value determined in accordance with a moving average weighted cost basis accounting system in accordance with GAAP. In furtherance of the foregoing obligations, Borrowers will maintain a inventory system approved by the Accountants in respect of their Inventory and will undertake a physical count of their Inventory in accordance with procedures approved by the Accountants and Agent.

                    (f) By no later than the 30th day after the end of each calendar month, Borrowers shall deliver to Agent monthly agings of accounts payable listed by invoice date and by due date, in each case reconciled to each Borrower’s general ledger for the end of such month, in such format as is specified by Agent from time to time in good faith.

                    (g) Together with each delivery of financial information and financial statements of Borrowers pursuant to Sections 6.1(a) and 6.1(b), Borrowers will deliver such information describing the operations and financial condition of Borrowers as Agent may request in the exercise of its discretion in good faith.

                    (h) As soon as available and in any event prior to the end of each Fiscal Year, Borrowers will deliver Projections of Borrowers for the forthcoming Fiscal Year, on a quarter by quarter basis.

                    (i) Borrowers shall provide to Agent as soon as possible, and in any event within fifteen (15) days after any Borrower knows or has reason to know that any Termination Event with respect to any Employee Benefit Plan has occurred, a statement of the Chief Financial Officer or Treasurer of each Borrower describing such Termination Event and the action which Borrowers propose to take with respect thereto.

                    (j) Borrowers shall provide Agent with the following additional information and/or reports:

                              (i) promptly after any Borrower becomes aware of the commencement thereof, notice of all actions, suits and proceedings against or involving any Borrower or any Subsidiary of any Borrower before any court or other Governmental Authority, domestic or foreign, which are not fully covered by insurance without the applicability of any co-insurance provisions or which have not been bonded and which either (A) involves an amount in controversy in excess of $100,000 for any single proceeding or $250,000 in the aggregate or (B) would reasonably be expected to cause a Material Adverse Effect;

                              (ii) as soon as practicable after becoming aware of a claim by any Person that any Borrower or a Subsidiary of any Borrower is in default under any agreement entered into in connection with Indebtedness, when added to all other Indebtedness of any one or more Borrower then in default, in excess of $100,000 in the aggregate, notice of any such claim or default;

                              (iii) notice of any change in the conduct of the business, prospects or financial condition of any Borrower or a Subsidiary of any Borrower promptly upon any Borrower’s becoming aware of any such change which would reasonably be expected to have a Material Adverse Effect;

                              (iv) notice of any Release (as defined in CERCLA) of Hazardous Substances on any Borrower’s Facilities that is in material violation of Environmental Laws or would require remediation pursuant to applicable federal or state law or of any notification having been filed with regard to a release of Hazardous Substances on or into any of Borrower’s Facilities under any applicable Environmental Law, which would reasonably be expected to have a Material Adverse Effect. Such notice shall indicate the steps Borrowers have or will take to remediate all hazardous environmental conditions if any such steps are required of each of them by applicable Environmental Law and the estimated costs of such remediation; and

                              (v) if (and on each occasion that) any event shall at any time occur or any condition shall at any time develop which constitutes a Default or an Event of Default, then, promptly (and, in any event, within five (5) Business Days) after any Borrower shall have first become aware of the occurrence or development of any such event or condition, Borrowers will furnish or cause to be furnished to Agent a written notice specifying the nature and the date of the occurrence of such event or (as the case may be) the nature and the period of existence of such condition and what action Borrowers are taking or propose to take with respect thereto.

                    (k) Borrowers shall provide Agent with such other information relating to each Borrower or any of its Subsidiaries (including any Employee Benefit Plan) as Agent may from time to time request in the exercise of its discretion in good faith. To the extent Agent is obligated to do so by applicable law, rule or regulation, it may deliver to any regulatory body having jurisdiction over it copies of the reports and other information provided by Borrowers to Agent pursuant to this Section 6.1 or otherwise.

                    (l) Promptly upon any Borrower’s learning of any change to the list of Affiliates identified in Schedule 5.1(e) (other than with respect to the members of the Board of Directors of ISA or any officer of a Borrower), Borrowers will give notice to Agent in a form acceptable to Agent in its discretion exercised in good faith. Upon Agent’s request made from time to time, Borrower will update the list of the members of the Board of Directors and officers of each Borrower on Schedule 5.1(e).

                    (m) Promptly upon the filing thereof and in any event within 10 days after filing therewith, copies of all registration statements and other reports on Form 10-Q, Form 10-K and Form 8-K which any Credit Party files with the Securities and Exchange Commission. The filing of Form 10-Q and Form 10-K will satisfy the requirements of Sections 6.1(a) and 6.1(b), respectively, so long as said reports are filed within the time periods set forth in Sections 6.1(a) and 6.1(b), respectively.

                    (n) (i) At least one Business Day prior to entering into any proposed Permitted Factoring Transaction, copies of such reports and other information and documentation prepared by the applicable Borrower in contemplation thereof (collectively, the “NAS Factoring Report”), and such other information and documentation as may be requested by Agent in its discretion and (ii) promptly upon consummation of each Permitted Factoring Transaction, copies of all documents entered into, or delivered in connection with, each Permitted Factoring Transaction, including applicable transaction documents with Banesto or Grupo Santander and copies of all applicable invoices subject to the Permitted Factoring Transaction (collectively, the “NAS Factoring Documents”).

          Section 6.2 Maintenance of Property; Authorization; Insurance.

                    (a) Borrowers shall keep and maintain all of their respective Equipment, which is necessary for the conduct of their respective businesses, in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all necessary repairs, renewals or replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

                    (b) At its own cost and expense, Borrowers shall obtain and maintain during the term of this Agreement: (i) insurance against loss, destruction or damage to its or any of its Subsidiaries’ Properties as Agent may require, in the exercise of its discretion in good faith, from time to time to fully protect Agent’s and Lenders’

interests in the Loan Collateral and (ii) insurance against public liability and third party property damage, with such insurance companies, in such amounts and covering such risks as are at all times satisfactory to Agent (it being agreed by Agent that the liability and Property coverages set forth on Schedule 6.2(b) are approved as adequate as of the Closing Date) and naming Agent for the benefit of Agent, LC Issuers and Lenders as lenders’ loss payee and additional insured as its interests may appear. Each Borrower agrees to deliver to Agent upon request insurance certificates or policies evidencing compliance with the above requirements. Each Borrower covenants, warrants and represents that it will not do any act or voluntarily suffer or permit any act to be done whereby any insurance required hereunder shall or may be suspended, impaired or defeated. If any item of Loan Collateral shall be the subject of a Casualty Loss during the term hereof, each Borrower agrees to proceed diligently and cooperate fully with Agent and Lenders in the recovery of any and all proceeds of insurance applicable thereto, and the carriers named therein are hereby directed by Borrowers to make payment for such loss to Agent, for the benefit of Agent, LC Issuers and Lenders, and not to any Borrower and Lenders jointly. If any insurance losses are paid by check, draft or other instrument payable to any Borrower and Agent and Lenders jointly, Agent may indorse the name of each Borrower thereon and do such other things as it may deem advisable to reduce the same to cash. If there does not exist at that time a Default or an Event of Default which has not been cured by the Borrowers or waived by the Requisite Lenders, then all loss recoveries received by Agent and Lenders pursuant to this Section 6.2(b) upon any such insurance shall be paid by Agent and Lenders to Borrowers so long as such proceeds promptly are reinvested in Borrowers’ businesses in the manner acceptable to Agent. If there does exist at that time a Default or an Event of Default, then such cash resources may be applied and credited by Agent and Lenders to the Obligations, subject to Section 2.8(b). Each Borrower further covenants that it shall require that the insurer with respect to each such insurance policy provide for thirty (30) days’ advance written notice to Agent of any cancellation or termination of, or other change of any nature whatsoever in, the coverage provided under any such policy.

                    (c) ISA has executed and delivered to Agent the Life Insurance Documents for each policy of Life Insurance. ISA shall, at its own cost and expense, (i) maintain the Life Insurance and (ii) deliver the originals of each policy of the Life Insurance to Agent. ISA will promptly take all actions hereafter necessary or appropriate in Agent’s judgment to cause the Life Insurer to acknowledge and confirm Lender’s assignment and, as appropriate, consent to the assignment of the Life Insurance to Lender pursuant to the terms of this Agreement and the other Loan Documents in accordance with the terms of the Life Insurance Documents. Until the Obligations are fully and finally paid, ISA will not: (A) make or grant any further assignments, transfers, or other dispositions of any portion of the Life Insurance or any right or interest therein nor grant or permit to exist any Lien on any portion of the Life Insurance or any right or interest therein except in favor of Agent, (B) make any borrowings or withdrawals of, or accept any loans or advances of, the cash surrender value of any Life Insurance, or (C) make or seek any changes to any of the terms or conditions of any of the Life Insurance.

          Section 6.3 Corporate Existence. Other than as permitted by Section 8.3(a), each Borrower and each of its Subsidiaries shall preserve and maintain its existence as a corporation or, as applicable, a limited liability company in good standing under the laws of its state of organization and all of its rights, franchises and privileges as a corporation or, as applicable, limited liability company.

          Section 6.4 Inspection Rights. During normal business hours, upon at least two Business Days advance notice (unless an Event of Default then exists) and at the expense of Borrowers, and from time to time, each Borrower shall permit Agent, or any of its agents, representatives or current or prospective participants in the Loans, to inspect, and make field examinations of, the Loan Collateral, to examine, audit, inspect and make copies of and abstracts from the records and books of account of, and to visit the Properties of, each Borrower and to discuss the affairs, finances and accounts of each Borrower with any of its officers, directors, managers, and employees. Upon the occurrence and during the continuance of an Event of Default, Lenders may accompany Agent or any of its field auditors on any such field examinations.

          Section 6.5 Compliance with Laws.

                    (a) Each Borrower and each of its Subsidiaries shall comply with all applicable federal, state and local laws, rules, regulations and orders pertaining to the operation of its businesses, the noncompliance with which would reasonably be expected to have a Material Adverse Effect. Each Borrower will pay before the same become delinquent (i) all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or any of its Property and (ii) all other lawful claims which, in each case, if unpaid might become a Lien upon any of its Property except to the extent (a “Contested Claim”): (A) contested in good faith by proper proceedings, (B) with respect to which adequate reserves have been set aside for the payment thereof, and (C) the continuation of any such contest does not result in any part of the Loan Collateral being made the subject of (1) any proceeding in foreclosure, (2) any levy or execution (which shall not have been stayed or dismissed), (3) any forfeiture, seizure or other loss, or (4) any Lien other than a Permitted Lien. Borrowers shall promptly pay or discharge such Contested Claims, if any, and shall deliver to Agent evidence acceptable to Agent, in the exercise of its discretion in good faith, of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to a Borrower or the conditions set forth in this Section 6.5(a) are no longer met.

                    (b) Borrowers shall promptly notify Agent and each Lender in the event that any Borrower receives any notice, claim or demand from any Governmental Authority which alleges that any Borrower or any of its Subsidiaries is in material violation of any of the terms of, or has materially failed to comply with any applicable law, rule, ordinance, code or order issued pursuant to any federal, state or local statute regulating its operation and business, including the Occupational Safety and Health Act, or any Environmental Law.

          Section 6.6 Notice of Other Events. Immediately upon any Borrower’s first becoming aware of any of the following occurrences, Borrowers shall furnish or cause to be furnished to Agent written notice with full particulars of (a) the business failure, insolvency or bankruptcy of a Borrower or any of its Subsidiaries; (b) the rescission, cancellation or termination, or the creation or adoption, of any agreement or contract to which a Borrower or any of its Subsidiaries is a party which would reasonably be expected to have a Material Adverse Effect; (c) any labor dispute, any attempt by any labor union or organization representatives to organize or represent employees of a Borrower or any of its Subsidiaries, or any unfair labor practices or proceedings of the National Labor Relations Board with respect to, a Borrower or any of its Subsidiaries which would have a Material Adverse Effect; or (d) any defaults or events of default under any Material Agreement by a Borrower or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect.

          Section 6.7 Communication with Accountants. Each Borrower shall and hereby does authorize (a) Agent or, after the occurrence of any Event of Default, any Lender, upon prior and reasonable written notice to Borrowers, to communicate directly with the Accountants and (b) the Accountants to disclose to Agent or such Lender any and all financial statements and other information of any kind, including copies of any management letter or the substance of any oral information or conversation that such Accountants may have with respect to the business and financial condition of Borrowers.

          Section 6.8 Payment of Obligations. Each Borrower hereby jointly and severally covenants, agrees and promises to punctually pay or cause to be paid when due all principal and interest on the Loans, the Letter of Credit Obligations, the Bank Product Obligations, the Rate Management Obligations, and all other Obligations payable hereunder or under any of the other the Loan Documents in accordance with the terms hereunder and thereunder.

          Section 6.9 Payment of Fees.

                    (a) Each Borrower hereby jointly and severally covenants, agrees and promises to pay to Agent, for the ratable benefit of Lenders, the Unused Line Fee, which shall commence to accrue on the Closing Date, in monthly payments in arrears with the first payment being due on August 1, 2010 and subsequent payments being due on the first day of each succeeding calendar month thereafter until the Termination Date of the Revolving Loan Commitments, at which time all accrued and unpaid amounts of the Unused Line Fee shall be immediately due and payable.

                    (b) Agent may provide for the payment of any fees or other charges under this Section 6.9 or otherwise under this Agreement by advancing the amount thereof for the benefit of Borrowers as a Revolving Loan.

                    (c) Each Borrower hereby jointly and severally covenants, agrees and promises to pay to Agent the fees as set forth in the Fee Letter. Each Borrower also hereby jointly and severally covenants, agrees and promises to also pay to Agent the then current charges for Agent’s field examiners or auditors (including the out-of-pocket fees, costs and expenses paid to third party auditors which conduct the field examinations or verifications).

          Section 6.10 Governmental Consents and Approvals. Each Borrower and each of its Subsidiaries will comply with all Licenses and Permits as is necessary under any provision of any applicable law to continue the proper operation of the business and operations of each Borrower, except for such matters of non-compliance which would not reasonably be expected to result in a Material Adverse Effect.

          Section 6.11 Employee Benefit Plans. Borrowers and each of their ERISA Affiliates shall promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed would reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its or their Property.

          Section 6.12 Further Assurances. Each Borrower and each of its Subsidiaries shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all such further assurances and other agreements or instruments, and take or cause to be taken all such other action, as shall be requested by Agent from time to time in the exercise of its discretion in good faith in order to give full effect to any of the Loan Documents.

          Section 6.13 Borrowers’ Depository Accounts. Borrowers and their Subsidiaries shall maintain all of their primary bank and depository accounts and cash management with Agent, including all demand deposit, time deposit, concentration and zero balance accounts, except that Borrowers and its Subsidiaries may maintain (a) with Persons other than BB&T the Other Deposit Accounts (other than those at BB&T) so long as the aggregate amount on deposit therein does not exceed $100,000 at any time and (b) with BB&T such Other Deposit Accounts at BB&T for up to 120 days from the Closing Date so long as such Other Deposit Accounts are subject to a deposit account control agreement among BB&T, the applicable Credit Parties and Agents to be effective on the Closing Date in a form and substance acceptable to Agent.

          Section 6.14 Use of Proceeds. Borrowers shall use all Loan proceeds only as permitted by Section 2.10.

ARTICLE 7
FINANCIAL COVENANTS

          Each Borrower covenants with and warrants to Agent and each Lender that, from and after the Closing Date and until all of the Obligations are paid and satisfied in full (exclusive of any contingent obligations for indemnification or reimbursement for which Agent has not then given notice of a claim thereof against Borrowers), except as otherwise expressly consented to in writing by the Requisite Lenders:

          Section 7.1 Senior Leverage Ratio. Borrowers shall not permit the Senior Leverage Ratio for each Test Period ending on each Computation Date occurring on or after September 30, 2010 to exceed 3.5 to 1; provided that, for each Test Period ending on December 31, the Senior Leverage Ratio shall not exceed 4.0:1.

          Section 7.2 Minimum Fixed Charge Coverage. Borrowers shall not permit the Fixed Charge Coverage Ratio for each Test Period ending on each Computation Date occurring on or after September 30, 2010 to be less than 1.20 to 1.

          Section 7.3 Limitation on Capital Expenditures. No Borrower will make or incur, and will not permit any of its Subsidiaries to make, any Capital Expenditures (including expenditures for fixed assets, leases, maintenance, or repairs capitalized or required, in accordance with GAAP consistently applied, to be capitalized on Borrowers’ books by purchase, lease-purchase agreement, option or otherwise) in excess of $4,000,000 in the aggregate for any Fiscal Year; provided that, the forgoing $4,000,000 limitation shall not preclude a Borrower from consummating the 7100 Grade Lane Real Property Acquisition. If any Borrower enters into a Capital Lease with respect to fixed assets, for purposes of calculating Capital Expenditures under this Section, the aggregate amount of all payments due for the entire term of such Capital Lease (excluding, however, the interest portion of Capital Lease payments or the interest portion of any other permitted Indebtedness) shall be considered expended in full on the date that such Borrower enters into such Capital Lease.

ARTICLE 8
NEGATIVE COVENANTS

          Each Borrower covenants with and warrants to Agent and each Lender that from and after the Closing Date and until all of the Obligations are paid and satisfied in full (exclusive of any contingent obligations for indemnification or reimbursement for which Agent has not then given notice of a claim thereof against Borrowers), except as otherwise expressly consented to in writing by Requisite Lenders:

          Section 8.1 Limitation on Nature of Business. No Credit Party or its Subsidiaries shall at any time make any change in any of any Credit Party’s primary business objectives, purposes and operations or enter into any lines of business substantially different from the business or activities which, in each case, each Credit Party and its Subsidiaries are presently engaged.

          Section 8.2 Acquisition of Subsidiaries. No Credit Party shall, nor shall it permit any Subsidiary of such Credit Party to, create, capitalize or acquire any Subsidiary or any partnership or joint venture after the Closing Date.

          Section 8.3 Limitation on Fundamental Changes. Neither any Credit Party nor any of its Subsidiaries shall at any time: (a) consolidate with or merge into or with any Person or Persons or enter into or undertake any plan or agreement of consolidation or merger with any Person except (i) ISA Indiana may merge into, and be survived by, ISA pursuant to applicable State law so long as no Default or Event of Default exists or results therefrom, and (ii) one Guarantor may merge into, and be survived by, another Guarantor pursuant to a statutory merger under applicable State law so long as no Default or Event of Default then exists or results therefrom; (b) other than a Permitted Dissolution, liquidate, wind-up or dissolve (or suffer any liquidation or dissolution); (c) make or permit any material amendment or modification to its Organizational Documents in a manner that would reasonably be expected to have a Material Adverse Effect or would create or result in a Default or an Event of Default; or (d) make any change in (i) any Credit Party’s capital structure or (ii) the Credit Parties’ Fiscal Year. No Credit Party will allow the Inactive Companies to transact business other than that necessary to merge with another Credit Party or wind-up or dissolve.

          Section 8.4 Restricted Payments. No Credit Party will, and will not permit any of its Subsidiaries to, directly or indirectly declare, order, pay, make or set apart any sum for any Restricted Payments, except that:

                    (a) Borrowers may pay reasonable fees or expenses of their respective outside members of its Board of Directors per Fiscal Year;

                    (b) ISA may repurchase Equity Interests issued to employees, officers and independent directors, in each case issued pursuant to employee stock option or employee stock incentive arrangements previously approved by Agent (“Share Repurchases”), if, and to the extent, that each of the following conditions has been met: (i) such Share Repurchase is permitted under the terms of such arrangements; (ii) such Share Repurchase is in connection with the cessation of the applicable recipient’s employment (or board representation) by a Borrower; (iii) the aggregate Share Repurchases made in any Fiscal Year do not exceed $500,000; (iv) if, after giving effect to such Share Repurchase, Revolving Loan Availability is equal to or greater than an aggregate amount equal to $1,000,000; (v) after giving effect to the proposed Share Repurchases, no Default or Event of Default has occurred and is continuing as of the date such Share Repurchase occurs, and (vi) Borrowers are in compliance with the Financial Covenants, on a pro forma basis, after giving effect to such Share Repurchase. To determine whether there is pro forma compliance with the Financial Covenants, Borrowers will, on a pro forma basis, provide a worksheet to Agent at least 10 days before making such Share Repurchase, which: (A) restates the financial statements received by Agent for the Fiscal Quarter or the Fiscal Year, as applicable, ended most closely before the date such Share Repurchase is proposed to be made as if the proposed Share Repurchase had been made at the beginning of the applicable Test Period and (B) calculates the Senior Leverage Ratio under Section 7.1 and the Fixed Charge Coverage Ratio under Section 7.2 taking into account such proposed Share Repurchase as if the proposed Share Repurchase had been made at the beginning of the applicable Test Period; and

                    (c) Subsidiaries of a Borrower may make Restricted Payments, to the extent permitted by applicable law, to such Borrower: (i) with respect to their Capital Securities to the extent necessary to permit such Borrower to: (A) pay the Obligations, (B) make any Restricted Payments permitted under clauses (a) and (b) above, and (C) permit such Borrower to pay expenses incurred in the ordinary course of business so long as, in each instance, (1) no Default or Event of Default has occurred and is continuing and (2) such Restricted Payments are not made in violation of Section 8.6(c), and (ii) which constitute repayment of an Investment by such Borrower in its Subsidiary in the form of Indebtedness permitted by Section 8.6(c).

                    (d) Subsidiaries of ISA may make cash distributions to ISA solely in order, and in such amounts sufficient, for ISA to pay: (1) the federal, state and local income, franchise, commercial activity Tax or equivalent income-type Tax liabilities of ISA and its Subsidiaries which are then due (to the extent that ISA and their Subsidiaries are consolidated with ISA for income Tax purposes), (2) any state franchise Taxes of ISA which are then due, and (3) the fees charged by the Accountants to perform the audit of ISA’s and its Subsidiaries’ financial statements in accordance with Section 6.1(b).

                    (e) ISA may make Restricted Payments constituting dividends on the Capital Securities of ISA if, and to the extent, that each of the following conditions has been met (i) the Board of Directors of ISA has approved such dividends, (b) such Restricted Payments made in any Fiscal Year do not exceed $750,000 in the aggregate; (iii) if, after giving effect to such Restricted Payments, Revolving Loan Availability is equal to or greater than an aggregate amount equal to $1,000,000; (iv) after giving effect to the proposed Restricted Payments, no Default or Event of Default has occurred and is continuing as of the date such Restricted Payment occurs, and (v) Borrowers are in compliance with the Financial Covenants, on a pro forma basis, after giving effect to such Restricted Payment. To determine whether there is pro forma compliance with the Financial Covenants, Borrowers will, on a pro forma basis, provide a worksheet to Agent at least 10 days before making such Restricted Payment, which: (A) restates the financial statements received by Agent for the Fiscal Quarter or the Fiscal Year, as applicable, ended most closely before the date such Restricted Payment is proposed to be made as if the proposed Restricted Payment had been made at the beginning of the applicable Test Period and (B) calculates the Senior Leverage Ratio under Section 7.1 and the Fixed Charge Coverage Ratio under Section 7.2 taking into account such proposed Restricted Payment as if the proposed Restricted Payment had been made at the beginning of the applicable Test Period.

          Section 8.5 Limitation on Disposition of Assets. Neither any Credit Party, nor any of its Subsidiaries, will sell, lease, sell and leaseback, transfer or otherwise dispose of any of its Property (“Asset Dispositions”) or grant any Person an option to acquire any such Property or business or any line of business, except for:

                    (a) bona fide, arms’-length sales of Inventory to customers in the ordinary course of business; provided, however, a sale in the ordinary course of business will not include a transfer in total or partial satisfaction of Indebtedness;

                    (b) sales or lawful transfers of Property by one Borrower in the ordinary course of business to any other Borrower so long as no Default or Event of Default then exists or would occur as a result therefrom after giving effect to such Asset Disposition;

                    (c) the purchase, termination and re-investment of Investments that are permitted to be owned or made as described in subsections (a), (i), (j), (k) and (l) of Section 8.6 (it being understood that repayments of loans or advances that constitute Investments permitted by clauses (b), (c), (d) and (g) of Section 8.6 shall not constitute Asset Dispositions);

                    (d) sales of delinquent Receivables (other than Eligible Receivables) in the ordinary course of business for the purposes of collection only (and not for the purpose of any bulk sale or securitization transaction);

                    (e) (i) the surrender of contractual rights in the ordinary course of business or (ii) the settlement, release or surrender of any contract, tort or other litigation claims in the ordinary course of business other than the pledge by the Credit Parties of any commercial tort claim to Agent under the Borrower Security Agreement or Guarantor Security Agreement, as applicable;

                    (f) dispositions of Equipment: (i) which has suffered a Casualty Loss or (ii) with a net book value of less than $1,000,000 in the aggregate per Fiscal Year (for all Credit Parties) for all such Equipment disposed of so long as, in each instance (i.e., under clauses (i) and (ii)), all proceeds thereof (“Disposition Proceeds”) are paid to Agent (exclusive of any Equipment which is the subject of a Permitted Lien on which Agent does not have a first priority security interest) to be applied (or allowed for re-investment by Borrowers) in accordance with Section 2.7(e);

                    (g) sales of Receivables constituting Permitted Factoring Receivables; and

                    (h) exchange of shares of Capital Securities of ISA for the real Property commonly known as 7100 Grade Lane in connection with the 7100 Grade Lane Real Property Acquisition.

          Section 8.6 Limitation on Investments. Neither any Credit Party nor any of its Subsidiaries shall at any time make any Investments of any kind, other than:

                    (a) Investments in Cash Equivalents so long as after making such investment in cash equivalents no Revolving Loans are then outstanding;

                    (b) The making of any Restricted Payments to the extent and in the manner permitted by Section 8.4(d) which might be deemed to constitute an Investment;

                    (c) (i) Investments by a Borrower in its Subsidiaries, which are also a Borrower, in the form of contributions to the equity capital (e.g., paid-in capital) of those Subsidiaries and (ii) loans by one Borrower to, and held by, another Borrower that is unsecured and subordinated in right of payment to the Obligations;

                    (d) Advances to employees (i) with respect to expenses incurred by those employees, which expenses (A) are ordinary and necessary business expenses, (B) are reimbursable by a Borrower, and (C) do not exceed in the aggregate, $100,000, outstanding at any one time with respect to all Borrowers and (ii) for small loans to employees that are not owners of the Capital Stock of any Credit Party so long as (A) those loans are in the ordinary course of business, (B) the aggregate amount of such loans do not exceed in the aggregate, $100,000, outstanding at any one time with respect to all Borrowers and (C) the loans are evidenced by a promissory note or other written evidence of the loan;

                    (e) Intercompany loans and advances (including of the sale of Inventory on terms in the ordinary course of business) and equity contributions made by ISA to Credit Parties that are not Borrowers in the aggregate amount, as to all Credit Parties, not to exceed $25,000;

                    (f) Prepaid expenses in the ordinary course of business, and lease, utility, workers’ compensation, performance and other similar deposits in the ordinary course of business;

                    (g) Non-cash advances to a Borrower’s customers made in connection with sales of goods or services to those customers in the ordinary course of business of a Borrower;

                    (h) Investments received in satisfaction of judgments, settlements of debts or compromises of obligations or as consideration for the settlement, release or surrender of a contract, tort or other litigation claim, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of an account debtor;

                    (i) Investments in Rate Management Agreements permitted by Section 8.11(a)(iii);

                    (j) Deposits of cash with banks or other financial institutions, if any, permitted by Section 6.14;

                    (k) Investments, expressly approved in writing by Agent and the Requisite Lenders, made solely to fund any deferred compensation plans of a Borrower for its employees which have been expressly approved in advance and in writing by Agent and the Requisite Lenders;

                    (l) Other Investments expressly approved in writing by Agent and the Requisite Lenders; and

                    (m) the 7100 Grade Lane Real Property Acquisition.

          Section 8.7 Acquisition of Margin Securities. Neither any Credit Party nor any of its Subsidiaries shall own, purchase or acquire (or enter into any contract to purchase or acquire) any “margin security” as defined by any regulation of the Federal Reserve Board as now or hereafter in effect.

          Section 8.8 Limitation on Liens and Encumbrances. Neither any Credit Party nor any of its Subsidiaries shall at any time create, assume, incur or permit to exist, any Liens in respect of any of its Property, income or revenues of any character, whether heretofore or hereafter acquired by it; excluding, however, from the operation of the foregoing provisions of this Section (each a “Permitted Lien”):

                    (a) Any Liens for Taxes, assessments or governmental charges or claims, the payment of which is not at the time delinquent;

                    (b) Any statutory Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent;

                    (c) Any Liens on cash pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA and other cash deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

                    (d) Any easements, rights-of-way, encroachments, real property leases, royalties, restrictions and other similar title exceptions or encumbrances, provided such do not, in the aggregate, materially interfere with the ordinary conduct of the business of a Borrower or such Subsidiary;

                    (e) All Liens granted to Agent for the benefit of Lenders and the additional existing Liens of the Credit Parties and/or, as applicable, their Subsidiaries, listed and described, but only to the extent indicated, in Schedule 8.8(e), and the Lien to BB&T on the cash collateral described in the Payoff Letter; provided that such Liens shall secure only that Indebtedness which they secured as of the date of this Agreement or any Refinancing Debt thereof;

                    (f) Any purchase money security interests granted by, or Capitalized Lease Obligations incurred by, a Borrower in connection with any Permitted Purchase Money Indebtedness;

                    (g) Any Liens resulting from any judgment that is not an Event of Default;

                    (h) Any Lien arising from a Contested Claim so long as (i) such Contested Claim does not, when added to all amounts secured by all other then Contested Claims, secure amounts in excess of $100,000 (as to all Credit Parties) in the aggregate as of any date and (ii) do not have priority over the Liens in favor of Agent; and

                    (i) Liens on cash deposits in an aggregate amount not exceeding $100,000 (as to all Credit Parties) to secure the performance of bids, trade contracts, real property leases, statutory obligations, appeal bonds, Surety Bonds, and other obligations of like nature incurred in the ordinary course of business.

          Section 8.9 No Additional Negative Pledges. Neither any Credit Party nor any of its Subsidiaries will create or otherwise cause or suffer to exist or become effective, directly or indirectly, (a) any prohibition or restriction (including any agreement to provide equal or ratable security to any other Person in the event a Lien is granted to or for the benefit of Agent or Lenders) on the creation or existence of any Lien upon the Property of any

Credit Party or such Subsidiary in favor of Agent or (b) any contractual obligation which may restrict or inhibit Agent’s or any Lender’s rights or ability to sell or otherwise dispose of the Loan Collateral or any part thereof after the occurrence of an Event of Default.

          Section 8.10 No Restrictions on Subsidiary Distributions to any Borrower. Except as may be provided under the Loan Documents, neither any Borrower nor any of its Subsidiaries shall directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to: (a) pay dividends or make any other distribution on any of such Subsidiary’s Capital Securities owned by a Borrower or any of its Subsidiaries; (b) pay any Indebtedness owed to a Borrower or any of its Subsidiaries; (c) make loans or advances to a Borrower or any of its Subsidiaries; or (d) transfer any of its Property to a Borrower or any of its Subsidiaries.

          Section 8.11 Limitation on Indebtedness. Neither any Credit Party nor any of its Subsidiaries shall at any time create, incur or assume, or become or be liable (directly or indirectly) in respect of:

                    (a) Indebtedness for Borrowed Money other than: (i) the Obligations; (ii) any Permitted Purchase Money Indebtedness; (iii) (A) such Rate Management Obligations and Bank Product Obligations owing to a Lender or its Affiliates pursuant to such terms and conditions as agreed to by such Lender and a Borrower or (B) Indebtedness under Rate Management Agreements consented to by Agent (including those under the BB&T Rate Management Agreement); (iv) unsecured loans or advances from any stockholder of ISA to a Borrower (provided that prior to any such loan or advance such stockholder shall enter into a subordination agreement with Agent, such subordination agreement to be in form and substance acceptable to Agent and the Requisite Lenders in their discretion exercised in good faith); (v) Indebtedness for Borrowed Money resulting from loans to one Borrower to another Borrower constituting Investments to the extent permitted by Section 8.6(c); (vi) other unsecured Indebtedness for Borrowed Money in an aggregate amount not to exceed, as of any date, $500,000 (as to all Credit Parties); and (vii) other Indebtedness for Borrowed Money and Contingent Obligations related thereto not otherwise expressly authorized by this Section 8.11 that has been specifically approved in writing by Agent;

                    (b) Indebtedness under a Rate Management Agreement except as provided in Section 8.11(a)(iv);

                    (c) Indebtedness representing reimbursement obligations and other liabilities of a Borrower with respect to Surety Bonds, letters of credit, banker’s acceptances, drafts (other than checks in the ordinary course or to make payments permitted by this Agreement) or similar documents or instruments issued for any Borrower’s account excluding: (i) Letters of Credit issued under this Agreement, (ii) letters of credit (A) issued by a third-party financial institution which are cash secured up to the stated amount thereof solely as a result of Section 2.3(f) and (B) issued by BB&T prior to the Closing Date and listed on Schedule 8.11, and (iii) cash deposits in connection with bids, tenders or leases or as security for Surety Bonds or appeal bonds, security deposits, earnest money and other cash deposits incurred in the ordinary course of business to the extent provided in Section 8.8;

                    (d) Indebtedness secured by a Lien (other than a Permitted Lien) on or payable out of the proceeds or production from any Property of a Borrower regardless of whether such Indebtedness has been assumed by a Borrower;

                    (e) Indebtedness representing the balance deferred and unpaid of the purchase price of any Property or services except (i) Permitted Purchase Money Indebtedness, (ii) any such balance that constitutes an account payable to a trade creditor created, incurred, assumed or guaranteed by a Borrower in the ordinary course of business of a Borrower in connection with obtaining goods, materials or services that is not more than ninety (90) days in arrears as measured from the date of billing, unless the trade payable is being contested in good faith, and (iii) any such balance for any services that constitutes a liability accrual, created, incurred, assumed or guaranteed by a Borrower in the ordinary course of business of a Borrower that is not more than ninety (90) days in arrears as measured from the date due, unless such accrual is being contested in good faith; or

                    (f) Indebtedness evidenced by notes, bonds, debentures, installment contracts, Capital Leases, synthetic leases, or similar obligations except to the extent permitted under Sections 8.11(a) through 8.11(e);

provided that, Refinancing Debt in respect of any of the Indebtedness permitted under Sections 8.11(a) through 8.11(f) shall be permitted.

          Section 8.12 Contingent Obligations. Neither any Credit Party nor any of its Subsidiaries shall at any time enter into any direct or indirect indemnities, guarantees or other Contingent Obligations other than (a) customary indemnification obligations and warranties under acquisition agreements and under leases and other contracts in the ordinary course of business, (b) indemnities arising under the Loan Documents, (c) any Rate Management Agreements permitted by Section 8.11(a)(iv), and (d) by indorsement of checks for deposit in the ordinary course of business.

          Section 8.13 Transactions with Affiliates. Neither any Credit Party nor any of its Subsidiaries shall at any time:

                    (a) enter into or participate in any agreements or transactions of any kind with any Affiliates of any Credit Party, except (a) transactions permitted pursuant to Sections 8.3, 8.4, 8.5, 8.6 or 8.11, (b) the Material Leases of Owned Real Property between any Borrower and the Pledgors, (c) transactions (other than loans, advances and other Indebtedness) entered into in the ordinary course of business upon fair terms determined by Agent in good faith to be no less favorable to a Credit Party or such Affiliate than could be obtained in a comparable arms-length transaction with an unaffiliated Person and (d) the 7100 Grade Lane Real Property Acquisition;

                    (b) own, directly or indirectly, any interest in (excepting passive holdings for investment purposes), or will become an officer, director, employee, or consultant of, any Person that is a competitor, lessor, lessee, customer, client or supplier of a Borrower or any Affiliate of a Borrower; or

                    (c) divert (or permit anyone to divert) any of its business opportunities to any Affiliate (other than to another Credit Party) or any other Person in which ISA or its stockholders hold a direct or indirect interest.

          Section 8.14 Anti-Terrorism Laws. Neither any Credit Party nor any of its Subsidiaries shall (a) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, (b) deal in, or otherwise engage in any transaction relating to, any Property or interests in Property blocked pursuant to Executive Order No. 13224, or (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224, the USA Patriot Act or any other Anti-Terrorism Law. Credit Parties shall deliver to Agent, LC Issuer and Lenders any certification or other evidence requested from time to time by Agent, LC Issuer or Lenders in their sole discretion confirming compliance with this Section 8.14.

ARTICLE 9
EVENTS OF DEFAULT AND REMEDIES

          Section 9.1 Events of Default. The occurrence of any one or more of the following events, whether or not caused by or within the control of a Borrower, shall constitute an “Event of Default”:

                    (a) Payments. (i) any Borrower fails to pay any of the Obligations when due and payable, by acceleration or otherwise (except as provided in clause (ii) below of this subsection (a)); or (ii) any Borrower fails to cure any Deficiency in accordance with Section 2.7(b);

                    (b) Representation and Warranties. Any representation or warranty at any time made by or on behalf of any Credit Party or any of its Subsidiaries in this Agreement, any Loan Document or in any certificate, written report or statement furnished to Agent, LC Issuer or any Lender pursuant hereto or thereto shall prove to have been untrue, incorrect or breached in any material respect on or as of the date on which such representation or warranty was made or deemed to have been made or repeated;

                    (c) Certain Covenants. Any Credit Party or any of its Subsidiaries shall fail to comply with (i) the covenants set forth in Sections 6.1 (other than Section 6.1(c)), 6.2(b), 6.3, or 6.4), Article 7 or Article 8 or (ii)

Section 6.1(c) which is not remedied within five (5) days after the earlier of such breach or written notice from Agent;

                    (d) Other Covenants. Any Credit Party or any of its Subsidiaries shall fail to perform, comply with or observe or shall otherwise breach in any respect any other covenant or agreement contained in this Agreement (other than a breach which constitutes a Default under another subsection of this Section 9.1) and, if curable, such failure or breach shall continue for more than thirty (30) days after the earlier of the date on which any Credit Party shall have first become aware of such failure or breach or Agent or any Lender shall have first notified Borrowers in writing of such failure or breach;

                    (e) Loan Documents. (i) Any Credit Party or any of its Subsidiaries shall fail to perform, comply with or observe or shall otherwise breach in any respect any provision of any Loan Document (other than a breach which constitutes a Default under this Agreement) and, if curable, such failure or breach shall continue for more than thirty (30) days after the earlier of the date on which any Credit Party shall have first become aware of such failure or breach or Agent or any Lender shall have first notified Borrowers in writing of such failure or breach or (ii) any Loan Document shall cease to be legal, valid, binding or enforceable in accordance with the terms thereof;

                    (f) Validity. (i) The validity or effectiveness of any of the Loan Documents or its transfer, grant, pledge, mortgage, or assignment by the party executing such Loan Document is materially impaired (other than in accordance with its express terms and conditions); (ii) any party (other than Agent, a Lender or any Affiliate of a Lender) executing any of the Loan Documents asserts that any of such Loan Documents is not a legal, valid and binding obligation of the party thereto enforceable in accordance with its terms; (iii) the security interest or other Lien purporting to be created by any of the Loan Documents shall for any reason cease to be a valid, perfected Lien (other than in accordance with its express terms and conditions); or (iv) any Person is released from any of its covenants or obligations under any of the Loan Documents except as permitted by Agent or the Requisite Lenders in writing or in accordance with the express terms and conditions of such Loan Documents;

                    (g) Default under other Agreements. Any Credit Party defaults under the terms of any other Indebtedness for Borrowed Money or lease that, individually or in the aggregate (as to all Credit Parties), involves Indebtedness for Borrowed Money or lease payments in excess of $100,000 and such default gives any creditor or lessor the right to accelerate the maturity of any such Indebtedness for Borrowed Money or lease payments;

                    (h) Insolvency. (i) Any action shall be taken by or on behalf of any Credit Party or any of its Subsidiaries for the termination, winding up, liquidation or dissolution (other than in respect of a Permitted Dissolution) of any Credit Party or any of its Subsidiaries; (ii) any Credit Party or any of its Subsidiaries shall make an general assignment for the benefit of creditors or becomes insolvent or otherwise unable to pay its debts as they mature; (iii) any Credit Party or any of its Subsidiaries shall call a meeting of creditors for the composition of its debts; (iv) any Credit Party or any of its Subsidiaries shall file a petition or answer or consent seeking the readjustment of any of the Indebtedness of any Credit Party or any of its Subsidiaries; (v) any Credit Party or any of its Subsidiaries shall commence any voluntary case, file any petition, or proceeding as a debtor under any applicable insolvency, reorganization or bankruptcy laws now or hereafter existing, including The Bankruptcy Code of 1978, as amended, Title 11 U.S.C. §101 et seq. or any foreign equivalent thereof (collectively, “Insolvency Laws”); (vi) any corporate, or as applicable, limited liability company action shall be taken by any Credit Party or any of its Subsidiaries for the purpose of effecting any of the foregoing; (vii) any case or proceeding is commenced against a Credit Party to obtain any order or decree from any court of competent jurisdiction to appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of any Credit Party or any of its Subsidiaries for any substantial part of its Property and such involuntary case or proceeding shall remain undismissed for a period not to exceed sixty (60) days so long as (A) the Credit Parties timely controvert such involuntary case or proceeding and (B) no order appointing such Person is entered against any Credit Party or any of its Subsidiaries during such 60-day period; or (viii) any petition for any proceedings in bankruptcy, receivership, dissolution, or liquidation or for the reorganization or readjustment of Indebtedness of any Credit Party or any of its Subsidiaries shall be commenced involuntarily under any applicable Insolvency Laws against any Credit Party or any of its Subsidiaries and such involuntary case or proceeding shall remain undismissed for a period not to exceed sixty (60) days so long as (A) the Credit Parties timely controvert such involuntary case or proceeding and (B) no order for relief is entered against any Credit Party or any of its Subsidiaries during such 60-day period;

                    (i) Judgment. Any one or more judgments, orders, awards, or decrees for the payment of money in excess of $100,000 shall be rendered against any one or more Credit Party or any of its Subsidiaries, and the Credit Parties shall not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof, within thirty (30) days after the date of the entry thereof so long as during the time period such judgment, order, award, or decree is not vacated, discharged, or satisfied, the holder of such judgment, order, award, or decree does not become a lien creditor within the meaning of the Uniform Commercial Code;

                    (j) Levy; Execution. The commencement of any foreclosure proceedings, proceedings in aid of execution, attachment actions, or levies by any Person against, or the filing by any taxing authority of a Lien (except a Permitted Lien) against, any of the Loan Collateral which has not been vacated, discharged or stayed within 10 days after the commencement thereof;

                    (k) ERISA. (i) Any Termination Event shall occur and, as of the date thereof or any subsequent date, the sum of the various liabilities of the Credit Parties and their ERISA Affiliates (such liabilities to include any liability to the PBGC (or any successor thereto) or to any other Person under Sections 4062, 4063, or 4064 of ERISA or any other provision of law and to be calculated after giving effect to the Tax consequences thereof) resulting from or otherwise associated with such event exceeds $100,000 or (ii) any one or more Credit Party or any of its ERISA Affiliates as an employer under any Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plans and the plan sponsors of such Multiemployer Plans shall have notified such withdrawing employer that such employer has incurred a withdrawal liability requiring a payment in an amount exceeding $100,000;

                    (1) Change of Control. Any Change of Control shall occur and be continuing without the prior approval of the Requisite Lenders;

                    (m) Material Adverse Change. The Requisite Lenders, in the exercise of their judgment exercised in good faith, determine that there has occurred an event or circumstance which has a Material Adverse Effect; provided that an event or condition of the type described in this Section 9.1(m) will be considered an Event of Default for purposes of Section 9.2 of this Agreement only if (i) Agent shall have first given written notice thereof to Borrowers, and (ii) either (A) Borrowers shall fail, within 15 days after the delivery of such notice from Agent, to deliver a business plan to Agent which, to the Requisite Lenders’ sole satisfaction, shall provide an acceptable means to cure such default or (B) Borrowers fail to cure such default to the Requisite Lenders’ sole satisfaction within the time frame outlined in such business plan if Agent gives Borrowers written approval of such business plan by the Requisite Lenders. Nothing in this Section 9.1(m), however, obligates the Requisite Lenders under any circumstances to (1) support any business plan proposed by Borrowers, (2) consider any more than the original business plan proposed by Borrowers, or (3) consider any business plan proposed by Borrowers if any other Event of Default has occurred or then exists;

                    (n) Uninsured Loss. There occurs an uninsured Casualty Loss with respect to any of the Loan Collateral having an aggregate fair market value of greater than $100,000;

                    (o) Forfeiture. (i) There is instituted against any Credit Party or any of its Subsidiaries any criminal proceeding for which forfeiture of any of the Loan Collateral, having an aggregate fair market value of greater than $100,000, is sought, or (ii) any Credit Party or any of its Subsidiaries is enjoined, restrained or in any way prevented by order of any Governmental Authority from conducting any material part of its business affairs and such order is not completely stayed, to the satisfaction of Agent and Lenders, or dissolved within one Business Day from the effective date of such order;

                    (p) Guarantors/Pledgors Loan Documents. (i) A Guarantor or a Pledgor defaults under the Guarantor Security Agreement, the Guaranty, the applicable Mortgage or any other Security Document to which it is a party and such default continues beyond any applicable cure period, or (ii) a Guarantor or a Pledgor denies its obligations under the Guarantor Security Agreement, the Guaranty, the applicable Mortgage or any other Security Document to which it is a party or (iii) a Guarantor attempts to limit or terminate such Guarantor’s obligation to guarantee the Obligations pursuant to the Guaranty; or

                    (q) Any of the Post-Closing Agreements are not satisfied on or before the expiration of the applicable time period set forth in the definition of such term.

          Section 9.2 Termination of Commitments and Acceleration of Obligations. If any one or more of the Events of Default shall at any time occur:

                    (a) Agent may, and upon the request of Requisite Lenders shall, by giving notice to Borrowers, (i) immediately terminate the Commitments of all Lenders in full and each Lender shall thereupon be relieved of all of its obligations to make any Loans and (ii) terminate the obligation and power of LC Issuer to issue Letters of Credit and LC Issuer shall thereupon be relieved of all of its obligation and power to issue Letters of Credit; except that if there shall be an Event of Default under Section 9.1(h), (A) the Commitments of all Lenders shall automatically terminate in full and each Lender shall thereupon be relieved of all of its obligations to make any Loans and (B) the obligation and power of LC Issuer to issue Letters of Credit shall automatically terminate and LC Issuer shall thereupon be relieved of all of its obligation and power to issue Letters of Credit.

                    (b) Agent may, and upon the request of Requisite Lenders shall, by giving notice to Borrowers, declare all of the Obligations, including the entire unpaid principal of the Notes, all of the unpaid interest accrued thereon, and all other sums (if any) payable by Borrowers under this Agreement, the Notes, or any of the other Loan Documents, to be immediately due and payable; except that if there shall be an Event of Default under Section 9.1(h), all of the Obligations, including the entire unpaid balance of all of the Notes, all of the unpaid interest accrued thereon and all other sums (if any) payable by Borrowers under this Agreement, the Notes or any of the other Loan Documents shall automatically and immediately be due and payable without notice to Borrowers. Thereupon, all of such Obligations which are not already due and payable shall forthwith become and be absolutely and unconditionally due and payable, without any further notice or any other formalities of any kind, all of which are hereby expressly and irrevocably waived.

          Section 9.3 Remedies. From and after the occurrence of an Event of Default which is continuing and which has not been waived by Agent at the direction of Requisite Lenders, Agent may, and upon the request of Requisite Lenders shall, proceed to exercise and enforce all or any of its, LC Issuer’s or Lenders’ rights, remedies, powers and privileges under this Agreement, the Notes or any of the other Loan Documents by action at law, suit in equity or other appropriate proceedings, whether for specific performance of any covenant contained in this Agreement, any Note or any of the other Loan Documents, or in aid of the exercise of any power granted to Agent herein or therein.

          Section 9.4 Continuing Default; No Implied Waiver; Rights Cumulative. Each Event of Default will be deemed continuing until it is waived in writing by, or cured to the written satisfaction of, the Lenders in accordance with Section 12.4. No delay on the part of Agent, LC Issuer or any Lender in exercising any right, remedy, power or privilege under any of the Loan Documents or provided by statute or at law or in equity or otherwise shall impair, prejudice or constitute a waiver of any such right, remedy, power or privilege or be construed as a waiver of any Default or Event of Default or as an acquiescence therein. No right, remedy, power or privilege conferred on or reserved to Agent, LC Issuer or any Lender under any of the Loan Documents or otherwise is intended to be exclusive of any other right, remedy, power or privilege. Each and every right, remedy, power and privilege conferred on or reserved to Agent, LC Issuer or any Lender under any of the Loan Documents or otherwise shall be cumulative and in addition to each and every other right, remedy, power or privilege so conferred on or reserved to Agent, LC Issuer or any such Lender and may be exercised at such time or times and in such order and manner as Agent, LC Issuer or any such Lender shall (in its sole and complete discretion) deem expedient.

          Section 9.5 Set-Off; Pro Rata Sharing. If any Event of Default shall at any time occur, and for so long as it shall be continuing, any deposits, balances or other sums credited by or due from Agent or any Lender or any of the offices, branches or Affiliates of Agent or any Lender to any Borrower or any of its Subsidiaries, may, without any prior notice of any kind to Borrowers, or compliance with any other conditions precedent now or hereafter imposed by statute, rule or law or otherwise (all of which are hereby expressly and irrevocably waived by Borrowers), be immediately set off, appropriated and applied by Agent or such Lender toward the payment and satisfaction of the Obligations, whether or not then due or matured (until all of the Obligations have been paid in full) in such order and manner as Agent or such Lender (in its sole and complete discretion) may determine. Agent will promptly notify Borrowers of Agent’s receipt of such funds for application against the Obligations, but Agent’s failure to do so will not affect the validity or enforceability thereof.

ARTICLE 10
CONCERNING AGENT AND LENDERS

          Section 10.1 Appointment of Agent. Each Lender and LC Issuer hereby irrevocably designates Fifth Third as its contractual representative to act as “Agent” as herein specified under this Agreement and the other Loan Documents and in such capacity to administer this Agreement and the other Loan Documents. Agent shall hold the Loan Collateral under the Security Documents as agent for the benefit of Agent, LC Issuer and Lenders, subject to the terms of this Agreement and the Security Documents.

          Section 10.2 Authority. (a) Each Lender and LC Issuer hereby irrevocably authorizes Agent (i) to take such action on such Lender’s and LC Issuer’s behalf under this Agreement and the other Loan Documents and to exercise such powers and to perform such duties hereunder and thereunder as are delegated to or required of Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto, including the execution and delivery of the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents and (ii) to take such action on such Lender’s or LC Issuer’s behalf as Agent shall consider necessary or advisable for the protection, collection or enforcement of any of the Obligations.

                    (b) Agent may exercise any or all of its powers and perform any or all of its duties under this Agreement and the other Loan Documents either directly or through its agents, attorneys or contractors.

                    (c) Agent may, but shall not be required to, exercise any discretion or take any action but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders, whenever such instructions shall be requested by Agent or required hereunder, or a greater or lesser number of Lenders if so required hereunder, and such instructions shall be binding upon all Lenders; provided, however, that Agent shall be fully justified in failing or refusing to take any action (i) which exposes Agent to any liability, (ii) unless Agent has first received such advice or concurrence of the Requisite Lenders as Agent deems appropriate, (iii) unless Agent has been first indemnified to its satisfaction by Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action, (iv) which would be inconsistent with Agent’s practice in similar situations when acting solely for its own account, or (v) which is contrary to this Agreement, the other Loan Documents or applicable law.

                    (d) In addition to Agent’s right to take actions on its own accord as permitted under this Agreement, Agent shall, subject to Section 10.2(c), take such action with respect to an Event of Default as shall be directed by the Requisite Lenders or all Lenders; provided, that until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable and in the best interest of Lenders. Payment and performance of the Obligations may be enforced only by the action of Agent, and, except as provided in Section 9.5, no Lender will have any right individually to seek to enforce or to enforce payment or performance of the Obligations or any of the Loan Documents or to realize upon any Loan Collateral, it being understood and agreed that such rights and remedies may be exercised only by Agent.

                    (e) Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by Agent or by any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates from any Borrower or any of its Subsidiaries, the Requisite Lenders, any Lender or any other Person under or in connection with this Agreement or any Loan Agreement or any other matter except (i) as specifically provided in this Agreement or any Loan Agreement and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instruments, notice or other written communication received by and in the possession of Fifth Third, in its capacity as Agent, at the time of receipt of such request and then only in accordance with such specific request. Notwithstanding the foregoing in this Section 10.2(e), Agent will (A) promptly provide each Lender with copies (“Agent Materials”) of (1) each audit report of an auditor of Agent and (2) any reconciliations of each Borrower’s Receivables and Inventory requested by a Lender that are in Agent’s possession and (B) make available, on a Lender’s request, the applicable working papers of Agent’s auditors (to the extent available) for inspection at Agent’s Head Office; provided that each Lender acknowledges and agrees that Agent does not make any representation or warranty as to any of the Agent Materials nor shall Agent be liable for, and is hereby released by each Lender of any claims or damages arising out of, any of the information in any of the Agent Materials.

          Section 10.3 Nature of Duties of Agent. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents. Neither Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by it as such hereunder or in connection herewith except to the extent caused by its or their gross negligence or willful misconduct. The duties of Agent shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement or the other Loan Documents a fiduciary relationship or duty in respect of any Lender. Without limitation of the generality of the foregoing, Agent: (a) may treat each Lender party hereto as the holder of Obligations until Agent receives written notice of the assignment or transfer of such Lender’s portion of the Obligations signed by such Lender and in form satisfactory to Agent in the exercise of its discretion in good faith; (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it or them in accordance with the advice of such counsel, accountants or experts; (c) makes no warranties or representations to any Lender and shall not be responsible to any Lender for any recitals, statements, warranties or representations made in or in connection with this Agreement or any other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Borrower or any of its Subsidiaries, to inspect any of the Property (including the books and records) of any Borrower or any of its Subsidiaries, to monitor the financial condition of any Borrower or any of its Subsidiaries or to ascertain the existence or possible existence or continuation of any Default or Event of Default; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (f) shall not be liable to any Lender for any action taken, or inaction, by Agent upon the instructions of Requisite Lenders pursuant to Section 10.2 or refraining to take any action pending such instructions; (g) shall not be liable for any apportionment or distributions of payments made by it pursuant to Section 2.8 absent gross negligence or willful misconduct; (h) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate, message, instrument, writing or other communication (which may be by telephone, facsimile, telegram, cable, telex, or electronic mail) believed in good faith by it to be genuine and signed or sent by the proper party or parties; (i) shall not be liable to confirm the satisfaction of any condition set forth herein or in any of the other Loan Documents other than to confirm receipt of items expressly required to be delivered solely to Agent; (j) shall not be liable for the value of the Loan Collateral; (k) shall not be liable for any loss or depreciation of, lack of insurance on, or failure to realize on, any Loan Collateral or for the failure or delay in collecting or receiving payment of any sums from a Borrower or any of its Subsidiaries, or for any mistake, omission, or error of judgment in passing upon or accepting any Loan Collateral, or in the making of any examination, or for granting extensions or indulgences to a Borrower or any of its Subsidiaries permitted to be made hereunder or any of the other Loan Documents; (l) shall not be liable with respect to the income or withholding Tax status with respect to any interest on, or fees in respect of, the Loans; and (m) may assume that no Default or Event of Default has occurred and is continuing, unless Agent has actual knowledge thereof, has received notice from a Borrower or the Accountants stating the nature of the Default or Event of Default, or has received notice from a Lender stating the nature of the Default or Event of Default and that such Lender considers the Default or Event of Default to have occurred and to be continuing.

          Section 10.4 Collateral Matters.

                    (a) Release of Collateral. Lenders and LC Issuer hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent upon any Property covered by the Security Documents: (i) upon termination of the Commitments and payment and satisfaction of all Obligations (exclusive of any contingent obligations for indemnification for which Agent has not then given notice of a claim thereof against Borrowers); (ii) constituting Property being sold or disposed of as permitted under this Agreement if Borrowers certify to Agent that the sale or disposition is made in compliance with the provisions of this Agreement (and Agent may rely in good faith conclusively on any such certificate, without further inquiry); (iii) constituting Property leased to a Borrower under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by such Borrower to be, renewed or extended; (iv) as required to effect any sale or other disposition of any Loan Collateral in connection with any exercise of remedies of Agent and Lenders pursuant to the Loan Documents; (v) constituting Property in which neither any Borrower nor any of its Subsidiaries or Affiliates thereof has, at any time, during the term of this Agreement owned any interest; (vi) owned by or leased to any Borrower or any of its Subsidiary which is subject to a purchase money security interest or which is the subject of a Capital Lease, in either case, entered into pursuant to Section 8.11; or (vii) as otherwise authorized by the Requisite Lenders subject to Section 12.4(a). Upon request by Agent at any time, each Lender will confirm in writing Agent’s authority to release particular types or items of Property covered by the Security Documents pursuant to this Section 10.4(a).

                    (b) Confirmation of Authority: Execution of Releases. Upon receipt by Agent of any authorization required by Section 10.4(a)(vii) from the Requisite Lenders of Agent’s authority to release any Liens upon any particular item or types of Loan Collateral and upon at least five (5) Business Days prior written request by a Borrower, Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent for the benefit of Agent, LC Issuers and Lenders upon such Loan Collateral; provided, however, that (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of any Borrower in respect of) all interests retained by each Borrower, including the proceeds of any sale, all of which shall continue to constitute part of the Loan Collateral.

                    (c) Absence of Duty. Agent shall have no obligation whatsoever to any Lender, LC Issuer or any other Person to assure that any Loan Collateral exists or is owned by any Borrower, a Subsidiary of any Borrower or any other Person or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent therein have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Section 10.4 or in any of the Loan Documents, it being understood and agreed that in respect of the Loan Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in Loan Collateral as one of Lenders and that Agent shall have no duty or liability whatsoever to any of the other Lenders.

                    (d) Agency for Perfection. Each Lender hereby appoints each other Lender as agent, for the benefit of Agent, Lenders and LC Issuer, for the purpose of perfecting Liens in Loan Collateral which, in accordance with Article 9 of the UCC in any applicable jurisdiction, can be perfected only by possession. Should any Lender (other than Agent) obtain possession of any such Loan Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor, shall deliver such Loan Collateral to Agent or in accordance with Agent’s instructions.

                    (e) Return of Proceeds. If after payment and distribution of any amount by Agent to Lenders, any Lender or any other Person, including a Borrower, any creditor of any Borrower, a liquidator, administrator or trustee in bankruptcy, recovers from Agent any amount found to have been wrongfully paid to Agent or disbursed by Agent to Lenders, then Lenders, in accordance with their respective Pro Rata Shares, shall reimburse Agent for all such amounts.

                    (f) Agent Advances.

                              (i) Subject to the limitations set forth in this Section 10.4(f) but notwithstanding anything to the contrary contained in this Agreement (including under Section 12.4), Agent is hereby authorized by Borrowers and Lenders, from time to time in Agent’s discretion, (A) during the existence of an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Sections 4.1 or 4.2 have not been satisfied, to make Loans to Borrowers on behalf of Lenders which Agent, in its judgment, deems necessary or desirable (1) to preserve or protect the Loan Collateral, or any portion thereof, (2) to collect any of the Obligations, (3) to sell, liquidate, dispose of, or otherwise realize on, any of the Loan Collateral, (4) to preserve, interpret, enforce, or defend any rights or remedies of Agent, Lenders, or any of them, conferred by the Loan Documents, (5) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (6) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement, including costs, fees and expenses as described in Section 12.5 (any of the advances described in this Section 10.4(f) being hereinafter referred to as “Agent Advances”); provided that the Requisite Lenders may at any time revoke Agent’s authorization contained in this Section 10.4(f) to make the Agent Advances, any such revocation to be in writing and to become effective prospectively upon Agent’s receipt thereof; and, provided, further, that Agent shall not make Agent Advances for purposes described in clauses (1) through (5) above which would cause the Revolving Loan Availability to be a negative number greater than ($3,000,000). Agent shall promptly notify each Lender in writing of each such Agent Advance. Each Agent Advance will be evidenced solely by entries upon Agent’s books and records;

                              (ii) Each Agent Advance shall be secured by the Loan Collateral, shall constitute Loans and Obligations, and shall bear interest at the rate applicable from time to time to Daily LIBOR Rate Revolving Loans; and

                              (iii) Agent may, by written notice given to Lenders not later than 10:00 a.m. (Cincinnati, Ohio time), on any Business Day, require Lenders to acquire participations on such Business Day in all or a portion of the Agent Advances outstanding. Such notice shall specify the aggregate amount of Agent Advances in which Lenders will participate and specify in such notice such Lender’s Pro Rata Share of such Agent Advances. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to Agent, for its account, such Lender’s Pro Rata Share of such Agent Advances. Each Lender acknowledges and agrees that its obligation to acquire participations in Agent Advances pursuant to this Section 10.4(f) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of an Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.4 with respect to Revolving Loans made by such Lender. Agent shall notify Borrowers of any participations in any Agent Advances acquired pursuant to this Section 10.4(f), and thereafter each such Agent Advance shall be due and payable by Borrowers. Thereafter, all payments in respect of each such Agent Advance received by Agent from Borrowers shall be promptly remitted by Agent to Lenders that shall have made their payments pursuant to this Section 10.4(f) and to Agent, as their interests may appear; provided that any such payment so remitted shall be repaid to Agent if and to the extent such payment is required to be refunded to Borrowers for any reason. The purchase of participations in any Agent Advance pursuant to this paragraph shall not relieve any Borrower of any default in the payment thereof.

          Section 10.5 Indemnification. Each Lender hereby agrees to indemnify Agent (to the extent Agent is not promptly reimbursed by Borrower), in accordance with such Lender’s Pro Rata Share, from and against any and all liabilities, losses, damages, penalties, interests, actions, judgments and suits of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent relating to or arising out of this Agreement or any of the other Loan Documents or relating to any action taken or omitted by Agent under this Agreement or any of the other Loan Documents, provided that no Lender shall be liable for any portion of such liabilities, losses, damages, penalties, interest, actions, judgments or suits to the extent resulting from Agent’s gross negligence or willful misconduct and such Lender had no part in such action or omission by Agent and did not receive any benefit from such action or omission by Agent. Without limiting any of the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable share, as set forth above, of any out-of-pocket expenses (including legal fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiation, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Borrowers. The obligations of Lenders under this Section 10.5 shall survive the payment in full of all Obligations and the termination of this Agreement. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnities and cease to do, or not commence, the acts to be indemnified against, even if so directed by Requisite Lenders or all Lenders, as applicable, until such additional indemnification is provided.

          Section 10.6 Sharing of Funds Received. If any Lender (a “benefited Lender”) at any time receives any payment of all or part of its Loans or other Obligations owing to it, any interest on those amounts, or any collateral in respect of any or all of the foregoing (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9.1(h) or otherwise), in a greater proportion than any payment to or collateral received by any other Lender, if any, in respect of the other Lender’s Loans or other Obligations owing to it, as the case may be, or any interest on those amounts, the benefited Lender will (a) purchase for cash from the other Lenders a participating interest in that portion of each other Lender’s Loans or other Obligations owing to each of them, as the case may be or (b) provide the other Lenders with the benefits of any collateral, or the proceeds of any collateral obtained by the benefited Lender, as is necessary to cause the benefited Lender to share the excess payment or benefits of the applicable collateral or proceeds ratably with each of Lenders; however, if all or any portion of that excess payment or benefits is thereafter recovered from the benefited Lender, the purchase by the benefited Lender from the other Lenders will be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest unless the benefited Lender is obligated to pay interest to the applicable Person in which case the other Lenders will pay their pro rata share of the interest payment.

          Section 10.7 Agent as Lender; Other Relationships. Fifth Third shall have, in its capacity as a Lender, the same obligations and the same rights, remedies, powers and privileges under this Agreement and the other Loan Documents as it would have were it not also an Agent. Fifth Third and its Affiliates may (a) accept deposits from, lend money to, acquire, hold, and exercise all rights and remedies with respect to any Equity Interests in, and generally engage in any kind of banking, trust, financial advisory or other business with, each Borrower or any of its Affiliates as if Fifth Third were not performing the duties specified herein, all without any claim of or liability to any Lender and (b) accept fees and other consideration from each Borrower for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

          Section 10.8 Independent Credit Decisions by Lenders. Each Lender acknowledges that it has, independently of and without reliance upon Agent or any of the other Lenders, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents to which it is a party. Each Lender also acknowledges that it will, independently of and without reliance upon Agent or any of the other Lenders, continue to make its own credit decisions in taking or not taking action under this Agreement or any of the other Loan Documents and in determining the compliance or lack thereof by any Borrower and any other Person with any provision of any Loan Document or other document or agreement.

          Section 10.9 Resignation of Agent. Agent may resign as the Agent on 30 days advance notice to Lenders, LC Issuer and Borrowers and will resign as the Agent if Fifth Third, in its capacity as a Lender, no longer has any Loans outstanding. If Agent resigns as the Agent under this Agreement and the other Loan Documents, then the Requisite Lenders will, within 30 days after notice of Agent’s resignation, appoint from among Lenders a successor agent for Lenders, which, unless a Default has occurred and is continuing, such successor agent must be approved by Borrowers (which approval shall not be unreasonably withheld, delayed or conditioned), whereupon (a) such successor agent will succeed to the rights, powers and duties of Agent, (b) the term “Agent” will mean such successor agent effective on such appointment and approval, and (c) the former Agent’s rights, powers and duties as Agent will be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Obligations; however, if a successor agent has not so been appointed within that 30-day period, the retiring Agent will have the right to appoint a successor agent, which shall be a commercial bank organized under the laws of the United States or of any state thereof and having a combined capital and surplus of at least $500,000,000 who will serve as “Agent”. After any retiring Agent’s resignation as the Agent, (i) the provisions of this Section 10 will inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement and the other Loan Documents and (ii) the retiring Agent will be relieved of all further duties and obligations as the Agent.

          Section 10.10 No Third Party Beneficiary. The provisions of this Section 10 are solely for the benefit of Agent, LC Issuer and Lenders, and Borrowers will not have any rights as a third party beneficiary of any of the provisions of this Section 10 except to the extent of the rights granted to Borrower in Section 10.9. In performing its functions and duties as Agent under this Agreement and the other Loan Documents, Agent acts solely as the representative of Lenders and does not assume and will not be deemed to have assumed any agency obligation toward, or relationship of agency or trust with or for, any Borrower or any Affiliate of a Borrower.

          Section 10.11 No Reliance on Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 C.F.R. Section 103.121 (as hereafter amended, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any Borrower, its Affiliates or their agents, this Agreement or the Loan Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any recordkeeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other laws.

          Section 10.12 USA Patriot Act. Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign Lender that maintains a physical presence in the United States or foreign county, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign Lender) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (1) within 10 days after the Closing Date, and (2) as such other times as are required under the USA Patriot Act.

ARTICLE 11
CROSS-GUARANTY PROVISIONS OF BORROWERS

          Section 11.1 Cross-Guaranty.

                    (a) Notwithstanding anything to the contrary in the Loan Documents, each Borrower (each to be referred to in this Section 11.1 as a “Cross-Guarantor” and collectively as the “Cross-Guarantors”) hereby irrevocably, absolutely and unconditionally guarantees to Agent and Lenders, the prompt payment and performance when due, whether at stated maturity, upon the occurrence and during the continuation of an Event of Default, upon acceleration or otherwise, and at all times thereafter, of the Obligations of each other Borrower (such Obligations, collectively the “Cross-Guaranteed Obligations”). Each Cross-Guarantor further agrees that the Cross-Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal.

                    (b) The provisions of this Section 11.1 (this “Cross-Guaranty”) constitute a guaranty of payment and not of collection. Each Cross-Guarantor waives any right to require Agent or any Lender to sue any Borrower, any Cross-Guarantor, any other guarantor, or any other Person obligated for all or any part of the Cross-Guaranteed Obligations, or otherwise to enforce its payment against any collateral securing all or any part of the Cross-Guaranteed Obligations.

                    (c) Except as otherwise provided for herein and to the extent provided for herein, the obligations of each Cross-Guarantor hereunder are irrevocable, unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Cross-Guaranteed Obligations), including:

                              (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Cross-Guaranteed Obligations, by operation of law or otherwise;

                              (ii) any change in the corporate or, as applicable, limited liability existence, structure or ownership of any Borrower, any other Cross-Guarantor of or other Person liable for any of the Cross-Guaranteed Obligations;

                              (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Borrower, any Cross-Guarantor, or any other guarantor of or other Person liable for any of the Cross-Guaranteed Obligations, or their Property or any resulting release or discharge of any obligation of any Borrower, any Cross-Guarantor, or any other guarantor of or other Person liable for any of the Cross-Guaranteed Obligations; or

                              (iv) the existence of any claim, setoff or other rights which any Cross-Guarantor may have at any time against any Borrower, any Cross-Guarantor, any other guarantor of the Cross-Guaranteed Obligations, Agent, any Lender, or any other Person, whether in connection herewith or in any unrelated transactions.

                    (d) The obligations of each Cross-Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Cross-Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Borrower, any Cross-Guarantor or any other guarantor of or other Person liable for any of the Cross-Guaranteed Obligations, of the Cross-Guaranteed Obligations or any part thereof.

                    (e) Further, none of the obligations of any Cross-Guarantor hereunder are or shall be discharged or impaired or otherwise affected by:

                              (i) the failure of Agent or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Cross-Guaranteed Obligations;

                              (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Cross-Guaranteed Obligations;

                              (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of Borrowers (or any one or more of them) for all or any part of the Cross-Guaranteed Obligations or any obligations of any other guarantor of or other Person liable for any of the Cross-Guaranteed Obligations;

                              (iv) any action or failure to act by Agent or any Lender with respect to any collateral securing any part of the Cross-Guaranteed Obligations; or

                              (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Cross-Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Cross-Guarantor or that would otherwise operate as a discharge of any Cross-Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Cross-Guaranteed Obligations).

                    (f) To the fullest extent permitted by applicable law, each Cross-Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Cross-Guarantor or the unenforceability of all or any part of the Cross-Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower or any Cross-Guarantor, other than the indefeasible payment in full in cash of the Cross-Guaranteed Obligations. Without limiting the generality of the foregoing, each Cross-Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Borrower, any Cross-Guarantor, any other guarantor of any of the Cross-Guaranteed Obligations, or any other Person. Agent may, at its election, foreclose on any collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Cross-Guaranteed Obligations, compromise or adjust any part of the Cross-Guaranteed Obligations, make any other accommodation with any Borrower, any Cross-Guarantor, any other guarantor or any other Person liable on any part of the Cross-Guaranteed Obligations or exercise any other right or remedy available to it against any Borrower, any Cross-Guarantor, any other guarantor or any other Person liable on any of the Cross-Guaranteed Obligations, without affecting or impairing in any way the liability of any such Cross-Guarantor under this Cross-Guaranty except to the extent the Cross-Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Cross-Guarantor waives any defense arising out of any such election by Agent even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Cross-Guarantor against any Borrower, any other guarantor or any other Person liable on any of the Cross-Guaranteed Obligations, as the case may be, or any security.

                    (g) No Cross-Guarantor will assert any right, claim or cause of action, including a claim of subrogation, contribution or indemnification that it has against any Borrower, any Cross-Guarantor, any Person liable on the Cross-Guaranteed Obligations, or any collateral, until Borrowers and the Cross-Guarantors have fully performed all their Obligations to Agent and Lenders.

                    (h) If at any time any payment of any portion of the Cross-Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of any Borrower or otherwise, each Cross-Guarantor’s obligations under this Cross-Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not Agent or any Lender is in possession of this Cross-Guaranty. If acceleration of the time for payment of any of the Cross-Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Cross-Guaranteed Obligations shall nonetheless be payable by the Cross-Guarantors forthwith on demand by Agent.

                    (i) Each Cross-Guarantor assumes all responsibility for being and keeping itself informed of each other Borrower’s financial condition and Property, and of all other circumstances bearing upon the risk of nonpayment of the Cross-Guaranteed Obligations and the nature, scope and extent of the risks that each Cross-Guarantor assumes and incurs under this Cross-Guaranty, and agrees that Agent and Lenders shall not have any duty to advise any Cross-Guarantor of information known to any of them regarding those circumstances or risks.

                    (j) Agent and Lenders may continue to make loans or extend credit to Borrowers based on this Cross-Guaranty.

                    (k) All payments of the Cross-Guaranteed Obligations will be made by each Cross-Guarantor free and clear of and without deduction for or on account of any and all present or future Taxes, levies, imposts, duties, charges, deductions or withholdings of whatever nature imposed by any Governmental Authority with respect to such payments, and any and all liabilities with respect to the foregoing, but excluding franchise Taxes and Taxes imposed on overall net income of Agent and Lenders by the U.S. or the jurisdiction in which Agent or any Lender’s applicable lending installation is located (collectively, “Guaranty Payment Taxes”). If any Cross-Guarantor is required by law to deduct any Guaranty Payment Taxes from or in respect of any sum payable to Agent and/or any Lender under this Cross-Guaranty, (i) the sum payable must be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this provision) Agent and Lenders receive an amount equal to the sum they would have received had no such deductions been made, (ii) the Cross-Guarantors must then make such deductions, and must pay the full amount deducted to the relevant authority in accordance with applicable law, and (iii) the Cross-Guarantors must furnish to Agent within forty-five days after their due date certified copies of all official receipts evidencing payment thereof.

                    (l) The provisions of this Cross-Guaranty are severable, and in any action or proceeding involving any state corporate or, as applicable, limited liability law, any Insolvency Law or other law affecting the rights of creditors generally, if the Obligations of any Cross-Guarantor under this Cross-Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Cross-Guarantor’s liability under this Cross-Guaranty, then, notwithstanding any other provision of this Cross-Guaranty to the contrary, the amount of such liability shall, without any further action by the Cross-Guarantors, Agent, or any Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Cross-Guarantor’s “Maximum Liability”). This Section with respect to the Maximum Liability of each Cross-Guarantor is intended solely to preserve the rights of Lenders and Agent to the maximum extent not subject to avoidance under applicable law, and no Cross-Guarantor nor any other Person shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the Obligations of any Cross-Guarantor hereunder shall not be rendered voidable under applicable law. Each Cross-Guarantor agrees that the Cross-Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Cross-Guarantor without impairing this Cross-Guaranty or affecting the rights and remedies of Agent and each Lender hereunder; provided that nothing in this sentence shall be construed to increase any Cross-Guarantor’s obligations hereunder beyond its Maximum Liability.

                    (m) The maximum aggregate liability of the Credit Parties under this Cross-Guaranty is $48,800,000. In addition to such maximum aggregate liability, Credit Parties shall be liable under this Cross-Guaranty for interest accruing on the Cross-Guaranteed Obligations and fees, charges, and costs of collecting the Cross-Guaranteed Obligations, including reasonable attorneys’ fees. This Guaranty shall terminate on the Stated Termination Date; provided, however, that if this Cross-Guaranty terminates at a time as of when the Cross-Guaranteed Obligations have not been paid in full, such termination shall not affect each Credit Party’s liability with respect to (i) Cross-Guaranteed Obligations created or incurred prior to such date, or (ii) extensions or renewals of, interest accruing on, or fees, costs or expenses incurred with respect to, the Cross-Guaranteed Obligations on or after said date. For purposes of this provision, the outstanding balance of the Notes as of said date of termination shall be deemed to be the amount of the Notes which is used to calculate the aggregate amount of Cross-Guaranteed Obligations on such date and at all times thereafter. This Section 11.1(m) is included as a precaution in the event that notwithstanding the intentions of the parties as expressed in this Agreement and the other Loan Documents, this Cross-Guaranty is determined to be governed by the laws of the Commonwealth of Kentucky. If, in accordance, with this Agreement and the other Loan Documents, this Cross-Guaranty is governed by the laws of the State of Ohio, this Section 11.1(m) shall be disregarded and of no force or effect.

                    (n) In the event any Cross-Guarantor (a “Paying Cross-Guarantor”) shall make any payment or payments under this Cross-Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Cross-Guaranty, each other Cross-Guarantor (each a “Non-Paying Cross-Guarantor”) shall contribute to such Paying Cross-Guarantor an amount equal to such Non-Paying Cross-Guarantor’s “Pro Rata Share” of such payment or payments made, or losses suffered, by such Paying Cross-Guarantor. For purposes of this Section 11.1, each Non-Paying Cross-Guarantor’s “Pro Rata Share” with respect to any such payment or loss by a Paying Cross-Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Cross-Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Cross-Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Cross-Guarantor from a Borrower after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Cross-Guarantors hereunder (including such Paying Cross-Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Cross-Guarantor, the aggregate amount of all monies received by such Cross-Guarantors from a Borrower after the date hereof (whether by loan, capital infusion or by other means). Nothing in this Section 11(n) shall affect any Cross-Guarantor’s several liability for the entire amount of the Cross-Guaranteed Obligations (up to such Cross-Guarantor’s Maximum Liability). Each of the Cross-Guarantors covenants and agrees that its right to receive any contribution under this Cross-Guaranty from a Non-Paying Cross-Guarantor shall be subordinate and junior in right of payment to the payment to Agent and Lenders in full in cash of the Cross-Guaranteed Obligations. This Section 11(n) is for the benefit of both Agent, Lenders and the Cross-Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

                    (o) The liability of each Borrower as a Cross-Guarantor under this Section 11.1 is in addition to and shall be cumulative with all Indebtedness of each Borrower to Agent and Lenders under this Agreement and the other Loan Documents to which such Borrower is a party or in respect of any liabilities of the other Borrowers, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

ARTICLE 12
PROVISIONS OF GENERAL APPLICATION

          Section 12.1 Term of Agreement. This Agreement shall continue in full force and effect and the duties, covenants and liabilities of Borrowers hereunder and all the terms, conditions and provisions hereof relating thereto shall continue to be fully operative until the later to occur of (a) all Obligations to Agent and each Lender having been paid, performed and satisfied in full (exclusive of any contingent obligations for indemnification or reimbursement for which Agent has not then given notice of a claim thereof against Borrowers) and (b) the termination of the Commitments.

          Section 12.2 Notices.

                    (a) All notices and other communications pursuant to this Agreement shall be in writing except as expressly provided otherwise in this Agreement and shall, except as expressly provided otherwise in Section 12.2(c), be delivered by certified mail, return receipt requested, regularly scheduled overnight delivery service, telecopy or hand-delivery, addressed as follows:

(i)	If to Borrowers, at:

Industrial Services of America, Inc.
7100 Grade Lane
Louisville, Kentucky 40213
Attn: Mr. Alan Schroering, Chief Financial Officer
Fax Number: (502) 515-1700

And to Borrowers’ counsel (“Borrowers’ Counsel”):

Stites & Harbison PLLC
400 W. Market Street, Suite 1800
Louisville, Kentucky 40202-3352
Attn: Davie E. Saffer, Esq.
Fax Number: (502) 779-8234

(ii)	If to Agent, at:

Fifth Third Bank, as Agent
38 Fountain Square Plaza
MD#10AT63
Cincinnati, Ohio 45263
Attn: David G. Fuller and Anne B. Kelly, Vice President
Fax Number: (513) 534-8400

(iii)	If to a Lender, at such address set forth on Schedule 1.1;

or to such other addresses or by way of such other fax numbers as any party hereto shall have designated in a written notice to the other parties hereto; provided, that (A) notice given to Borrowers’ Counsel is not deemed notice to Borrowers and (B) Agent’s or any Lender’s failure to deliver any notice to Borrowers’ Counsel will not affect the validity or effectiveness of any notice or notification given to Borrowers.

                    (b) Except as otherwise expressly provided herein, any notice or other communication pursuant to this Agreement or any other Loan Document shall be deemed to have been duly given or made and to have become effective (i) when delivered in hand to the party to which it is directed, or (ii) if sent by regularly scheduled overnight delivery service or by telecopy, when received by the addressee; or (iii) if sent by certified mail, return receipt requested, on the third (3rd) Business Day following the date of mailing, whichever of (i), (ii) or (iii) shall be the earliest.

                    (c) Agent may, in its discretion, elect, from time to time, to receive certain routine information, including reports, otherwise required by the terms of this Agreement or the other Loan Documents (“Reports”) from Borrowers via electronic mail transmission (“e-mail”). Agent will designate from time to time its e-mail address to Borrowers (the “Agent email Address”). All e-mail transmissions of Reports from a Borrower shall contain the information as specified in this Agreement, shall be formatted or displayed in a manner and order substantially similar to that shown in this Agreement or otherwise required by Agent and shall conform to the specifications described in this Agreement. Borrowers will be solely responsible for the confidentiality of the contents of e-mail transmissions during transmission to the Agent E-mail Address, as Borrowers acknowledge that none of Agent or any Lender is responsible for any compromise of data transmitted across public computer networks or telecommunications facilities, including the Internet. Borrowers will be responsible for the accuracy of all information provided to Agent via e-mail transmission to the Agent E-mail Address, and any information so received by Agent will be deemed to have been submitted by and received from Borrowers. In the event of a failure of the transmission of the Reports, it is the responsibility of Borrowers to transmit the contents of any pending transmission to Agent using an alternative method which is timely and in accordance with this Agreement. Borrowers agree that, by sending Agent the Reports via e-mail transmission, Borrowers are certifying the truthfulness and accuracy of the Reports submitted each and every time a Borrower sends Agent the Reports. Borrowers further agree that, on each occasion when a Borrower sends Agent e-mail transmissions containing Reports, Borrowers are warranting and representing to Agent the truthfulness and accuracy of the representations and warranties relevant to that Report set forth in the relevant Loan Document. Borrowers consent to and represent that it is each Borrower’s intent that, by a Borrower’s insertion of a Borrower’s name in the subject line of the transmitting e-mail, or on the Reports (including the header and/or the certification line), Borrowers intend such to constitute a legally binding and enforceable signature of a Borrower, and in all aspects the legal equivalent of a Borrower’s handwritten signature.

          Section 12.3 Survival of Representations. All representations and warranties made by or on behalf of a Borrower in this Agreement or any of the other Loan Documents shall be deemed to have been relied upon by Agent, each Lender and LC Issuer notwithstanding any investigation made by Agent, any Lender and LC Issuer and shall survive the execution and delivery of the Loan Documents and the making of each of the Loans.

          Section 12.4 Amendment, Waivers and Consents.

                    (a) Subject to the provisions of this Section 12.4, no amendment, waiver or modification of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by a Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Requisite Lenders (or Agent with the consent in writing of the Requisite Lenders) and Borrowers and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Notwithstanding the foregoing, no such amendment, waiver or other modification with respect to this Agreement or any other Loan Document shall, without the consent of all Lenders (other than a Defaulting Lender):

                              (i) increase the Term Loan Commitment;

                              (ii) reduce the rate (other than as expressly provided with respect to a change in Applicable Daily LIBOR Rate Margin, Applicable LIBOR Tranche Rate Margin or Applicable Prime Rate Margin or the imposition of the Default Rate) or extend the time of payment of interest or fees payable to Lenders pursuant to any Loan Document;

                              (iii) (A) postpone any regularly scheduled payment of principal of any Loan or (B) reduce or forgive all or any portion of the principal amount of any Loan or other Obligation (other than a Rate Management Obligation or a Bank Product Obligation);

                              (iv) extend the final maturity of any Loan to a date after the Stated Termination Date;

                              (v) amend Sections 2.8(b)(ii) or 4.2;

                              (vi) amend this Section 12.4(a), the definition of Requisite Lenders or any provision of this Agreement which requires consent or action of all Lenders for action thereunder;

                              (vii) increase the Receivables Advance Rate, the Inventory Advance Rate, or the Inventory sublimit stated, in each case, to be the maximum thereof in the definition of “Advance Rate” or “Borrowing Base” on the Closing Date exclusive of any increase which, in any instance, may result from a Permitted Overadvance);

                              (viii) permit the assignment or transfer by any Borrower of its rights and obligations under this Agreement and the other Loan Documents; or

                              (ix) except as provided in Section 10.4 or any Security Document, release all or substantially all of the Collateral.

Notwithstanding anything to the contrary in this Section 12.4(a), Agent will have the right, in its discretion and without the consent of any Lender, to make Overadvances from time to time on behalf of all of Lenders so long as each Overadvance is not for a period longer than 60 days and all Overadvances outstanding as of any date do not exceed an amount equal to $3,000,000 in the aggregate (Overadvances meeting those conditions being, “Permitted Overadvances”); provided that the Requisite Lenders may at any time revoke Agent’s authorization contained in this Section 12.4(a) to make Overadvances, any such revocation to be in writing and to become effective prospectively upon Agent’s receipt thereof. No amendment of any provision of this Agreement relating to Agent shall be effective without the written consent of Agent. No amendment of any provision of this Agreement relating to LC Issuer shall be effective without the written consent of LC Issuer. No amendment of the amount of any Lender’s Commitment shall be effective without the written consent of such Lender. In each case above, the required consent of all or any of the Lenders shall be exclusive of a Defaulting Lender. Notwithstanding anything to the contrary contained in this Section 12.4(a), for purposes of this Section 12.4, a waiver, amendment, supplement, or modification of a Rate Management Agreement or an agreement or instrument pertaining to any Bank Product Obligations, if between a Borrower and any Lender, will only be done with the consent of such Borrower and the Lender party thereto notwithstanding that such Rate Management Agreement or agreement or instrument pertaining to any Bank Product Obligations is a Loan Document. Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (I) each Lender acknowledges that the provisions of Section 1126(c) of The Bankruptcy Code of 1978, as amended, 11 U.S.C. § 101 et seq., as amended, supersedes the unanimous consent provisions set forth herein and (II) the Requisite Lenders may consent to allow Borrowers or any of their Subsidiaries to use cash collateral in the context of a Bankruptcy Case.

                    (b) If (i) Agent requests a Lender’s written consent to any proposed waiver (including any waiver of any Event of Default), amendment, supplement or modification of this Agreement or any of the other Loan Documents pursuant to Section 12.4(a) or for any other matter relating to the Obligations or any of the Loan Documents and (ii) such Lender does not notify Agent of such Lender’s refusal to grant the consent requested by Agent within 10 Business Days after receipt of Agent’s request for such Lender’s consent, then such Lender’s consent will be treated as having been granted unless such amendment, supplement or modification would require the consent of all Lenders, and Agent and the other Lenders will thereafter be permitted to take the actions described in the request for consent as though such Lender had affirmatively consented to the requested actions.

                    (c) If (i) Agent requests a Lender’s written consent to any proposed waiver (including any waiver of any Event of Default), amendment, supplement or modification of this Agreement or any of the other Loan Documents pursuant to Section 12.4(a) or for any other matter relating to the Obligations or any of the Loan Documents and (ii) such Lender refuses to give its consent, Agent, at its option, may, at any time within forty five 45 days after such Lender notifies Agent of Lender’s refusal to grant the requested consent, acquire on notice to the applicable Lender (a “Buy-Out Notice”) all, but not less than all, of that Lender’s Pro Rata Share of the Loans by paying to that Lender an amount equal to the unpaid principal balance of the Loans held by that Lender plus all accrued interest and fees (exclusive of any prepayment fee) then due to such Lender as set forth in this Agreement. From and after the date on which Agent delivers a Buy-Out Notice to the Lender, (A) Agent shall be irrevocably obligated to purchase such Lender’s Loans, Letter of Credit participations and Commitments within such 45-day period as provided in this Section 12.4(c) and the terms of the applicable Assignment and Acceptance executed in connection therewith and (B) Agent and other Lenders may amend, modify, and supplement the Loan Documents or waive any of the provisions of the Loan Documents (including any Event of Default), or all of the foregoing, as though the non-consenting Lender had, in fact, affirmatively consented to the requested actions.

          Section 12.5 Costs, Expenses, Taxes and Indemnification.

                    (a) Borrowers, jointly, severally, absolutely, irrevocably and unconditionally hereby agree to pay to Agent, for the respective account of Agent, each Lender and LC Issuer, upon demand by Agent, any Lender or LC Issuer at any time and as often as the occasion therefor may require, whether or not all or any of the transactions contemplated by any of the Loan Documents are ultimately consummated: (i) all reasonable out-of-pocket costs and expenses which shall at any time be incurred or sustained by Agent or any of its directors, officers, employees or agents as a consequence of, on account of, in relation to or any way in connection with the preparation, negotiation, execution, delivery, and performance of the Loan Documents and the perfection and continuation of the rights of Lenders, LC Issuer and Agent in connection with the Loans, as well as the on-going administration of the Loans, any transactions contemplated hereby or consummated hereunder, and the preparation, negotiation, execution, or delivery or in connection with the amendment or modification of any of the Loan Documents or as a consequence of, on account of, in relation to or any way in connection with the granting by Agent, any Lender or LC Issuer of any consents, approvals or waivers under any of the Loan Documents, including Attorneys’ Fees and disbursements and (ii) all reasonable out-of-pocket costs and expenses which shall be incurred or sustained by Agent, any Lender or LC Issuer or any of their directors, officers, employees or agents as a consequence of, on account of, in relation to or any way in connection with the exercise, protection or enforcement (whether or not suit is instituted) of any of its rights, remedies, powers or privileges under any of the Loan Documents after the occurrence of an Event of Default or in connection with any litigation, proceeding or dispute in any respect related to any of the relationships under, or any of the Loan Documents (including all of the reasonable fees and disbursements of consultants, legal advisers, accountants, experts and agents for Agent, any Lender or LC Issuer, the reasonable travel and living expenses away from home of employees, consultants, experts or agents of Agent, any Lender or LC Issuer, and the reasonable fees of agents, consultants and experts not in the full-time employ of Agent, any Lender or LC Issuer for services rendered on behalf of Agent, any Lender or LC Issuer), provided that Borrowers will not be obligated to reimburse Agent, a Lender or LC Issuer for any such cost or expense to the extent such cost or expense results from a breach by Agent, a Lender or LC Issuer of their respective express obligations under this Agreement or the gross negligence, bad faith, or willful misconduct of Agent, a Lender or LC Issuer. Notwithstanding anything to the contrary in this Section 12.5, in connection with each field examination or verification by Agent of any of the Loan Collateral or Borrowers conducted after the Closing Date, Borrowers will pay to Agent either: (i) a fee at the then current rate (currently $850.00) per day (based on an 8 hour day plus reasonable out-of-pocket expenses incurred, including travel, lodging and meals) per auditor or field examiner for the services of Agent’s auditors and field examiners or (ii) the out-of-pocket fees, costs and expenses paid to third party auditors which conduct the field examination or verification; however, unless an Event of Default has occurred, Agent shall not seek reimbursement from Borrowers for more than a total of two periodic, repeat audits (i.e., exclusive of any new business audit) undertaken by Lender’s auditors or field examiners of Borrower (including of the Loan Collateral) during (A) the period commencing on the Closing Date through, and including, the first anniversary of the Closing Date or (B) each twelve-month period commencing after the first anniversary of the Closing Date.

                    (b) Each Borrower jointly, severally, absolutely, irrevocably and unconditionally agrees to and does hereby indemnify and hold the Agent, each Lender and LC Issuer harmless from and against any and all claims, demands, suits, actions, causes of action, damages, losses, settlement payments, obligations, costs, expenses and all other liabilities whatsoever, INCLUDING, WITHOUT LIMITATION, AS A RESULT OF AGENT’S, ANY LENDER’S, OR LC ISSUER’S OWN NEGLIGENCE (collectively, “Indemnified Liabilities”), which shall at any time or times be incurred or sustained by the Agent, any Lender or LC Issuer or by any of their shareholders, directors, officers, employees, Subsidiaries, Affiliates or agents on account or in relation to, or in any way in connection with, any of the arrangements or transactions contemplated by, associated with, arising out of, or ancillary to this Agreement or any of the other Loan Documents or the Loan Collateral, whether or not all or any of the transactions contemplated by, associated with or ancillary to this Agreement or any of such Loan Documents are ultimately consummated; provided, however, that Borrowers will not be obligated to indemnify any indemnified party in accordance with this Section 12.5(b) to the extent such Indemnified Liabilities resulted from a breach by such indemnified party of its express obligations under this Agreement, or the gross negligence or willful misconduct of such indemnified party. NOTICE IS HEREBY GIVEN THAT THIS AGREEMENT CONTAINS INDEMNIFICATION PROVISIONS IN THIS SECTION 12.5(b) THAT APPLY TO, AND BORROWERS HEREBY ACKNOWLEDGE AND AGREE THAT THE FOREGOING INDEMNITY SHALL BE APPLICABLE TO, ANY INDEMNIFIED LIABILITIES (AS DEFINED IN THIS SECTION 12.5(b)) THAT HAVE RESULTED FROM OR ARE ALLEGED TO HAVE RESULTED FROM THE ACTIVE OR PASSIVE OR THE SOLE, JOINT OR CONCURRENT ORDINARY NEGLIGENCE OF AGENT, LC ISSUER OR ANY LENDER OR ANY OTHER INDEMNIFIED PARTY UNDER THIS SECTION 12.5(b).

                    (c) Each Borrower hereby covenants and agrees that any sums expended by Agent, any Lender and LC Issuer for which Agent, any Lender or LC Issuer is entitled to be reimbursed pursuant to this Section 12.5 shall be due and payable (i) absent the existence of an Event of Default, within three (3) Business Days after request for payment by Agent, any Lender or LC Issuer or (ii) during the existence of an Event of Default, upon the demand of Agent, any Lender or LC Issuer, and any such sums shall bear interest at the Default Rate from the date such payment is due until the date such payment is made in full to Agent, such Lender or LC Issuer.

          Section 12.6 Confidentiality. Each Agent and Lender agrees that it will not disclose without the prior consent of Borrowers (other than to Agent’s or a Lender’s employees, auditors, advisors, consultants, Affiliates and counsel or to another Lender if the disclosing Lender or such disclosing Lender’s holding or ISA company in its good faith judgment determines that any such party should have access to such information) any information with respect to any Borrower or any of its Subsidiaries to the extent and in the manner such information is kept confidential in accordance with Agent’s or a Lender’s privacy policies and procedures with respect to its customers generally or as mandated by applicable law, provided that Agent and any Lender may disclose any such information (a) as has become generally available to the public, (b) as may be required or appropriate in any report, statement or testimony submitted to or examination conducted by any Governmental Authority having or claiming to have jurisdiction over Agent or such Lender, (c) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, (d) in order to comply with any requirement of applicable law, (e) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender, provided that each such prospective or actual transferee or participant agrees to be bound by the confidentiality provisions contained in this Section 12.6, (f) to other financial institutions or investment funds with respect to which Agent or the respective Lender has a contractual relationship in accordance with Agent’s or such Lender’s regular banking procedures, provided that each such other financial institution or investment fund agrees to be bound by the confidentiality provisions contained in this Section 12.6, (g) to any nationally recognized rating agency that requires access to information regarding Agent’s or the respective Lender’s investment portfolio in connection with such rating agency’s issuance of ratings with respect to Agent or such Lender, provided that Agent and such Lender advises such rating agency of the confidential nature of such information, (h) to respond to routine informational requests in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The Robert Morris Associates (or any successor thereto) or other applicable industry standards relating to the exchange of credit information, (i) as may be required or appropriate in connection with protecting, preserving, exercising or enforcing (or planning to exercise or enforce) any of its rights in, under or related to the Loan Collateral or the Loan Documents, and (j) as expressly permitted by this Agreement, including under Sections 12.2(c), 12.7(c) or 12.8(d).

          Section 12.7 Binding Effect; Assignments.

                    (a) The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of Borrowers, Agent, Lenders and LC Issuer and their respective successors and assigns permitted hereby, except that (i) no Borrower shall have the right to assign its rights or obligations under the Loan Documents without the prior written consent of Agent, each Lender and LC Issuer, (ii) any assignment by any Lender must be made in compliance with Section 12.7(b), and (iii) any transfer by participation must be made in compliance with Section 12.8. Any attempted assignment or transfer by any party not made in compliance with this Section 12.7 shall be null and void, unless such attempted assignment or transfer is treated as participation in accordance with Section 12.8. The parties to this Agreement acknowledge that Section 12.7(b) relates only to absolute assignments and this Section 12.7 does not prohibit assignments creating security interests, including (A) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (B) in the case of a Lender which is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.7(b)(iii). Agent may treat the Person which made any Loan (or participation in Letters of Credit) or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.7(b)(iii); provided, however, that Agent may in its good faith discretion (but shall not be required to) follow instructions from the Person which made any Loan (or participation in Letters of Credit) or which holds any

Note to direct payments relating to such Loan (or participation in Letters of Credit) or Note to another Person. Any assignee of the rights to any Loan (or participation in Letters of Credit) or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (or participation in Letters of Credit), whether or not a Note has been issued in evidence thereof, shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan (or participation in Letters of Credit).

                    (b) (i) Any Lender may at any time assign to one or more banks, financial institutions, or other Persons (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit J (an “Assignment and Assumption Agreement”). Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender shall either be in an amount equal to the entire applicable Commitment and Loans and participations in Letters of Credit of the assigning Lender or (unless Agent otherwise consents) be in an aggregate amount not less than $5,000,000. Each assignment shall be on a constant and not varying ratable percentage of the assigning Lender’s rights and obligations assigned under this Agreement, and each assignment by a Lender of Loans or Commitments shall be made only if, after giving effect thereto, such Lender continues to hold an equal ratable percentage of each class of all Loans and Commitments under this Agreement. The amount of the assignment shall be based on the Commitment or outstanding Loans and participations in Letters of Credit (if the Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the assignment.

                    (ii) The consent of Borrowers shall be required prior to an assignment becoming effective unless (A) the Purchaser is a Lender or an Affiliate of a Lender, (B) a Default has occurred and is continuing or (C) the assignment is being made in connection with a request by Borrower to provide additional financing (either by an increase to the Revolving Commitment or additional term loans) beyond those included in the Loan Documents on or about July 30, 2010. The consent of Agent shall be required prior to an assignment becoming effective unless the Purchaser is a Lender or an Affiliate of a Lender. The consent of LC Issuer shall be required prior to an assignment of a Revolving Commitment becoming effective unless the Purchaser is a Lender with a Revolving Commitment. Any consent required under this clause (ii) shall not be unreasonably withheld or delayed.

                              (iii) Upon (A) delivery to Agent of a duly executed Assignment and Assumption Agreement, together with any consents required by this Section, and (B) payment of a $3,500 fee to Agent for processing such assignment (unless such fee is waived by Agent), such Assignment and Assumption Agreement shall become effective on the effective date specified by Agent in such Assignment and Assumption Agreement. The Assignment and Assumption Agreement shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loans or participations in Letters of Credit under the applicable Assignment and Assumption Agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such Assignment and Assumption Agreement, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Commitment and Loans and participations in Letters of Credit assigned to such Purchaser without any further consent or action by Borrowers, Lenders or Agent. In the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.7 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.8. Upon the consummation of any assignment to a Purchaser pursuant to this clause (iii), the transferor Lender, Agent and Borrowers shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

                              (iv) Agent shall maintain at one of its offices in the U.S. a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of Lenders, and the Commitments of, and principal amounts of the Loans and participations in Letters of Credit owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrowers, Agent and Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

                    (c) Subject to Section 12.6 (including compliance with the proviso set forth in clause (e) thereof), Borrowers hereby authorize Agent and each Lender to disclose to any Purchaser and any prospective Purchaser any and all financial information in Agent’s or such Lender’s possession concerning Borrowers or any of their Subsidiaries which has been delivered to Agent or such Lender by a Borrower pursuant to the Loan Documents or in connection with Agent’s or such Lender’s credit evaluation of Borrowers and their Subsidiaries or which has been obtained independently by Agent or such Lender in its credit evaluation or audit of Borrowers and their Subsidiaries.

          Section 12.8 Participations.

                    (a) Any Lender may at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loans (or participations in Letters of Credit) of such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Loans (and participations in Letters of Credit) and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by Borrowers under this Agreement shall be determined as if such Lender had not sold such participating interests, and Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

                    (b) Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loans (or participations in Letters of Credit) in which such Participant has an interest which would require consent of all Lenders pursuant to the terms of Section 12.4 or of any other Loan Document.

                    (c) Borrowers agree that each Participant shall be deemed to have the right of setoff provided in Section 9.5 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that, each Lender shall retain the right of setoff provided in Section 9.5 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 9.5, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 10.6 as if each Participant were a Lender.

                    (d) Subject to Section 12.6 (including compliance with the proviso set forth in clause (e) thereof), Borrowers hereby authorize each Lender granting a participation to disclose to any Participant any and all financial information in such Lender’s possession concerning any Borrower or any of its Subsidiaries which has been delivered to such Lender by a Borrower pursuant to the Loan Documents or in connection with such Lender’s credit evaluation of Borrowers and their Subsidiaries or which has been obtained independently by such Lender in its credit evaluation or audit of Borrowers and their Subsidiaries.

          Section 12.9 Governing Law; Jurisdiction and Venue.

                    (a) THIS AGREEMENT HAS BEEN DELIVERED AND ACCEPTED AT AND SHALL BE DEEMED TO HAVE BEEN MADE AT CINCINNATI, OHIO. THIS AGREEMENT SHALL BE DEEMED

TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF OHIO (WITHOUT REFERENCE TO OHIO CONFLICTS OF LAW PRINCIPLES) EXCEPT TO THE EXTENT OF THE APPLICATION OF OTHER LAWS OF MANDATORY APPLICATION.

                    (b) AS A SPECIFICALLY BARGAINED INDUCEMENT FOR AGENT AND THE LENDERS TO ENTER INTO THIS AGREEMENT AND EXTEND CREDIT TO BORROWERS, BORROWERS AGREE THAT ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS AGREEMENT, ITS VALIDITY OR PERFORMANCE, AND WITHOUT LIMITATION ON THE ABILITY OF AGENT OR THE LENDERS, THEIR SUCCESSORS AND ASSIGNS, TO EXERCISE ALL RIGHTS AS TO THE LOAN COLLATERAL AND TO INITIATE AND PROSECUTE IN ANY APPLICABLE JURISDICTION ACTIONS RELATED TO REPAYMENT OF THE OBLIGATIONS, SHALL BE INITIATED AND PROSECUTED AS TO ALL PARTIES AND THEIR SUCCESSORS AND ASSIGNS AT CINCINNATI, OHIO. BORROWERS, AGENT AND EACH OF THE LENDERS EACH CONSENTS TO AND SUBMITS TO THE EXERCISE OF JURISDICTION OVER ITS PERSON BY ANY COURT SITUATED AT CINCINNATI, OHIO HAVING JURISDICTION OVER THE SUBJECT MATTER, AND CONSENTS THAT ALL SERVICE OF PROCESS BE MADE BY CERTIFIED MAIL DIRECTED TO BORROWERS, AGENT AND THE LENDERS AT THEIR RESPECTIVE ADDRESSES SET FORTH IN SECTION 12.2 OR AS OTHERWISE PROVIDED UNDER THE LAWS OF THE STATE OF OHIO. EACH BORROWER HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER, AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT.

          Section 12.10 WAIVER OF JURY TRIAL. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR AGENT AND LENDERS TO ENTER INTO THIS AGREEMENT AND EXTEND CREDIT TO BORROWERS, BORROWERS, AGENT, AND LENDERS EACH WAIVES TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS OR THE CONDUCT OF THE RELATIONSHIP BETWEEN OR AMONG AGENT, LENDERS AND BORROWERS.

          Section 12.11 Waivers. Except to the extent of any notice expressly provided elsewhere in this Agreement or any other Loan Document, each Borrower hereby waives notice of nonpayment, demand, notice of demand, notice of intention to accelerate and notice of acceleration, presentment, protest and notice of protest with respect to the Obligations, or notice of acceptance hereof, notice of the Loans made, credit extended, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein. No Borrower shall assert, and each Borrower, for itself and all of its Subsidiaries, hereby waives, any claim against Agent or any Lender on any theory of liability for consequential, special, indirect or punitive damages.

          Section 12.12 Interpretation and Proof of Loan Documents. Whenever possible, the provisions of each Loan Document will be construed in such a manner as to be consistent with this Agreement and each other Loan Document. If any of the provisions of any Loan Document are inconsistent with this Agreement, such provisions of this Agreement will supersede such provisions of such Loan Document. This Agreement, the Loan Documents and all documents relating hereto, including (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by Agent, any Lender or LC Issuer at the closing or otherwise, and (c) financial statements, certificates and other information previously or hereafter furnished to Agent, any Lender or LC Issuer, may be reproduced by Agent, such Lender or LC Issuer by an photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and Agent, such Lender or LC Issuer may destroy any original document (other than any Note) so reproduced. Borrowers agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by Agent, such Lender or LC Issuer in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

          Section 12.13 Entire Agreement; Integration of Schedules and Exhibits. This Agreement and the other Loan Documents embody the entire agreement and understanding among Borrowers, Agent and Lenders relating to the subject matter hereof and thereof, and supersede all prior agreements and understandings, oral or written, among

Borrowers, Agent and Lenders relating to the subject matter thereof. The Exhibits and Schedules annexed to this Agreement are an integral part of this Agreement and are incorporated herein by reference.

          Section 12.14 Headings. The headings of the Articles, Sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

          Section 12.15 Counterparts. This Agreement may be executed in any number of counterparts, but all of such counterparts shall together constitute but one agreement. In making proof of this Agreement, it shall not be necessary to, produce or account for more than one counterpart hereof signed by each of the parties hereto. Any documents may be delivered by, or on behalf of, a Borrower, a Lender, LC Issuer, and Agent by fax transmission or other electronic delivery of an image file reflecting the execution hereof, and, if so signed: (i) may be relied on by each of them as if the document were a manually signed original and (ii) will be binding on each of them for all purposes of the Loan Documents.

          Section 12.16 Severability. Any provision of this Agreement which is prohibited and unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

          Section 12.17 Application of Payments; Revival of Obligations. Agent shall have the continuing right to apply or reverse and reapply any payments to any portion of the Obligations. To the extent any Person makes a payment or payments to Agent or Agent or any Lender receives any payment or proceeds of the Loan Collateral or any other security for any Borrower’s benefit, which payment(s) or proceeds or any part thereof are subsequently voided, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Insolvency Law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations or part thereof intended to be satisfied shall be revived and shall continue in full force and effect, as if such payment or proceeds had not been received by Agent or any Lender.

          Section 12.18 No Recourse. The obligations of each of Agent and Lenders under this Agreement are solely the corporate obligations of Agent and Lenders. No recourse shall be had for the payment of any amount owing in respect to this Agreement or the other Loan Documents, or for the payment of any fee hereunder or for any other obligation or claim arising out of or based upon this Agreement or the other Loan Documents against any stockholder, employee, officer, or director of Agent or any Lender.

          Section 12.19 Cumulative Remedies. The remedies provided in this Agreement and the other Loan Documents are cumulative and not exclusive of any remedies provided by law. Exercise of one or more remedy(ies) by Agent or Lenders does not require that all or any other remedy(ies) be exercised and does not preclude later exercise of the same remedy. If there is any conflict, ambiguity, or inconsistency, in Agent’s judgment, between the terms of this Agreement, any of the other Loan Documents, then the applicable terms and provisions, in Agent’s judgment, providing Agent and Lenders with greater rights, remedies, powers, privileges, or benefits will control.

          Section 12.20 PATRIOT ACT NOTICE. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify, and record information that identifies each party who opens an account. Agent will ask each party to a financial transaction their name, address and other information that will allow Agent to identify such party. Agent may also ask to see other documents that substantiate a party’s identity.

[Signature Page Follows]

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by or on behalf of each of the parties as of the date first above written in Cincinnati, Ohio.

INDUSTRIAL SERVICES OF AMERICA, INC.

By:	/s/ Harry Kletter

Harry Kletter, Chief Executive Officer

ISA INDIANA, INC.

By:	/s/ Harry Kletter

Harry Kletter, Chief Executive Officer

FIFTH THIRD BANK, as Agent

By:	/s/ Anne B. Kelly

Anne B. Kelly, Vice President

FIFTH THIRD BANK, as Lender

By:	/s/ Anne B. Kelly

Anne B. Kelly, Vice President

FIFTH THIRD BANK, as LC Issuer

By:	/s/ Anne B. Kelly

Anne B. Kelly, Vice President